                                                                     Exhibit 2.2

                                                                  EXECUTION COPY


                                ROLLUP AGREEMENT


                                      among


                                  [LOCAL FIRM],


                  PRICEWATERHOUSECOOPERS INTERNATIONAL LIMITED,


                               PwC CONSULTING SCA


                                       and


                             THE NONCOMPETE PARTIES


                           Dated as of April 11, 2002

                                ROLLUP AGREEMENT

                                TABLE OF CONTENTS

                                                                             Page
                                    ARTICLE I

                                   Definitions

SECTION 1.1.  Definitions ..................................................   2

                                   ARTICLE II

                         Local Transaction and Exchange

SECTION 2.1.  Local Transaction and Transfer of the Consulting Business ...   24
SECTION 2.2.  Transfer of Sub Shares and Issuance of LuxCo Shares .........   26
SECTION 2.3.  Modifications ...............................................   28

                                   ARTICLE III

                                    Closings

SECTION 3.1.  Closings ....................................................   30
SECTION 3.2.  Net Book Value Adjustment ...................................   31

                                   ARTICLE IV

                    Conditions to Escrow Closing and Closing

SECTION 4.1.  Conditions to LuxCo's Obligation to Consummate the Escrow ...   33
SECTION 4.2.  Conditions to the Territory's Obligation to Consummate
                the Closing ...............................................   36
SECTION 4.3.  Condition to Delivery of the Escrow Release on the Closing
                Date ......................................................   37
SECTION 4.4.  Frustration of Closing Conditions ...........................   37

                                    ARTICLE V

                 Representations and Warranties of the Territory

SECTION 5.1.  Organization, Standing and Authority ........................   38
SECTION 5.2.  No Violation; Consents and Approvals ........................   39
SECTION 5.3.  Financial Statements ........................................   40
SECTION 5.4.  Absence of Changes or Events ................................   40
SECTION 5.5.  Taxes .......................................................   40
SECTION 5.6.  Title to Assets .............................................   41
SECTION 5.7.  Contracts ...................................................   42
SECTION 5.8.  Litigation ..................................................   44
SECTION 5.9.  Employee and Related Matters ................................   45
SECTION 5.10.  Compliance with Laws .......................................   46
SECTION 5.11.  Labor Matters ..............................................   47
SECTION 5.12.  Intellectual Property, etc .................................   47
SECTION 5.13.  Brokers ....................................................   48
SECTION 5.14.  Voting Requirements ........................................   48
SECTION 5.15.  Validity of Sub Shares .....................................   48
SECTION 5.16.  Noncompete Parties .........................................   48
SECTION 5.17.  Private Placement ..........................................   49

                                   ARTICLE VI

                Representations and Warranties of LuxCo and PwCIL

SECTION 6.1.  Organization, Standing and Authority ........................   49
SECTION 6.2.  No Violation; Consents and Approvals ........................   50
SECTION 6.3.  Validity of LuxCo Shares ....................................   51
SECTION 6.4.  Other Rollup Agreements .....................................   51
SECTION 6.5.  U.S. Income Tax Status ......................................   51

                                   ARTICLE VII

                       Covenants of the Territory and Sub

SECTION 7.1.  Access ......................................................   51
SECTION 7.2.  Ordinary Conduct ............................................   52
SECTION 7.3.  Confidentiality .............................................   53
SECTION 7.4.  Preparation of Local Partner Information Memorandum and
               Statement; Partner Vote ....................................   53
SECTION 7.5.  No Solicitation by the Territory ............................   55

SECTION 7.6.  Expenses ....................................................   56
SECTION 7.7.  Implementation of Financial Controls ........................   57
SECTION 7.8.  Redemption of Paid-in-Capital and Memorandum Accounts .......   57
SECTION 7.9.  Compliance with No-Action Letter ............................   57
SECTION 7.10.  Acquired Assets Schedules ..................................   58
SECTION 7.11.  Special Provisions in the Event of Failure to Consummate the
                 Closing...................................................   58
SECTION 7.12.  Covered Persons ............................................   59
SECTION 7.13.  Use of PricewaterhouseCoopers Name .........................   61
SECTION 7.14.  Delivery of Financial Statements ...........................   62
SECTION 7.15.  Power of Attorney ..........................................   63
SECTION 7.16.  Funding of Consulting Partner Benefit Plans ................   63
SECTION 7.17.  Right of First Offer .......................................   64

                                  ARTICLE VIII

                          Covenants of LuxCo and PwCIL

SECTION 8.1.  Performance of Obligations by LuxCo After Closing Date ......   64
SECTION 8.2.  Amendment of LuxCo and BermudaCo Constitutive Documents .....   64
SECTION 8.3.  Access ......................................................   65
SECTION 8.4.  U.S. Income Tax Status ......................................   65
SECTION 8.5.  Compliance with No-Action Letter ............................   65
SECTION 8.6.  Replacement of Guarantees ...................................   66
SECTION 8.7.  Confidentiality .............................................   66
SECTION 8.8.  Compensation Matters ........................................   66
SECTION 8.9.  International Partner Approval ..............................   66

                                   ARTICLE IX

                                Mutual Covenants

SECTION 9.1.  Consents ....................................................   66
SECTION 9.2.  Publicity ...................................................   67
SECTION 9.3.  Reasonable Best Efforts .....................................   68
SECTION 9.4.  Regulatory Matters ..........................................   68
SECTION 9.5.  Intercompany Arrangements ...................................   68
SECTION 9.6.  Further Assurances ..........................................   69
SECTION 9.7.  Other Transaction Agreements ................................   69
SECTION 9.8.  Tax Matters .................................................   69
SECTION 9.9.  Accounts ....................................................   71
SECTION 9.10.  Real Estate Matters ........................................   72

SECTION 9.11.  Intellectual Property Matters ..............................   74
SECTION 9.12.  Insurance Policies and Claims Administration ...............   75
SECTION 9.13.  Client Contracts ...........................................   80

                                    ARTICLE X

                                 Noncompetition

SECTION 10.1.  Non-Competition ............................................   81
SECTION 10.2.  Additional Considerations and Agreements ...................   82
SECTION 10.3.  Termination of Article X ...................................   83
SECTION 10.4.  Miscellaneous ..............................................   83
SECTION 10.5.  Amendments and Waivers .....................................   84
SECTION 10.6.  Dispute ....................................................   84
SECTION 10.7.  The Arbitrator .............................................   84
SECTION 10.8.  The Arbitration Proceeding .................................   86

                                   ARTICLE XI

                                 Indemnification

SECTION 11.1.  Indemnification by the Territory ...........................   88
SECTION 11.2.  Indemnification and Contribution by LuxCo ..................   89
SECTION 11.3.  Losses Net of Insurance and on an After-Tax Basis ..........   90
SECTION 11.4.  Termination of Indemnification .............................   91
SECTION 11.5.  Procedures Relating to Third Party and Direct
                 Indemnification Claims....................................   91
SECTION 11.6.  Contribution Among Rollup Territories ......................   93

                                   ARTICLE XII

                                   Termination

SECTION 12.1.  Termination ................................................   94
SECTION 12.2.  Other Transaction Agreements; Material to Be Returned ......   96
SECTION 12.3.  Effect of Termination ......................................   96

                                  ARTICLE XIII

                                  Miscellaneous

SECTION 13.1.  Assignment ................................................    97
SECTION 13.2.  No Third Party Beneficiaries ..............................    97
SECTION 13.3.  Amendments ................................................    97
SECTION 13.4.  Consents and Approvals ....................................    97
SECTION 13.5.  Waivers ...................................................    98
SECTION 13.6.  No Survival of Representations ............................    98
SECTION 13.7.  Notices ...................................................    98
SECTION 13.8.  Exhibits and Schedules; Interpretation ....................    99
SECTION 13.9.  Counterparts ..............................................   100
SECTION 13.10.  Entire Agreement .........................................   100
SECTION 13.11.  Severability .............................................   100
SECTION 13.12.  Consent to Jurisdiction; Reference to Arbitration ........   100
SECTION 13.13.  Governing Law ............................................   103

                                    EXHIBITS

EXHIBIT A                  Local Structure Term Sheet
EXHIBIT B                  Form of Transition Services Agreement
EXHIBIT C-1                Form of Transfer Rights Agreement
EXHIBIT C-2                Form of Redemption and Non-Competition Agreement
EXHIBIT D                  Form of Voting Agreement
EXHIBIT E                  Shareholders Agreement Term Sheet
EXHIBIT F-1                Form of Assignment and Assumption Agreement
EXHIBIT F-2                Form of Sublease Agreement
EXHIBIT F-3                Form of Master License Agreement
EXHIBIT G-1                BermudaCo Structure Term Sheet
EXHIBIT G-2                LuxCo Structure Term Sheet
EXHIBIT H                  Form of No-Action Letter
EXHIBIT I                  Form of Underwriting Agreement
EXHIBIT J                  Form of Local Counsel Opinion
EXHIBIT K                  Form of Employment Arrangements Term Sheet
EXHIBIT L                  Form of Inter-Territory Contribution Agreement

                                    SCHEDULES

Schedule 2.1(a)(i)         Definition of "Leased Real Property"
Schedule 2.1(a)(ii)        Definition of "Acquired Assets"
Schedule 2.1(a)(iii)       Definition of "Acquired Intellectual Property"
Schedule 2.1(a)(iv)        Definition of "Acquired Permits"
Schedule 2.1(a)(v)         Definition of "Global IP Schedule"
Schedule 2.1(b)(ii)        Local Transaction and Transfer of the Consulting Business
Schedule 2.1(c)(i)         Definition of "Excluded Liabilities"
Schedule 2.1(c)(ii)        Definition of "Excluded Liabilities"
Schedule 2.2(c)(iii)       Definition of "Rollup Territory"
Schedule 2.2(b)(ii)        Transfer of Sub Shares and Issuance of LuxCo Shares
Schedule 2.2(c)(i)         Transfer of Sub Shares and Issuance of LuxCo Shares
Schedule 2.2(c)(ii)        Transfer of Sub Shares and Issuance of LuxCo Shares
Schedule 3.2               Net Book Value Adjustment
Schedule 4.1(vii)          Conditions to LuxCo's Obligation to Consummate the Escrow
                             Closing
Schedule 5.3(a)            Financial Statements
Schedule 5.5               Taxes
Schedule 5.6(b)            Title to Assets
Schedule 5.8               Litigation
Schedule 5.9(a)            Employee and Related Matters

Schedule 5.14              Voting Requirements
Schedule 7.7               Implementation of Financial Controls
Schedule 7.12(a)(i)        Definitions of "Consulting Partner" and "Staff Employee"
Schedule 7.13(c)           Use of PricewaterhouseCoopers Name
Schedule 9.5               Intercompany Arrangements
Schedule 9.10              Real Estate Matters
Schedule 10.1(a)           Definition of "Restricted Consulting Services"
Schedule 10.1(b)           Definition of "Substantial Territorial Business Activity"
Schedule 10.1(c)           Definition of "Restricted Consulting Services"

                                    ROLLUP AGREEMENT dated as of April 11, 2002,


                           among [Local Firm], a [jurisdiction] [entity type] [other local entities] (collectively, the "Territory"), PricewaterhouseCoopers International
                           Limited, a private company limited by guarantee, not having a share capital, incorporated under the laws of England and Wales ("PwCIL"), PwC Consulting SCA, a Luxembourg partnership limited by shares (societe en commandite par actions) ("LuxCo") and the other parties set forth on the signature pages hereto (such other parties, the "Noncompete Parties").


         The Territory and LuxCo desire to effect the Local Transaction and the Exchange (each as defined herein) upon the terms and subject to the conditions of this Agreement (as defined herein).

         The governing body of the Territory, by resolution duly adopted, has declared that it deems the Local Transaction and the Exchange to be expedient and in the best interests of the Territory, and deems it advisable and in the best interests of its Partners to consummate, and has approved, the Transaction Agreements (as defined herein) and the transactions contemplated thereby on the terms and conditions set forth in the Transaction Agreements.

         The Manager of LuxCo, by resolution duly adopted, has declared that it deems the Local Transaction and the Exchange to be expedient and in the best interests of LuxCo, and deems it advisable and in the best interests of its general partner and limited shareholders to consummate, and has approved, the Transaction Agreements and the transactions contemplated thereby on the terms and conditions set forth in the Transaction Agreements.

         PwCIL, as part of its general coordinating role for the PricewaterhouseCoopers network of firms, has declared its willingness to assist the participants in completing the Local Transaction and the Exchange.

         Accordingly, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  Definitions

         SECTION 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

         "Accounting Firm" shall have the meaning ascribed to such term in
Section 3.2(a).

         "Acquired A/R" shall mean all receivables constituting the right to receive payments in respect of goods or services arising from (i) the assets taken into account on the balance sheet of the Consulting Business as of December 31, 2001 set forth on Schedule 5.3(a) (including, without limitation, assets such as Contracts to which no value was attributed) and (ii) the assets acquired by the Territory or any of its Subsidiaries since December 31, 2001 which, had they been held by the Territory or any of its Subsidiaries at such date, would have been taken into account on the balance sheet for the Consulting Business as of such date set forth on Schedule 5.3(a) (including, without limitation, assets such as Contracts to which no value would have been attributed).

         "Acquired Assets" shall mean all the right, title and interest of the Territory and its Subsidiaries in, to and under all of the following assets, in each case (i) as in existence as of the Closing Date and (ii) excluding the Excluded Assets and subject to Sections 9.1 and 9.11(c):

         (i) all assets taken into account on the balance sheet for the Consulting Business as of December 31, 2001 set forth on Schedule 5.3(a) (including, without limitation, assets such as Contracts to which no value was attributed);

         (ii) all assets acquired by the Territory or any of its Subsidiaries since December 31, 2001 which, had they been held by the Territory or any of its Subsidiaries at that date, would have been taken into account on the balance sheet for the Consulting Business as of such date set forth on
     Schedule 5.3(a) (including, without limitation, assets such as Contracts to which no value would have been attributed);

         (iii) all assets which the Transition Services Agreement expressly or by implication envisages will be held by LuxCo, Sub or one of their respective Subsidiaries following the Closing Date;

         (iv) the Acquired Intellectual Property;

         (v) the Assigned Contracts, including, without limitation, any rights thereunder and any task order, delivery order, proposal, bid, quote, award or prequalification to bid for any Contract which, if accepted or fulfilled, would constitute an Assigned Contract for purposes of this subparagraph (v);

         (vi) the Acquired A/R;

         (vii) the Acquired Permits;

         (viii) the Leased Real Property (subject to Section 9.10);

         (ix) office and other supplies, including, without limitation, wrappings and supply and packaging items, that are primarily used in the operation or conduct of the Consulting Business, but excluding any which are of a type which the Transition Services Agreement expressly or by implication envisages will be provided or supplied by the Territory or its Subsidiaries to LuxCo, Sub or their respective Subsidiaries following the Closing Date;

         (x) equipment (including, without limitation, vehicles) (i) taken into account on the balance sheet of the Consulting Business as of December 31, 2001 set forth on Schedule 5.3(a) (including, without limitation, assets to which no value was attributed) or (ii) acquired by the Territory or any of its Subsidiaries since December 31, 2001 which, had it been held by the Territory or any of its subsidiaries at such date, would have been taken into account on the balance sheet for the Consulting Business as of such date set forth on Schedule 5.3(a) (including, without limitation, assets to which no value would have been attributed);

         (xi) the Acquired WIP;

         (xii) that portion of all rights, claims and credits to the extent that they relate to the Consulting Business or to any Acquired Asset or any Assumed Liability, including, without limitation, that portion of all rights in and to services and products sold or leased (including, without limitation, products returned after the Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the Consulting Business and that portion of any rights, claims and credits arising under insurance policies (subject to Section 9.12 hereof) and that portion of all guarantees, representations, warranties, indemnities and similar rights in favor of the Territory or any of its Subsidiaries to the extent that they relate to the Consulting Business or to any Acquired Asset or Assumed Liability;

         (xiii) all goodwill generated by or associated with the Consulting Business, including, without limitation, goodwill related to the name

     "PricewaterhouseCoopers Consulting" or any derivative thereof to the extent used in the Consulting Business (but not "PricewaterhouseCoopers");

         (xiv) all books of account, ledgers, general, financial, legal, regulatory, Tax, accounting and personnel records, files, customers' and suppliers' lists, sales and promotional literature, customer and supplier correspondence, manuals, files, data, papers, personnel and employment records and other information, that relate exclusively to, the ownership, operation or conduct of the Consulting Business or any Acquired Asset or Assumed Liability (collectively, the "Books and Records");

         (xv) that portion of all other intangible assets of a type not described in clauses (i) through (xiv) above to the extent they relate to the operation or conduct of the Consulting Business, but excluding that portion of any which are of a type which the Transition Services Agreement expressly or by implication envisages will be provided or supplied by the Territory or its Subsidiaries to LuxCo, Sub or their respective Subsidiaries following the Closing Date; and

         (xvi) the other assets listed on Schedule 2.1(a)(ii).

         "Acquired Intellectual Property" shall mean all right, title and interest of the Territory and its Subsidiaries in, to and under (i) the Intellectual Property listed on the Global IP Schedule which is not noted as "Shared Use", (ii) the Intellectual Property listed on Schedule 2.1(a)(iii) and
(iii) any and all Intellectual Property not listed on the Global IP Schedule but used in the Consulting Business on or prior to the Closing Date which, if such Intellectual Property had been listed on such schedule, would not have been noted thereon as "Shared Use" based on an application of the principles that governed the preparation of the Global IP Schedule.

         "Acquired Permits" shall mean all Permits, other than those Permits listed on Schedule 2.1(a)(iv), which (i) are owned or held by Sub, a Subsidiary of Sub, an entity which is transferred to Sub pursuant to Section 2.1 or any Subsidiary of such entity or (ii) if not so owned or held, are exclusively used in the operation or conduct of the Consulting Business, to the extent such Permits are transferable under applicable law.

         "Acquired WIP" shall mean all work in process or work in progress of the Consulting Business and all work product relating thereto arising from (i) the assets taken into account on the balance sheet of the Consulting Business as of December 31, 2001 set forth on Schedule 5.3(a) (including, without limitation, assets such as Contracts to which no value was attributed) and (ii) the assets acquired by the Territory or any of its Subsidiaries since December 31, 2001 which, had they been held by the Territory or any of its Subsidiaries at such date, would have been taken into account on the balance sheet for the Consulting Business as of such date set forth on Schedule 5.3(a) (including, without limitation, assets such as Contracts to which no value would have been attributed).

         "Adjusted Global Rollup Share Amount" shall mean the sum of the Territory Adjusted Global Rollup Share Amount and the Consulting Partner Adjusted Global Rollup Share Amount.

         "Affiliate" shall mean, with respect to any person, any other person directly or indirectly Controlling, Controlled by or under common Control with such first person; provided, however, that no entity that is part of a member firm of the PricewaterhouseCoopers global network of firms shall be deemed to be an Affiliate of any other such member firm or of PwCIL solely as a consequence of such membership for any purpose under this Agreement or the Other Transaction Agreements; and, provided further, that neither L&F nor any other captive insurance entity Controlled by or under common Control with the Territory or PwCIL shall be deemed to be an Affiliate of the Territory or PwCIL for purposes of Section 11.2 hereof.

         "Agreement" shall mean this Rollup Agreement.

         "Applicable Spot Rate" shall mean, with respect to any non-U.S. currency, the exchange rate published in The Financial Times on the date hereof as the mid-point closing U.S. dollar exchange rate with respect to such currency for the most recent prior Business Day.

         "Arbitration Proceeding" shall have the meaning ascribed to such term in Section 10.6.

         "Arbitrator" shall have the meaning ascribed to such term in Section 10.7(a).

         "Assigned Contract" shall mean that portion of any Contract of the Territory or any of its Subsidiaries to the extent that it relates to the operation or conduct of the Consulting Business, but excluding that portion of any Contract to the extent that the Transition Services Agreement expressly or by implication envisages will be for the benefit of the Territory or its Subsidiaries following Closing.

         "Assumed Benefit Plan" shall have the meaning ascribed to such term in
Section 7.12(f).

         "Assumed Liabilities" shall mean all the following obligations and liabilities of the Territory and its Subsidiaries, in each case excluding any Excluded Liabilities, whether arising prior to or after the Closing Date:

         (i) that portion of all obligations, liabilities and commitments of whatever nature under the Assigned Contracts;

         (ii) that portion of all obligations and liabilities to the extent that they relate to any Acquired Asset;

         (iii) all other obligations and liabilities to the extent that they arise from or relate to the conduct or operation of the Consulting Business;

         (iv) all liabilities and obligations assumed by LuxCo or its Affiliates pursuant to Section 7.12;

         (v) all liabilities taken into account on the balance sheet for the Consulting Business as of December 31, 2001 set forth on Schedule 5.3(a) (including, without limitation, those provided against or noted);

         (vi) all liabilities of the Territory or any of its Subsidiaries since December 31, 2001 which, had they been liabilities of the Territory or its Subsidiaries at that date would have been taken into account on the balance sheet for the Consulting Business as of such date set forth on Schedule 5.3(a);

         (vii) all liabilities which the Transition Services Agreement expressly or by implication envisages will be assumed by LuxCo, Sub or their respective Subsidiaries following the Closing; and

         (viii) all liabilities for Assumed Taxes.

         "Assumed Taxes" shall mean any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, for (A) Taxes relating to the operation and ownership of the Consulting Business, the Acquired Assets or the Assumed Liabilities and (B) Transfer Taxes incurred by the Territory, LuxCo or any of their respective Affiliates in connection with the transactions contemplated by the Transaction Agreements; provided, however, that Assumed Taxes shall not include any Excluded Taxes.

         "Balance Sheets" shall have the meaning ascribed to such term in
Section 5.3(a).

         "Balance Sheet Principles" shall have the meaning ascribed to such term in Section 3.2(a).

         "Baseline Balance Sheet" shall have the meaning ascribed to such term in Section 3.2(a).

         "Benefit Plans" shall have the meaning ascribed to such term in Section 5.9(a).

         "BermudaCo" shall mean PwCC Limited, a Bermuda holding company.

         "BermudaCo Shares" shall mean the Class A common shares of BermudaCo.

         "Books and Records" shall have the meaning ascribed to such term in the definition of "Acquired Assets".

         "Business Day" shall mean any day other than (a) a Saturday or Sunday,
(b) any other day on which commercial banks in New York City are authorized or required by law to close and (c) when such term is used in relation to the Territory or any of its Subsidiaries not located in the United States, any other day on which commercial banks in the country in which such entity is located are authorized or required to close.

         "Business Material Adverse Effect" shall mean any state of facts, change, development, event, occurrence, action or omission that individually or in the aggregate could reasonably be expected to (i) result in a material adverse effect on the business, assets, financial condition or results of operations of the Consulting Business, taken as a whole (other than any change or event relating (A) generally to the economy (including, without limitation, interest rate or exchange rate fluctuations or capital markets conditions), (B) to the Transaction Agreements or the announcement thereof or the performance of any obligations thereunder, (C) generally to companies operating in businesses similar to the Consulting Business or (D) to the loss of customers of the Consulting Business for whom the Territory provides audit services) or (ii) prevent or materially impede, interfere with, hinder or delay the consummation by the Territory, Sub or any of their respective Subsidiaries of the transactions contemplated by the Transaction Agreements.

         "Challenge Notice" shall have the meaning ascribed to such term in
Section 10.7(d).

         "Client Contract" shall mean a contract or agreement entered into by or on behalf of the Territory or any of its Subsidiaries with clients for the provision of services by the Territory to the extent that at Closing the same remains to be completed or performed.

         "Closing" shall have the meaning ascribed to such term in Section
3.1(b).

         "Closing Date" shall have the meaning ascribed to such term in Section 3.1(b).

         "Closing Date Balance Sheet" shall have the meaning ascribed to such term in Section 3.2(a).

                                                                               8
         "Closing Statement" shall have the meaning ascribed to such term in
Section 3.2(a).

         "Consulting Business" shall mean the business or businesses in respect of the Balance Sheets (as such business is conducted on the date hereof and on the Closing Date), subject to such acquisitions or disposals of businesses which have been contracted or completed (i) after December 31, 2001 and before the date hereof, which acquisitions or disposals are described on the supplementary schedules referred to in Section 5.3(a), or (ii) after the date hereof and prior to the Closing with the consent of PwCIL.

         "Consulting Partner" shall mean any Partner of the Territory listed as such on Schedule 7.12(a)(i), which such Schedule shall be updated as of the Closing Date (such update to be subject to the approval of PwCIL and, after the IPO Closing Date, LuxCo).

         "Consulting Partner Adjusted Global Rollup Share Amount" shall mean 25% of the Global Rollup Share Amount minus the number of BermudaCo Shares, LuxCo Shares and Exchangeable Shares (each valued at the per-BermudaCo Share purchase price set forth in the Underwriting Agreement, which shall be net of underwriting discounts and commissions allocable to such shares in accordance with that agreement) yielding the sum of the Pension Hole Amounts of all Rollup Territories participating in the Global Rollup (which sum shall be calculated by PwCIL).

         "Consulting Partner Share Consideration" shall mean the sum of (i) the number of LuxCo Shares (valued at the per-BermudaCo Share purchase price set forth in the Underwriting Agreement, which shall be net of underwriting discounts and commissions allocable to such shares in accordance with that agreement) yielding the Pension Hole Amount of the Territory, plus (ii) the number of LuxCo Shares equal to the Consulting Partner Adjusted Global Rollup Share Amount multiplied (in the case of this clause (ii)) by the number set forth on Schedule 2.2(c)(i) as the "Consulting Partner Share Consideration Percentage" (as such number shall be adjusted by PwCIL to correct clerical errors, or increased on a pro rata basis so that the sum of the "Consulting Partner Share Consideration Percentages" of all Rollup Territories and any other firms in the PricewaterhouseCoopers global network equals 100%), expressed as a percentage of all such amounts of all Rollup Territories participating in the Global Rollup (which percentage shall be calculated by PwCIL).

         "Contracts" shall have the meaning ascribed to such term in Section 6.2(a).

         "Control" shall mean the power to direct the affairs of a person by reason of ownership of voting stock (or other similar equity interest), by contract or otherwise.

         "Controlling Party" shall have the meaning ascribed to such term in
Section 11.5(a)(ii).

         "Covered Person" shall mean each Consulting Partner listed on Schedule 4.1(vii) and each Staff Employee.

         "Cross LOS Contract" shall mean a Client Contract which relates both to the Consulting Business and the provision of other services by the Territory.

         "Direct Claim" shall have the meaning ascribed to such term in Section 11.5(b).

         "Dispute" shall have the meaning ascribed to such term in Section 10.6.

         "Dispute Notice" shall have the meaning ascribed to such term in
Section 10.6.

         "$" shall mean U.S. dollars.

         "Due Date" shall have the meaning ascribed to such term in Section 9.8(e).

         "Environmental Law" shall mean all laws (including, without limitation, common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, the preservation or reclamation or natural resources, or the presence or handling of Hazardous Substances.

         "Escrow Closing" shall have the meaning ascribed to such term in
Section 3.1(a).

         "Escrow Closing Date" shall have the meaning ascribed to such term in
Section 3.1(a).

         "Escrow Release" shall have the meaning ascribed to such term in
Section 3.1(b).

         "Excess Policy Benefit" shall have the meaning ascribed to such term in
Section 9.12(i).

         "Exchange" shall have the meaning ascribed to such term in Section 2.2(a).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Exchangeable Shares" shall mean the exchangeable shares of a Subsidiary of LuxCo to be issued to various entities in the PricewaterhouseCoopers network of firms in Canada or other applicable Rollup Territories, such shares to be exchangeable for BermudaCo Shares on a one-for-one basis.

         "Excluded Assets" shall have the meaning ascribed to such term in
Section 2.1(b).

         "Excluded Liabilities" shall mean:

         (a) that portion of any obligation, liability or commitment of whatever nature, whether presently in existence or arising hereafter, of the Territory, Sub or their respective Subsidiaries, or any other person, the assumption or continued holding of which is not expressly provided for by this Agreement (it being understood that any obligation, liability or commitment falling within any of paragraphs (i) through (viii) of the definition of Assumed Liabilities does not fall within this paragraph (a)); and

         (b) (i) that portion of any liability, obligation or commitment of the Territory, Sub or their respective Subsidiaries to the extent that it relates to any Excluded Asset;

         (ii) any liability of the Territory, Sub or their respective Subsidiaries in respect of Benefit Plans, except as otherwise provided in
     Section 7.12 or any Schedule related thereto;

         (iii) any indebtedness for borrowed money, capital leases or guarantees thereof of the Territory, Sub or their respective Subsidiaries, except for ordinary course trade payables relating to the Consulting Business or the Acquired Assets and except as set forth on Schedule 2.1(c)(i);

         (iv) any liabilities for Excluded Taxes;

         (v) any liability set forth on Schedule 2.1(c)(ii);

         (vi) that portion of any liability, obligation or commitment of the Territory or any of its Subsidiaries to the extent not relating to the Consulting Business or the Acquired Assets, other than such liabilities, obligations or commitments which are Assumed Liabilities; and

         (vii) that portion of any obligation, liability or commitment not falling within paragraphs (v) or (vi) of the definition of Assumed Liabilities which the Transition Services Agreement expressly or by implication envisages will not be an obligation, liability or commitment of LuxCo, Sub or any of their respective Subsidiaries following Closing.

         "Excluded Taxes" shall mean any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, (A) for any Taxes not relating to the operation and ownership of the Consulting Business, the Acquired Assets or the Assumed Liabilities, (B) for Income Taxes relating to the operation and ownership of the Consulting Business, the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Period, (C) for Taxes (other than Transfer Taxes) imposed by a Taxing Authority in connection with the Local Transaction and the transactions associated with the transfer of the Consulting Business to LuxCo and the withdrawal of the Consulting Partners in accordance with Articles II and III of this Agreement and the Local Structure Term Sheet,
(D) for Transfer Taxes incurred by the Territory, LuxCo or any of their respective Affiliates in connection with the transactions contemplated by the Transaction Agreements to the extent the Territory is responsible for such Transfer Taxes pursuant to Section 9.8(a), and (E) for the avoidance of doubt, for any Taxes (whether or not described in clauses (A) through (D) above) that are the liability of the Partners of the Territory. For purposes of this Agreement, in the case of any Straddle Period, Income Taxes for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

         "Exhibits" shall mean the exhibits to this Agreement, as amended from time to time pursuant to Section 13.3.

         "Final Non-Participation Determination" shall have the meaning ascribed to such term in Section 2.2(c).

         "Final Offer" shall have the meaning ascribed to such term in Section 7.17.

         "Financial Statements" shall have the meaning ascribed to such term in
Section 5.3(a).

         "Global IP Schedule" shall mean the Schedule of Intellectual Property attached hereto as Schedule 2.1(a)(v).

         "Global Prior Charge Amount" shall mean, with respect to any Rollup Territory, the aggregate expenses (if any) estimated as of the IPO Closing Date to be incurred by such Rollup Territory in respect of the global costs of achieving the Global Rollup and facilitating the separation and operation of the PricewaterhouseCoopers organization after Closing, as set forth and designated as such on Schedule 2.2(c)(i) of the applicable Rollup Agreement, which amount may be updated by PwCIL from time to time on or prior to the Closing Date to reflect the actual expenses incurred by the Territory as of the Closing Date and/or updated estimates of expenses to be incurred by the Territory after the Closing Date (in each case taking into account expense or other relevant information supplied by the Territory).

         "Global Rollup" shall mean the consummation of rollup transactions on terms substantively equivalent in all material respects to those provided in this Agreement with the Rollup Territories except as permitted by Section 6.4.

         "Global Rollup Expense Amount" shall have the meaning ascribed to such term in Section 7.6(c).

         "Global Rollup Share Amount" shall mean the sum of the number of all BermudaCo Shares issued to or on behalf of the Rollup Territories, or to or on behalf of any other firm in the PricewaterhouseCoopers global network, in the Global Rollup plus the number of BermudaCo Shares issued to public investors as part of the IPO to fund working capital needs of the BermudaCo group plus the number of all LuxCo Shares issued to or on behalf of the Rollup Territories, or to or on behalf of any other firm in the PricewaterhouseCoopers global network, in the Global Rollup plus the number of all Exchangeable Shares issued to the Rollup Territories, or to or on behalf of any other firm in the PricewaterhouseCoopers global network, in the Global Rollup.

         "Governmental Entity" shall have the meaning ascribed to such term in
Section 5.2(b).

         "GRMS Practice" shall have the meaning ascribed to such term in Section 7.17.

         "Hazardous Substances" shall mean any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

         "Income Taxes" shall mean all income, profits, franchise and other similar Taxes on or measured by net income or profits or another, similar base.

         "indemnified party" shall have the meaning ascribed to such term in
Section 11.5(a)(i).

         "Indemnifying Territory" shall have the meaning ascribed to such term in Section 11.6.

         "Injunction" shall have the meaning ascribed to such term in Section 4.1(iv).

         "Insurance Charges" shall have the meaning ascribed to such term in
Section 9.12(e).

         "Intellectual Property" shall mean Software, copyrights, trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including, without limitation, any extension, modification or renewal of any such registration or application; rights in inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including, without limitation, divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; rights in non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, software and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action (pending, threatened or which could be filed) arising out of or related to any infringement or misappropriation of any of the foregoing.

         "International Client Contract" shall mean a Client Contract which relates both to the Consulting Business and to the provision of similar services by a member of the PricewaterhouseCoopers global network of firms that does not participate in the Global Rollup on the Closing Date.

         "International Partner Approval" shall have the meaning ascribed to such term in Section 5.14.

         "IPO" shall mean the initial public offering of the BermudaCo Shares.

         "IPO Closing" shall mean the consummation of the IPO pursuant to the terms of the Underwriting Agreement.

         "IPO Closing Date" shall mean the date on which the IPO Closing occurs.

         "L&F" shall have the meaning ascribed to such term in Section 9.12(i).

         "L&F Policy" shall have the meaning ascribed to such term in Section 9.12(i).

         "L&F Non-Consulting Claims" shall have the meaning ascribed to such term in Section 9.12(i).

         "Large Scale" with respect to any Restricted Consulting Services shall mean those solutions which support both (i) multiple departments or organizations within a business entity and (ii) involve multiple applications, modules or subcomponents.

         "Leased Real Property" shall mean real property and interests in real property, including, without limitation, all improvements and fixtures thereon, furniture and other appurtenances, thereto leased by the Territory, Sub or their respective Subsidiaries or Partners set forth on Schedule 2.1(a)(i) (excluding any portion thereof identified as "excess" on such Schedule), or, if no such schedule is attached hereto as of the Closing Date, such real property and interests to the extent used in the operation or conduct of the Consulting Business, but excluding any real property interests, improvements, fixtures, furniture and appurtenances which the Transition Services Agreement expressly or by implication envisages will be held by the Territory or its Subsidiaries following the Closing Date.

         "Liens" shall have the meaning ascribed to such term in Section 5.6(a).

         "Local Partner Approval" shall have the meaning ascribed to such term in Section 5.14.

         "Local Partner Information Memorandum" shall have the meaning ascribed to such term in Section 7.4(a).

         "Local Structure Term Sheet" shall mean the local structure term sheet attached hereto as Exhibit A.

         "Local Transaction" shall have the meaning ascribed to such term in
Section 2.1(a).

         "Local Transaction Agreement" shall have the meaning ascribed to such term in Section 2.1(a).

         "Loss" shall have the meaning ascribed to such term in Section 11.1.

         "LuxCo" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "LuxCo Material Adverse Effect" shall mean any state of facts, change, development, event, occurrence, action or omission that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by LuxCo of the transactions contemplated by the Transaction Agreements.

         "LuxCo Shares" shall mean the Class I shares of LuxCo.

         "Material Contract Threshold" shall have the meaning ascribed to such term in Section 5.7(a)(i).

         "NBV Amount" shall mean, with respect to any Rollup Territory, the amount set forth and designated as such on Schedule 2.2(c)(i) of the applicable Rollup Agreement (or the equivalent amount in any other currency based on the Applicable Spot Rate as determined, for purposes of this definition and notwithstanding anything to the contrary in the definition of "Applicable Spot Rate", as of the Closing Date).

         "No-Action Letter" shall have the meaning ascribed to such term in
Section 4.1(x).

         "Noncompete Parties" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "Non-Controlling Party" shall have the meaning ascribed to such term in
Section 11.5(a)(ii).

         "Non-Participating Territory" shall have the meaning ascribed to such term in Section 2.2(c).

         "Non-Participating Territory Adjustment" shall have the meaning ascribed to such term in Section 2.2(c).

         "Notice of Disagreement" shall have the meaning ascribed to such term in Section 3.2(a).

         "Other Transaction Agreements" shall mean all the Transaction Agreements other than this Agreement.

         "Partner" shall mean, with respect to the Territory or PwCIL, any person who is a "partner" or "principal" of such entity, or any person holding a comparable designation with respect to such entity.

         "Partner Pension Benefits" shall have the meaning ascribed to such term in Section 7.12(d).

         "Pension Hole Amount" shall mean, with respect to any Rollup Territory, the so-called "pension hole" amount for such Rollup Territory's Consulting Partners as set forth and designated as such on Schedule 2.2(c)(i) of the applicable Rollup Agreement, which amount may be updated by PwCIL from time to time on or prior to the Closing Date to reflect the actual pension hole amount for such Consulting Partners as of the Closing Date and/or estimated pension hole amounts to be effected after the Closing Date (in each case taking into account expense or other relevant information supplied by the Territory).

         "Permits" shall have the meaning ascribed to such term in Section 5.10.

         "Permitted Liens" shall have the meaning ascribed to such term in
Section 5.6(a).

         "person" shall mean any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.

         "Power of Attorney" shall have the meaning ascribed to such term in
Section 7.15.

         "Pre-Closing Tax Period" shall mean any taxable period beginning on or before the Closing Date (in the case of a Straddle Period including only the portion of such taxable period ending on the Closing Date).

         "Pre-Separation Claims Administration" shall have the meaning ascribed to such term in Section 9.12(f).

         "PwCIL" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "PwCIL Material Adverse Effect" shall mean any state of facts, change, development, event, occurrence, action or omission that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by PwCIL of the transactions contemplated by the Transaction Agreements.

         "PwCUS" shall have the meaning ascribed to such term in Section 4.1(x).

         "Real Property Leases" shall have the meaning ascribed to such term in
Section 5.6(b).

         "Redemption and Non-competition Agreement" shall have the meaning ascribed to such term in Section 2.2(d).

         "Region" shall mean, with respect to the Territory or any other Rollup Territory (the "relevant Territory"), the country or countries in which the relevant Territory provides Services as of the Closing Date as specified in the applicable Local Structure Term Sheet and, with respect to LuxCo and its Affiliates, the same such country or countries specified in such applicable Local Structure Term Sheet or, if no such specification has been made therein, the country in which the Territory is domiciled.

         "Registration Statement" shall mean the registration statement on Form S-1 filed with the SEC in connection with the IPO, as the same shall be amended from time to time, including, without limitation, the information (if any) deemed to be part of the Registration Statement at the time of effectiveness pursuant to Rule 430A under the Securities Act.

         "Representatives" shall have the meaning ascribed to such term in
Section 7.1(a).

         "Restricted Assets" shall have the meaning ascribed to such term in
Section 9.1.

         "Restricted Consulting Services" constitute:

         (i) those Services not described in subpart (ii) below that are provided by LuxCo or its Affiliates at a level of Substantial Territorial Business Activity in the relevant Region, but only if not provided (a) by the relevant Territory or its Affiliates in the relevant Region at a level of Substantial Territorial Business Activity or (b) by the member firms of the PricewaterhouseCoopers global network of firms at a level of Substantial Global Business Activity, in each case, by reference to the activities of the relevant entities and their Partners and employees immediately after the Closing Date (it being understood that any such Services meeting the above tests shall in such case constitute Restricted Consulting Services only with respect to the applicable Region); provided, however, that in no event will Restricted Consulting Services include those services set forth in the parenthetical phrases contained within subpart
     (ii) below. See Schedule 10.1(c) for examples.

         (ii) the following specific services:

         (a) corporate wide strategic planning (except with respect to human resources services, tax and legal services, transaction services, corporate finance and business recovery services);

         (b) Large Scale process, transformational change (except with respect to human resources transformational change) and information technology implementation and integration services (except with respect to risk management systems and treasury systems); and

         (c) managed application solutions, comprising business process outsourcing, application outsourcing services, application services provision, information technology outsourcing, and information technology hosting service (except with respect to internal audit services, security and compliance services, e-conomy, treasury, corporate finance, business recovery, dispute analysis and investigation and transactions services, tax and legal services, web based information portal services, bookkeeping and company administrative services, and pension, benefits and human resources services). For the avoidance of doubt, the Territory and its Affiliates may continue to provide outsourcing services pursuant to contracts in effect as of the Closing Date that do not constitute Acquired Assets, and amendments, modifications or replacements thereof, including any extensions or renewals thereof; provided, that (i) this subpart (c) will be of no force or effect until such time as the relevant parties that are members of the PricewaterhouseCoopers global network or Affiliates thereof enter into a written agreement providing for the transfer to LuxCo and/or its Affiliates of certain contracts described specifically in such agreement as "BPO Contracts" and (ii) in any event, the services described in this subpart (c) shall not be "Restricted Partnership Services" by virtue of the operation of the Substantial Territorial Business Activity test provided in subpart (i) of the definition of "Restricted Partnership Services."

provided, however, that unless otherwise agreed by LuxCo and the Territory, "Restricted Consulting Services" shall not include services provided by the Territory in a Region to a client if that client is (1) a person that is part of a group under common Control with aggregate consolidated revenues in that Region of less than the amount set forth for that Region on Schedule 10.1(a) on an annual basis at the time of the applicable engagement and (2) a person that is a part of a group under common Control that has at such time aggregate annual worldwide consolidated revenues of less than $5 billion, provided further, that in the event a client at the start of any particular engagement falls within the proviso immediately above and subsequently ceases on account of revenue growth to fall within such exception, the Territory or its applicable Affiliate may nevertheless complete the current engagements and related follow-on work. For the avoidance of doubt, "Restricted Consulting Services" does not include (1) work for international aid agencies and international funding organizations or institutions or (2) policy work for governmental bodies.

         "Restricted Partnership Services" constitute:

         (i) those Services not described in subpart (ii) below that are provided by the relevant Territory or its Affiliates in the relevant Region at a level of Substantial Territorial Business Activity , but only if not provided by LuxCo or its Affiliates at a level of (a) Substantial Territorial Business Activity in the relevant Region or (b) Substantial Global Business Activity, in each case, by reference to the activities of the relevant entities and their Partners and employees immediately after the Closing Date (it being understood that any such Services meeting the above tests shall in such case constitute Restricted Partnership Services only with respect to the applicable Region), provided, however, that in no event will Restricted Partnership Services include those services set forth in the parenthetical phrase contained within subpart
(ii)(c) below.

         (ii) the following specific services:

         (a) attestation including accounting, regulatory and audit services;

         (b) tax (consulting and compliance) and legal services (where permitted under applicable law);

         (c) corporate finance, business recovery, dispute analysis and investigation and transaction services (except with respect to corporate-wide strategic planning, information technology and outsourcing opportunities and merger integration and restructuring services and privatization services for international funding organizations or institutions);

         (d) assurance services including risk management and systems assurance services. For the avoidance of doubt, "assurance services" do not include information technology, data warehousing, customer management, systems integration, web services or the conduct or publication of surveys; and

         (e) pension and benefit actuarial services.

         "Rights" shall have the meaning ascribed to such term in Section
9.10(b).

         "Rollup Territory" shall mean each entity listed on Schedule
2.2(c)(iii).

         "Rollup Transaction" shall mean, with respect to any Rollup Territory, the exchange by such Rollup Territory of the assets and liabilities comprising its consulting business (or the equity interests of an entity holding such assets) for BermudaCo Shares, LuxCo Shares or Exchangeable Shares.

         "Schedules" shall mean the schedules to this Agreement.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SEC Independence Rules" shall mean Rule 2-01 of Regulation S-X of the Exchange Act on auditor independence (codified at 17 C.F.R. pts. 210 and 240); the SEC's interpretations of the independence rules (collected at Codification of Financial Reporting Policies, Section 600-Matters Relating to Independent Accountants, reprinted in Fed. Sec. L. Rep. (CCH)P. 73,251 et seq.) and the SEC's Release "Revision of the Commission's Auditor Independence Requirements" (Exchange Act Release No. 43602, Fed. Sec. L. Rep. (CCH)P. 86,406 (November 21,
2000) (effective February 5, 2001)) or rules that may be promulgated thereunder or any other provisions of the SEC's independence rules.

         "Securities Act" shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Services" shall mean services recognized or actively marketed in the relevant market as a service offering.

         "Share Consideration" shall mean the sum of the Territory Share Consideration and the Consulting Partner Share Consideration.

         "Shareholders Agreement" shall mean a shareholders agreement among PwCIL, the Territory, LuxCo, BermudaCo and the other parties thereto to be executed by such parties on the Closing Date on substantially the terms set forth on Exhibit E.

         "Software" shall mean all types of computer software programs, including, without limitation, operating systems, application programs, software tools, firmware and software imbedded in equipment, including, without limitation, both object code and source code. The term "Software" shall also include all written or electronic data, documentation, and materials that explain the structure or use of Software or that were used in the development of Software or are used in the operation of the Software including, without limitation, logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases.

         "Staff Employee" shall mean any employee of the Territory or its Subsidiaries listed as such on Schedule 7.12(a)(i), which Schedule shall be updated as of the Closing Date (such update to be subject to the approval of PwCIL and, to the extent such update occurs on a date following the IPO Closing Date, LuxCo).

         "Straddle Period" shall mean any taxable period that begins on or before and ends after the Closing Date.

         "Sub" shall mean collectively one or more entities, the type and jurisdiction of which is set forth in the Local Structure Term Sheet, that currently exist, or are to be formed by the Territory, that will be utilized to effect the Local Transaction and the Exchange.

         "Sub Net Book Value" shall have the meaning ascribed to such term in
Section 3.2(a).

         "Sub Shares" shall mean the voting stock, or analogous ownership interests, of Sub.

         "Subsidiary" of any person shall mean any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or Controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or Controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or Control exists; provided; however, that Sub and its Subsidiaries shall be deemed to be Subsidiaries of the Territory until the Closing, provided further, that no entity that is part of a member firm of the PricewaterhouseCoopers global network of firms shall be deemed to be a Subsidiary of any other such member firm or of PwCIL solely as a consequence of such membership for any purpose under this Agreement or the Other Transaction Agreements.

         "Substantial Global Business Activity" with respect to LuxCo and its Affiliates on the one hand, and the member firms of the PricewaterhouseCoopers global network of firms and their Affiliates, on the other, shall mean that the relevant persons, on an aggregate basis, have achieved with respect to the Service in question as of the Closing Date at least $100 million in annual revenues in fiscal 2002, based on, in the case of LuxCo and its Affiliates, their fiscal year 2002 financial statements and, in the case of the member firms of the PricewaterhouseCoopers global network of firms, their fiscal year 2002 financial statements (exclusive of revenue of the businesses transferred to LuxCo and its Affiliates as set forth on their fiscal year 2002 financial statements).

         "Substantial Territorial Business Activity" with respect to LuxCo and its Affiliates on the one hand, and the relevant Territory and its Affiliates on the other, shall mean that such person, within the applicable Region, has achieved with respect to the Service in question as of the Closing Date, at least that percentage set forth in Schedule 10.1(b) of the annual revenues of the relevant Territory and its Affiliates, as set forth on the fiscal year 2002 financial statements of the Territory (inclusive of revenue of the businesses transferred to LuxCo and its Affiliates as set forth on their fiscal year 2002 financial statements) and in any event at least $2 million.

         "Successor Plan" shall have the meaning ascribed to such term in
Section 7.12(b).

         "Takeover Proposal" shall have the meaning ascribed to such term in
Section 7.5(a).

         "Tax" shall mean all income, profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, real property, personal property, stamp, transfer, conveyance, excise and other taxes, withholdings, duties, levies, imposts and other similar charges and assessments (including, without limitation, any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, withholdings, duties, levies, imposts and other charges or assessments, and interest thereon).

         "Tax Claim" shall have the meaning ascribed to such term in Section 11.5(a)(ii).

         "Tax Return" shall mean any return, filing, report questionnaire, information statement or other document required to be filed, including, without limitation, any amendments thereto, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

         "Taxing Authority" shall mean any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

         "Territory" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "Territory Acquisition Agreement" shall have the meaning ascribed to such term in Section 7.5(b).

         "Territory Adjusted Global Rollup Share Amount" shall mean 75% of the Global Rollup Share Amount minus the sum of (i) the number of BermudaCo Shares, LuxCo Shares and Exchangeable Shares (each valued at the per-BermudaCo Share purchase price set forth in the Underwriting Agreement, which shall be net of underwriting discounts and commissions allocable to such shares in accordance with that agreement) yielding the sum of the Global Prior Charge Amounts of all Rollup Territories participating in the Global Rollup (which sum shall be calculated by PwCIL), (ii) the number of BermudaCo Shares, LuxCo Shares and Exchangeable Shares (as so valued) yielding the aggregate net book value of the assets and liabilities contributed, transferred and assigned in the Local Transactions of all Rollup Territories other than the Non-Participating Territories (which for the purposes of this clause (ii) shall (A) be calculated in the same way, using the same methods, as those used in connection with the preparation of the Balance Sheets, whether or not doing so is in accordance with U.S. GAAP, such calculations to be made by PwCIL in consultation with each Rollup Territory no later than 5 days prior to the IPO Closing Date and (B) take into account each balance sheet exclusion described in the first paragraph of
Section 3.2(a)) and (iii) the number of BermudaCo Shares issued to public investors as part of the IPO to fund the working capital needs of the BermudaCo group.

         "Territory Percentage" shall mean a fraction, expressed as a percentage, (i) the numerator of which is the sum of (A) the product of the number set forth on Schedule 2.2(c)(i) as the "Territory Share Consideration Percentage" and 0.75; plus (B) the product of the number set forth on Schedule 2.2(c)(i) as the "Consulting Partner Share Consideration Percentage" and 0.25 (in each case as increased on a pro rata basis so that the sum of the Territory Percentages of all Rollup Territories equals 100%) and (ii) the denominator of which is the sum of all Territory Percentages of all Rollup Territories which are not Non-Participating Territories.

         "Territory Policy" shall have the meaning ascribed to such term in
Section 9.12(a).

         "Territory Share Consideration" shall mean the sum of (i) the number of LuxCo Shares (valued at the per-BermudaCo Share purchase price set forth in the Underwriting Agreement, which shall be net of underwriting discounts and commissions allocable to such shares in accordance with that agreement) yielding the Global Prior Charge Amount of the Territory, plus (ii) the number of LuxCo Shares (as so valued) yielding the net book value of the assets and liabilities contributed, transferred and assigned in the Local Transaction of the Territory (which for the purposes of this clause (ii) shall (A) be calculated in the same way, using the same methods, as those used in connection with the preparation of the Balance Sheets, whether or not doing so is in accordance with U.S. GAAP, such calculations to be made by PwCIL in consultation with the Territory no later than 5 days prior to the IPO Closing Date and (B) take into account each balance sheet exclusion described in the first paragraph of Section 3.2(a)) plus
(iii) the number of LuxCo Shares equal to the Territory Adjusted Global Rollup Share Amount multiplied (in the case of this clause (iii)) by the number set forth on Schedule 2.2(c)(i) as the "Territory Share Consideration Percentage" (as such number shall be adjusted by PwCIL to correct clerical errors, or increased on a pro rata basis so that the sum of the "Territory Share Consideration Percentages" of all Rollup Territories and any other firms in the PricewaterhouseCoopers global network equals 100%), expressed as a percentage of all such amounts of all the Rollup Territories participating in the Global Rollup (which percentage shall be calculated by PwCIL).

         "Third Party" shall have the meaning ascribed in such term in Section 7.17.

         "Third Party Claim" shall have the meaning ascribed to such term in
Section 11.5(a)(i).

         "Transaction Agreements" shall mean this Agreement, the Power of Attorney, the Underwriting Agreement, the Redemption and Non-competition Agreement, the Shareholders Agreement, the Transition Services Agreement, the Local Transaction Agreement, Exhibits C-1, C-2, D, J and L (and, to the extent required pursuant to Section 9.10, Exhibits F-1, F-2 and F-3), in each case as amended from time to time pursuant to Section 13.3, and all other agreements to be executed by the Territory or LuxCo in connection herewith or therewith (including, without limitation, any additional agreements described in the Local Structure Term Sheet in order to effect the local transactions described therein and any related conveyances of Sub within the BermudaCo group).

         "Transfer Taxes" shall mean all real, personal and intellectual property transfer, documentary, sales, use, registration, value-added, recording, capital, stamp and other similar Taxes, including, without limitation, Luxembourg and Gibraltar capital duties.

         "Transferred Employee" shall have the meaning ascribed to such term in
Section 7.12(a).

         "Transition Services Agreement" shall mean the Transition Services Agreement in the form attached hereto as Exhibit B (as amended from time to time pursuant to Section 13.3) together with any exhibits thereto.

         "Underwriting Agreement" shall mean the underwriting agreement to be executed in connection with the IPO, substantially in the form attached hereto as Exhibit I, as amended from time to time pursuant to Section 13.3.

         "U.S. GAAP" shall mean generally accepted accounting principles in effect from time to time in the United States of America.


                                   ARTICLE II

                         Local Transaction and Exchange

         Pursuant to the transactions contemplated by this Agreement, the Territory and Sub shall effect the Local Transaction, and the Territory, PwCIL and LuxCo shall effect the Exchange, on the terms and subject to the conditions set forth herein, as follows:

         SECTION 2.1. Local Transaction and Transfer of the Consulting Business.
(a) On the terms of one or more transfer agreements (as such terms and agreements are described in the Local Structure Term Sheet) (collectively, the "Local Transaction Agreement"), at the Closing the Territory shall, or shall cause the applicable Subsidiaries to, make such contributions, transfers and assignments such that, upon the consummation of such contributions, transfers and assignments (in each case free and clear of any Liens (other than Permitted Liens)), Sub shall own and assume, to the extent not already owned or assumed by Sub, (A) all the assets and liabilities constituting Acquired Assets and Assumed Liabilities at the time of the Closing, (B) all the issued and outstanding equity interests in entities the assets of which (including, without limitation, any Subsidiaries of such entities) would convey indirectly all the assets and liabilities constituting Acquired Assets and Assumed Liabilities at the time of the Closing or (C) a combination of (A) and (B), which assets and equity interests would convey, directly or indirectly, all the assets and liabilities constituting Acquired Assets and Assumed Liabilities at the time of the Closing, and Sub and any entity in which Sub holds an equity interest shall not own or have any obligation in respect of any Excluded Asset or Excluded Liability (such contributions, transfers and assignments being referred to collectively as the "Local Transaction"). In the event that it is tax-efficient to do so, the Territory or such Subsidiaries may transfer cash or notes (the form of which must be reasonably acceptable to PwCIL and LuxCo) in lieu of all or any portion of the Acquired A/R to the extent, if any, expressly set forth in the Local Structure Term Sheet.

         (b) "Excluded Assets" shall mean the following assets of the Territory and its Subsidiaries, which shall be excluded from the Acquired Assets and shall not (subject to the rights of PwCIL and LuxCo under the Transaction Agreements) be owned or beneficially owned by Sub following the consummation of the Local Transaction pursuant to the Local Transaction Agreement:

         (i) that portion of all rights, claims, credits and causes of action of the Territory or any of its Subsidiaries to the extent related to any Excluded Liability;

         (ii) all the assets of or assets relating to the Benefit Plans, other than assets related to any liabilities referred to in Section 7.12 as Assumed Liabilities;

         (iii) all financial and Tax records that form a part of the general ledger of the Territory or any of its Subsidiaries; provided that LuxCo shall receive a copy of the portions of any such records to the extent they directly relate to the Consulting Business;

         (iv) subject to Section 7.13, all right, title and interest in and to, and all goodwill (other than as described in clause (xiii) of the definition of Acquired Assets) generated by or associated with, the trademarks "PwC" and "PricewaterhouseCoopers" and all derivatives thereof;

         (v) the assets listed on Schedule 2.1(b)(ii);

         (vi) all rights of the Territory and its Subsidiaries (other than Sub or any of its Subsidiaries) under the Transaction Agreements;

         (vii) that portion of all assets described in clauses (v), (xii) or
     (xv) of the definition of Acquired Assets to the extent that they relate to businesses other than the Consulting Business;

         (viii) all cash and cash equivalents (except (A) to the extent contributed in lieu of Acquired A/R as permitted under the last sentence of
     Section 2.1(a), (B) to the extent reflected on the Closing Date Balance Sheet or (C) cash and cash equivalents of Sub or any of its Subsidiaries if Sub or such Subsidiary is an entity existing on the date hereof).

         (c) Pursuant to the terms of the Local Transaction Agreement, upon the consummation of the Local Transaction, Sub shall assume and agree to pay, honor, perform and discharge all of the obligations and liabilities constituting Assumed Liabilities with respect to the Territory (to the extent that it has not previously done so). At the Closing, pursuant to the terms of the Local Transaction Agreement, Sub shall deliver to the Territory all assumption agreements and other instruments as may be required under applicable law or as the Territory may reasonably request to effect such assumption and agreement.

         (d) Pursuant to the terms of the Local Transaction Agreement, upon the consummation of the Local Transaction, the Territory or any of its Subsidiaries (other than Sub or any of its Subsidiaries) shall assume and agree to pay, honor, perform and discharge all of the obligations and liabilities constituting Excluded Liabilities (to the extent that it has not previously done so). At the Closing, pursuant to the terms of the Local Transaction Agreement, the Territory or such Subsidiary shall deliver to Sub all assumption agreements and other instruments as may be required under applicable law or as LuxCo may reasonably request to effect such assumption and agreement.

         SECTION 2.2. Transfer of Sub Shares and Issuance of LuxCo Shares. (a) Immediately following the consummation of the Local Transaction, at the Closing, upon the terms and subject to the conditions set forth herein, the Territory hereby agrees to transfer to LuxCo, free and clear of all Liens, and LuxCo hereby agrees to accept in exchange for the issuance of LuxCo Shares on the basis set forth in paragraph (b) of this Section 2.2 from the Territory (the "Exchange"), all of the Sub Shares owned or held by the Territory or any of its Subsidiaries. Subject to the terms and conditions of this Agreement, the Territory shall deliver to LuxCo at the Closing (in exchange for the LuxCo Shares issuable pursuant to paragraph (b) of this Section 2.2) (i) duly executed transfers in respect of the Sub Shares held by the Territory or its Subsidiaries and the share certificate(s) in respect thereof and (ii) such other documents, including, without limitation, evidence of authority, as LuxCo may reasonably request.

         (b) Immediately following the consummation of the Local Transaction, at the Closing, upon the terms and subject to the conditions set forth herein, LuxCo shall issue to the Territory the Share Consideration (as the Share Consideration shall be adjusted pursuant to paragraph (c) of this Section 2.2) in exchange for all of the Sub Shares to be delivered by the Territory to LuxCo pursuant to paragraph (a) of this Section 2.2. For the avoidance of doubt, an illustration of the operation of this paragraph (b), as well as of paragraph (d) below, is set forth on Schedule 2.2(b)(ii). Subject to the terms and conditions of this Agreement, LuxCo shall deliver to the Territory at the Closing (in exchange for the Sub Shares to be delivered by the Territory to LuxCo pursuant to paragraph (a) of this Section 2.2) duly executed share certificates in respect of the LuxCo Shares to be issued as the Share Consideration pursuant to this paragraph (which LuxCo Shares will be issued free and clear of all Liens) and (ii) such other documents, including, without limitation, evidence of authority, as the Territory may reasonably request.

         (c) In the event that any Rollup Territory does not participate in the Global Rollup on the IPO Closing Date and PwCIL has made a Final Non-Participation Determination with respect to such Rollup Territory (each, a "Non-Participating Territory"), the number of LuxCo Shares issuable to the Territory in respect of clause (iii) of the definition of "Territory Share Consideration" and clause (ii) of the definition of "Consulting Partner Share Consideration" on the Closing Date pursuant to paragraph (b) of this Section 2.2 shall be adjusted (the "Non-Participating Territory Adjustment") so that the number of LuxCo Shares issuable to the Territory in such respect is equal to the sum of (A) the product obtained by multiplying (x) the Territory Adjusted Global Rollup Share Amount by (y) a fraction, the numerator of which is the number set forth on Schedule 2.2(c)(i) as the "Territory Share Consideration Percentage", and the denominator of which is the sum of all such amounts of all Rollup Territories (including, without limitation, the Territory) other than the Non-Participating Territories (which sum shall be calculated by PwCIL); provided, that in the event that the Closing Date shall occur after the IPO Closing Date, the denominator of such fraction shall be equal to the number which would have been the denominator if the Closing had occurred on the IPO Closing Date; plus (B) the product obtained by multiplying (x) the Consulting Partner Adjusted Global Rollup Share Amount by (y) a fraction, the numerator of which is the number set forth on Schedule 2.2(c)(i) as the "Consulting Partner Share Consideration Percentage", and the denominator of which is the sum of all such amounts of all Rollup Territories (including, without limitation, the Territory) other than the Non-Participating Territories (which sum shall be calculated by PwCIL); provided, that in the event that the Closing Date shall occur after the IPO Closing Date, the denominator of such fraction shall be equal to the number which would have been the denominator if the Closing had occurred on the IPO Closing Date. If the Non-Participating Territory Adjustment would result in a fractional share being issued to the Territory, such fraction shall be rounded up to the nearest whole number.

         A "Final Non-Participation Determination" with respect to a Rollup Territory shall mean a determination made in good faith by PwCIL to terminate discussions with such Rollup Territory toward the consummation of a Rollup Transaction. A Final Non-Participation Determination may be made with respect to any Rollup Territory (i) upon the termination of the Rollup Agreement with respect to such Rollup Territory, (ii) on the IPO Closing Date, if the rollup transaction with respect to such Rollup Territory shall not have be consummated on such date and (iii) in the event that PwCIL determines in good faith not to terminate the applicable Rollup Agreement due to a failure to close on the IPO Closing Date, at any time prior to the one-year anniversary of the IPO Closing Date. The Territory, LuxCo and PwCIL agree that if a Rollup Transaction with respect to any Rollup Territory has not been consummated on or before the one-year anniversary of the IPO Closing Date, a Final Non-Participation Determination shall be deemed made with respect to such Rollup Territory on such one-year anniversary. For the avoidance of doubt, a description of the operation of this Section 2.2(c) is provided on Schedule 2.2(c)(ii).

         (d) Following the consummation of the Exchange, the Territory shall (i) pursuant to the terms of a redemption and non-competition agreement substantially in the form of Exhibit C-2 hereto (the "Redemption and Non-competition Agreement") and otherwise in conformity with the Local Structure Term Sheet, distribute the Consulting Partner Share Consideration (less the number of LuxCo Shares to be issued pursuant to Section 7.12(d) and the Local Structure Term Sheet in respect of Consulting Partners who will not become employees of LuxCo or its Affiliates immediately following the IPO Closing Date) to the Consulting Partners, or, if required under applicable law, cash or other consideration with an aggregate value equal to the value of the LuxCo Shares (valued at the per-BermudaCo Share purchase price set forth in the Underwriting Agreement, which shall be net of underwriting discounts and commissions allocable to such shares in accordance with that agreement) to which such Consulting Partner would have otherwise been entitled, in exchange for each such Consulting Partner's partnership interest (or analogous ownership interest) in the Territory (in addition to the Territory's obligations pursuant to Section 7.8) and (ii) exchange LuxCo Shares for BermudaCo Shares, with respect to at least such number of the remaining LuxCo Shares as is sufficient to result in the Territory owning (after effecting the transaction contemplated by this clause (ii) and Section 7.8 and taking into account the Rollup Transactions with respect to the other Rollup Territories) no more than the percentage proscribed under the terms of the No-Action Letter of the LuxCo Shares received as a result of the Exchange, to receive BermudaCo Shares, and subsequently offer, pursuant to the terms of the Underwriting Agreement, the BermudaCo Shares so received for sale in the IPO. For the avoidance of doubt, an illustration of the operation of the foregoing principles of this paragraph (d), as well as the calculation of the Share Consideration, is set forth on Schedule 2.2(b)(ii). The number of BermudaCo Shares to be sold in the IPO by each respective Rollup Territory shall be determined according to (i) first, the Global Prior Charge Amounts of such Rollup Territories to the extent such charges involve immediate expenditures,
(ii) second, the NBV Amounts of such Rollup Territories, (iii) third, amounts payable in connection with Section 7.12(d) to the extent specified in the Local Structure Term Sheet and (iv) fourth, amounts payable to Consulting Partners who must receive cash or other consideration in lieu of LuxCo Shares due to requirements of applicable law; provided, that any allocations made with a view toward compliance with the No-Action Letter shall be made without reference to the above. Further determinations regarding the BermudaCo Shares to be sold in the IPO shall be made by PwCIL in its discretion. With the approval of PwCIL, BermudaCo may (but shall be under no obligation to) issue new BermudaCo Shares in the IPO for purposes of funding its and its Affiliates' portions of Transfer Tax liabilities, the expenses payable by LuxCo or BermudaCo under the Rollup Agreements, payments of cash to certain Rollup Territories, and other legitimate cash needs, in each case acceptable to PwCIL. In the event that a written agreement providing for the transfer to LuxCo and/or its Affiliates of certain contracts described specifically in such agreement as "BPO Contracts" is not consummated, all references to (x) "75%" or "0.75" in the definitions of "Territory Adjusted Global Rollup Share Amount" and "Territory Percentage" and in Section 7.6 shall be changed to "74.78%" and "0.7478", respectively; and (y) "25%" or "0.25" in the definitions of "Consulting Partner Adjusted Global Rollup Share Amount" and "Territory Percentage" and in Section 7.6 shall be changed to "25.22%" and "0.2522", respectively.

         (e) On the Closing Date, PwCIL shall submit an invoice to LuxCo setting forth in reasonable detail the amount, if any, by which the aggregate expenses incurred by PwCIL and the Rollup Territories as of the Closing Date in respect of advisors retained by BermudaCo, LuxCo, Consulting Partners or their Affiliates and representatives in connection with the Global Rollup exceed $10,000,000. Subject to the reasonable approval of LuxCo, payment to PwCIL (or such other entity as PwCIL shall direct) in respect of such invoice shall be made no later than 30 days after the Closing Date, and shall be made by wire transfer in immediately available funds to the accounts specified by PwCIL. The proceeds of any such payment shall be distributed by PwCIL (or paid directly if so directed by PwCIL) to the Rollup Territories according to the amounts incurred by each such Rollup Territory in respect of such expenses.

         (f) Each of LuxCo and the Territory agree to effect a post-closing adjustment of the Territory Share Consideration of all of the Rollup Territories to reflect the calculation of the net book value of the the assets and liabilities actually contributed, transferred and assigned in each Local Transaction, calculated in accordance with the principles set forth in clause
(ii) of the definition of "Territory Share Consideration", such calculations to be made by PwCIL as soon as practicable after the Closing Date; provided, that such adjustments shall not result in an increase or decrease in the aggregate Territory Share Consideration of all Rollup Territories in the aggregate. Notwithstanding the foregoing, LuxCo shall not be required to issue stock or make payments pursuant to this Section 2.2(f) except to the extent it has previously received shares or payments from other Rollup Territories. The Territory shall indemnify LuxCo for all costs incurred by LuxCo, its Affiliates and Subsidiaries in connection with such payments, receipts of payments and issuances or receipts of shares.

         SECTION 2.3. Modifications. (a) The Territory and LuxCo agree to modify the transactions contemplated by this Article II and the Local Structure Term Sheet to the extent reasonably requested by PwCIL to achieve any tax planning benefit that PwCIL reasonably determines to be in the best interests of the participants in the Global Rollup, provided, that (i) such modification shall have been approved by 75% of the members of the Global Board of PwCIL and (ii) such modification preserves the overall economic substance of such transactions and is not reasonably expected to result in an adverse effect on the Territory, its Partners or, after the IPO Closing Date, LuxCo or its Affiliates. Subject to the proviso in the first sentence of Section 13.3, this Agreement shall be amended as required to give effect to any such modification.

         (b) In the event that PwCIL reasonably determines, on the basis of U.S. legislative developments occurring after the date hereof, that it would be in the best interests of the participants in the Global Rollup for the structure of BermudaCo and its Affiliates contemplated by this Agreement to be changed so that BermudaCo would be a

U.S. corporation, with the other structural aspects of the transaction being substantially similar to those contemplated hereby, then, notwithstanding any provision herein to the contrary, upon the affirmative vote of 75% of the members of the Global Board of PwCIL, PwCIL shall cause BermudaCo to be, or assign its rights hereunder to, a U.S. corporation which would become BermudaCo for all purposes hereunder and each reference herein to BermudaCo would be deemed a reference to such entity (and cause such other changes to be made to the structure as PwCIL deems to be appropriate in light of such change to BermudaCo, provided that such other changes do not cause the other aspects of the structure to be substantially different from those contemplated hereby) and this Agreement shall be amended as may be necessary to give effect to such changes. Alternatively, in the event that PwCIL reasonably determines, on the basis of such legislative developments, that it would be in the best interests of the participants in the Global Rollup for the structure of BermudaCo and its Affiliates contemplated by this Agreement to be changed so that BermudaCo would be a U.K. corporation, with a subsidiary holding company similar to LuxCo or a reasonable alternative subsidiary holding company and the other structural aspects of the transaction being substantially similar to those contemplated hereby, then, notwithstanding any provision herein to the contrary, upon the affirmative vote of 75% of the members of the Global Board of PwCIL, (i) PwCIL shall (A) cause BermudaCo to be, or assign its rights hereunder to, a U.K. corporation which would become BermudaCo for all purposes hereunder (and each reference herein to BermudaCo would be a reference to such entity), (B) if applicable, cause LuxCo to be, or assign its rights hereunder to, an alternative subsidiary holding company (and each reference herein to LuxCo would be deemed a reference to such alternative subsidiary holding company), (C) permit the Territory to elect to make its contribution at the U.K. corporation level and
(D) cause such other changes to be made to the structure as PwCIL deems to be appropriate in light of such change to BermudaCo (and, if applicable, LuxCo), provided that such other changes do not cause the other aspects of the structure to be substantially different from those contemplated hereby, and (ii) this Agreement shall be amended as may be necessary to give effect to the matters described in clauses (A), (B), (C) and (D) above.

                                   ARTICLE III

                                    Closings

         SECTION 3.1. Closings. (a) The escrow closing (the "Escrow Closing") shall be held at 10:00 a.m. on the date on which the conditions set forth in Sections 4.1 and 4.2 (excluding those conditions intended to be satisfied at the Escrow Closing) shall have been satisfied or waived (the "Escrow Closing Date"). Each of the Territory, PwCIL and LuxCo shall use reasonable best efforts to cause the Escrow Closing to occur on the Escrow Closing Date. The Escrow Closing Date shall occur no earlier than July 1, 2002.

         (b) (A) On the IPO Closing Date, provided that the condition set forth in Section 4.3 has been satisfied, a duly authorized designee of PwCIL, acting pursuant to the Power of Attorney, shall deliver an escrow release (the "Escrow Release") to effect the closing (the "Closing", and the date on which the Closing shall occur, the "Closing Date") of the transactions contemplated by the Transaction Agreements. In the event that the Closing does not occur on or prior to the tenth Business Day following the Escrow Closing Date, all escrow arrangements in place pursuant to the Escrow Closing shall be canceled, and the documents and shares placed in escrow shall promptly be returned to the signatory parties thereto.

         (B) In the event that the Closing does not occur on the IPO Closing Date, the terms of this Agreement shall continue in full force and effect until the termination of this Agreement pursuant to Article XII. It is understood and agreed that the Closing may occur after the IPO Closing Date, and that the Escrow Closing Date may occur after the date on which the conditions specified in Sections 4.1(viii) and 4.2(vi) are satisfied.

         (c) The Escrow Closing and the Closing shall take place at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, or such other location as the parties hereto shall mutually agree.

         (d) At the Escrow Closing, (i) the Territory shall cause to be delivered (subject only to the execution of the Escrow Release at the Closing) to LuxCo all bills of sale, assignments and other instruments of transfer or conveyance as may be required under applicable law or as LuxCo may reasonably request to transfer to LuxCo the Sub Shares contemplated to be transferred at the Closing in accordance with Section 2.2(a), in each case free and clear of all Liens; provided that the terms of such instruments shall not result in an increase in the obligations of the Territory beyond those expressly set forth in this Agreement, and (ii) LuxCo shall deliver (subject only to the execution of the Escrow Release at the Closing) to the Territory all bills of sale, assignments and other instruments of transfer or conveyance as may be required under applicable law or as the Territory may reasonably request to issue to the Territory the LuxCo Shares contemplated to be transferred at the Closing in accordance with Section 2.2(b), free and clear of all Liens; provided that the terms of such instruments shall not result in an increase in the obligations of LuxCo beyond those expressly set forth in this Agreement.

         SECTION 3.2. Net Book Value Adjustment. (a) Within 90 days after the Closing Date, the Territory shall prepare and deliver to LuxCo a closing statement (the "Closing Statement"), consisting of (i) an unaudited balance sheet fairly presenting the assets and liabilities of Sub as of the Closing Date (as the same may be modified pursuant to this Section 3.2, the "Closing Date Balance Sheet") prepared in accordance with the Balance Sheet Principles (provided that, except as approved by LuxCo (such approval not to be unreasonably withheld, delayed or conditioned) (A) the effect of any intercompany or similar write-ups or mark-ups of the book value of inventory or any other assets shall be eliminated to the extent such write-ups or mark-ups were not in the ordinary course consistent with past practice or were not consistent with the Balance Sheet Principles and (B) no purchase accounting adjustments in respect of the Global Rollup shall be made) and (ii) a statement of the Sub Net Book Value. "Sub Net Book Value" shall mean the amount derived by subtracting (x) the total liabilities reflected on the Closing Date Balance Sheet from (y) the total assets reflected on the Closing Date Balance Sheet, in each case without consideration, as applicable, of goodwill and other intangibles, any assets created as a result of the Global Rollup, any Excluded Taxes and any Transfer Taxes incurred by the Territory, LuxCo or any of their respective Affiliates in connection with the transactions contemplated by the Transaction Agreements.

         LuxCo shall cause the employees of the Consulting Business to assist the Territory and its auditors in the preparation of the Closing Statement and shall provide the Territory and its auditors reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Consulting Business for such purpose.

         During the 90 day period following LuxCo's receipt of the Closing Statement, LuxCo and its auditors shall be permitted to review the working papers relating to the Closing Statement and the Territory and its Subsidiaries shall cooperate with LuxCo and its auditors to provide them with any other information used in preparing the Closing Statement reasonably requested by LuxCo or its auditors. The Closing Date Balance Sheet contained in the Closing Statement and the Sub Net Book Value derived from the Closing Date Balance Sheet shall become final and binding upon the parties on the 90th day following delivery thereof, unless LuxCo delivers to the Territory written notice of its disagreement ("Notice of Disagreement") specifying in reasonable detail such disagreement with respect thereto. Any agreed amount of deficiency or overage with respect to the Sub Net Book Value shall be promptly paid, notwithstanding any Notice of Disagreement.

         During the 20 Business Day period following the delivery of a Notice of Disagreement, the Territory and LuxCo shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such 20 Business Day period, the Territory and its auditors shall be permitted to review the working papers related to the Notice of Disagreement and LuxCo and its Subsidiaries and their auditors shall cooperate with the Territory and its auditors to provide them with any other information used in preparing the Notice of Disagreement reasonably requested by the Territory or its auditors. If during such 20 Business Day period the Territory and LuxCo agree in writing on the determination of the Closing Date Balance Sheet and the amount of the Sub Net Book Value, such determination shall be final and binding on the parties for all purposes hereunder. If the Territory and LuxCo have not resolved such differences by the end of such 20 Business Day period, the Territory and LuxCo shall submit, in writing, to an independent public accounting firm (the "Accounting Firm") their briefs detailing their views as to the correct form of the Closing Date Balance Sheet and amount of the Sub Net Book Value, and the

Accounting Firm shall determine the final form of the Closing Date Balance Sheet and amount of the Sub Net Book Value, which determination shall be final and binding on the parties for all purposes hereunder. The Accounting Firm shall be Ernst & Young LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed upon by the parties hereto in writing. The Accounting Firm shall use reasonable best efforts to consult with personnel of the Accounting Firm or Firms engaged in connection with another dispute under this provision involving a Rollup Territory in an attempt to maintain consistency with similar issues among the Rollup Territories. The Territory and LuxCo shall use reasonable best efforts to cause the Accounting Firm to render a decision resolving the matters submitted to it within 20 Business Days following the submission of the matters. The Territory and LuxCo agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any dispute resolution (including, without limitation, the fees and expenses of the Accounting Firm) pursuant to this Section shall be borne equally by the Territory and LuxCo. The fees and disbursements of the auditors and other advisors of each party hereto incurred in connection with their review of the Closing Statement and review of any Notice of Disagreement shall be borne by such party.

         Without limiting the generality of the foregoing, the Sub Net Book Value is to be calculated in the same way, using the same methods, as those used in connection with the preparation of the combined balance sheet of BermudaCo set forth on Schedule 3.2 (the "Baseline Balance Sheet"), whether or not doing so is in accordance with U.S. GAAP. In addition to the accounting principles set forth in the first paragraph of this Section 3.2(a), the principles described in the previous sentence are referred to in this Agreement as the "Balance Sheet Principles". The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether such calculation was done in accordance with the Balance Sheet Principles, and whether there were mathematical errors in the Closing Statement, and the Accounting Firm is not to make any other determination, including, without limitation, any determination as to whether U.S. GAAP was followed for the Baseline Balance Sheet, the Closing Date Balance Sheet or the Closing Statement or as to whether the NBV Amount is correct. Any items on or omissions from the Baseline Balance Sheet that are based upon errors of fact or mathematical errors or that are not in accordance with the Balance Sheet Principles shall be retained for purposes of calculating the Sub Net Book Value.

         (b) If the NBV Amount exceeds the Sub Net Book Value, the Territory shall, within 4 Business Days after the Sub Net Book Value becomes final and binding on the parties, make payment by wire transfer to an account specified by LuxCo in immediately available funds of the amount by which the NBV Amount exceeds the Sub Net Book Value, together with interest thereon from the Closing Date to the date of payment at a rate equal to LIBOR plus 1.0% per annum, compounded monthly. Such interest shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

         (c) If the Sub Net Book Value exceeds the NBV Amount, LuxCo shall, within 4 Business Days after the Sub Net Book Value becomes final and binding on the parties, make payment by wire transfer to an account specified by the Territory in immediately available funds of the amount by which the Sub Net Book Value exceeds the NBV Amount, together with interest thereon from the Closing Date to the date of payment at a rate equal to LIBOR plus 1.0% per annum, compounded monthly. Such interest shall be calculated on the basis of a year of 365 days and the actual number of days elapsed. In the event that it would be tax-efficient for the Territory to receive additional LuxCo Shares or accounts receivable in lieu of cash pursuant to this paragraph (c), LuxCo shall consider in good faith any proposal by the Territory to effect such a transfer.

                                   ARTICLE IV

                    Conditions to Escrow Closing and Closing

         SECTION 4.1. Conditions to LuxCo's Obligation to Consummate the Escrow Closing. The obligation of LuxCo to consummate the Escrow Closing is subject to the satisfaction (or waiver by PwCIL) as of the Escrow Closing Date of the following conditions:

                  (i) The International Partner Approval and the Local Partner Approval shall have been obtained.

                 (ii) The representations and warranties of the Territory in this Agreement (without regard to any qualifications therein as to materiality or Business Material Adverse Effect) shall be true and correct, in each case as of the date of this Agreement and as of the Escrow Closing Date as though made on such date (or, in the case of each representation and warranty which expressly speaks as of an earlier or later date, as of the earlier or later date as of which such representation and warranty speaks), unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Business Material Adverse Effect. The Territory shall have delivered to PwCIL and LuxCo a certificate on its behalf, dated the Escrow Closing Date and signed by an authorized officer or other signatory, representing and confirming that the foregoing condition has been satisfied, it being understood that the delivery and execution of such certificate shall not create any liability for the Territory.

                (iii) The Territory shall have performed, and shall have caused Sub and each other Subsidiary of the Territory to have performed, in all material respects all covenants, obligations and agreements required by the Transaction Agreements to be performed or complied with by the Territory, Sub or such Subsidiary, as the case may be, by the Escrow Closing Date. LuxCo agrees that it shall not waive the failure of this condition with respect to the failure of any Rollup Territory which has prior to the Closing Date, or shall substantially contemporaneously with the Territory, consummate the closing of its Rollup Transaction, to duly execute and deliver (subject only to the delivery of the Escrow Release) the Inter-Territory Contribution Agreement substantially in the form of Exhibit L or a shareholders agreement on substantially the terms set forth on Exhibit E. The Territory shall have delivered to PwCIL and LuxCo a certificate on its behalf, dated the Escrow Closing Date and signed by an authorized officer or other signatory, representing and confirming that the foregoing condition has been satisfied.

                 (iv) No action shall have been taken, or any statute, rule, regulation or order shall have been enacted or entered or deemed applicable to the transactions contemplated by the Transaction Agreements, and no temporary restraining order or preliminary or permanent injunction or other order (each, an "Injunction") shall have been issued by, any Governmental Entity, that would prohibit the consummation of the Closing.

                  (v) All material (individually or in the aggregate) authorizations, consents, Permits, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity reasonably necessary in connection with the consummation of the Closing (including, without limitation, any of the foregoing expressly stated in the Local Structure Term Sheet) shall have been obtained or made.

                 (vi) All material (individually or in the aggregate) consents, waivers, authorizations and approvals (including, without limitation, any of the foregoing listed on Schedule 5.6(b), 9.10 or the Local Structure Term Sheet) required to be obtained by the Territory of any person necessary in connection with the Local Transaction and the Exchange (without regard to the effect of, or any reference to, Section 9.1) or otherwise shall have been duly obtained and shall be in full force and effect on the Escrow Closing Date.

                (vii) No fewer than 80% of the Consulting Partners listed on
         Schedule 4.1(vii) (excluding for purposes of this paragraph (vii) any Consulting Partner to whom LuxCo or any of its Affiliates does not make an offer of employment) shall have executed and delivered (subject only to the execution of the Escrow Release) employment agreements (or alternatives, such as agreements with personal service companies) with Sub, LuxCo, BermudaCo or any of their respective Subsidiaries substantially in the form of Exhibit K hereto no later than the Business Day immediately preceding the date on which the Registration Statement is first filed with the SEC, and shall become (or continue to be, as the case may be), to the Territory's knowledge, employees of Sub, LuxCo,

         BermudaCo or any of their respective Subsidiaries, as applicable, immediately following the Closing, provided, that if Sub has entered into employment agreements with any Consulting Partners prior to the date hereof, the condition set forth in this paragraph (vii) shall be deemed satisfied with respect to such Consulting Partners if such employment agreements are reasonably satisfactory to LuxCo, and if such Consulting Partners shall become (or continue to be), to the Territory's knowledge, employees of Sub, LuxCo, BermudaCo or any of their respective Subsidiaries immediately following the Closing. The Territory shall have delivered to PwCIL and LuxCo a certificate on its behalf, dated the Escrow Closing Date and signed by an authorized officer or other signatory, representing and confirming that the foregoing condition has been satisfied.

               (viii) The Underwriting Agreement shall have been duly executed and delivered by all parties thereto other than LuxCo and BermudaCo.

                 (ix) The BermudaCo Shares shall have been approved for listing on the New York Stock Exchange or NASDAQ, subject to official notice of issuance.

                  (x) PricewaterhouseCoopers LLP ("PwCUS") shall have received from the SEC a no-action letter (or letters, if applicable) substantially in the form of Exhibit H hereto (as amended from time to time pursuant to Section 13.3), on behalf of the PricewaterhouseCoopers global network of firms, to the effect that, upon the Closing, the activities of LuxCo, BermudaCo and their respective affiliates shall not be attributed to any firm in such network for purposes of the SEC Independence Rules (such letter or letters, the "No-Action Letter").

                 (xi) The Territory shall have delivered a legal opinion of local counsel substantially in the form of Exhibit J hereto.

                (xii) To the extent required to comply with the terms of the No-Action Letter, the Territory shall have established retirement trust arrangements satisfactory to PwCIL; provided, that this paragraph (xii) shall not apply in the event that the Territory will not have unfunded pension liabilities as of the Closing Date.

               (xiii) At least 75% of the members of the Global Board of PwCIL shall have approved the per-BermudaCo Share purchase price set forth in the Underwriting Agreement.

         SECTION 4.2. Conditions to the Territory's Obligation to Consummate the Escrow Closing. The obligation of the Territory to consummate the Escrow Closing is subject to the satisfaction (or waiver by the Territory) as of the Escrow Closing of the following conditions:

                  (i) The International Partner Approval and the Local Partner Approval shall have been obtained.

                  (ii) The representations and warranties of LuxCo and PwCIL in this Agreement (without regard to any qualifications therein as to materiality or LuxCo Material Adverse Effect) shall be true and correct, in each case as of the date of this Agreement and as of the date of the Escrow Closing as though made on such date (or, in the case of each representation and warranty which expressly speaks as of an earlier date, as of the earlier date as of which such representation and warranty speaks), unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a LuxCo Material Adverse Effect. LuxCo and PwCIL shall have delivered to the Territory a certificate on behalf of each of LuxCo and PwCIL, respectively, dated the Escrow Closing Date and signed by an authorized officer of LuxCo and PwCIL, respectively, representing and confirming that the foregoing condition has been satisfied, it being understood that the delivery and execution of such certificates shall not create any liability for LuxCo or PwCIL.

                (iii) Each of LuxCo and PwCIL shall have performed in all material respects all covenants, obligations and agreements required by the Transaction Agreements to be performed or complied with by it by the Escrow Closing Date. Each of LuxCo and PwCIL shall have delivered to the Territory a certificate on behalf of such party dated the Escrow Closing Date and signed by an authorized officer of such party representing and confirming that the foregoing condition has been satisfied.

                 (iv) No action shall have been taken, or any statute, rule, regulation or order shall have been enacted or entered or deemed applicable to the transactions contemplated by the Transaction Agreements, and no Injunction shall have been issued by, any Governmental Entity, that would prohibit the consummation of the Closing.

                  (v) All material (individually or in the aggregate) authorizations, consents, Permits, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity reasonably necessary in connection with the consummation of the Closing (including, without limitation, any of the foregoing expressly stated in the Local Structure Term Sheet) shall have been obtained or made.

                 (vi) The Underwriting Agreement shall have been duly executed and delivered by all parties thereto other than the Territory.

                (vii) All material (individually or in the aggregate) consents, waivers, authorizations and approvals (including, without limitation, any of the foregoing listed on Schedule 5.6(b), 9.10 or the Local Structure Term Sheet) required to be obtained by PwCIL or LuxCo of any person necessary in connection with the Local Transaction and the Exchange (without regard to the effect of, or any reference to, Section 9.1) or otherwise shall have been duly obtained and shall be in full force and effect on the Escrow Closing Date.

               (viii) The BermudaCo Shares shall have been approved for listing on the New York Stock Exchange or NASDAQ, subject to official notice of issuance.

                 (ix) PwCUS shall have received the No-Action Letter.

                  (x) LuxCo shall have delivered a legal opinion of local counsel with respect to the valid issuance of the LuxCo Shares.

                 (xi) LuxCo shall have delivered a legal opinion of counsel to the effect that the LuxCo Shares to be distributed on the Closing Date are not required to be registered under the Securities Act (subject to customary assumptions).

                (xii) At least 75% of the members of the Global Board of PwCIL shall have approved the per-BermudaCo Share purchase price set forth in the Underwriting Agreement.

         SECTION 4.3. Condition to Delivery of the Escrow Release on the Closing Date. The obligation of PwCIL to cause its duly authorized designee to deliver the Escrow Release on the Closing Date is subject to the satisfaction or waiver of all conditions to the IPO Closing set forth in the Underwriting Agreement, other than a condition providing that the Closing shall have occurred.

         SECTION 4.4. Frustration of Closing Conditions. Neither the Territory, PwCIL nor LuxCo may rely on the failure of any condition set forth in this
Article IV to be satisfied if such failure was caused by such party's failure to act in good faith or to use reasonable best efforts, as and to the extent required by Section 9.3, to cause the Escrow Closing or the Closing to occur.

                                    ARTICLE V

                 Representations and Warranties of the Territory

         The Territory hereby represents and warrants to PwCIL and LuxCo as follows (it being understood that any such representation and warranty made with respect to Sub or any Subsidiary of Sub shall not be deemed made before the Escrow Closing Date), subject to such exceptions as are disclosed on any Schedule attached hereto (it being understood and agreed that under no circumstances shall any breach of the representations and warranties in this Article V give rise to any liability of the Territory or its Affiliates to pay damages or to indemnify any person, the only remedy for such breach being the right to terminate this Agreement prior to the Closing Date in accordance with Article XII or elect not to consummate the Closing in accordance with Article IV).

         SECTION 5.1. Organization, Standing and Authority. Each of the Territory, Sub and any Subsidiaries of Sub is a company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization. Each of the Territory and Sub has all requisite corporate or other power and authority to conduct the Consulting Business in all material respects as it is currently conducted and to own, lease or operate the assets and properties used in connection therewith. The Territory is the holder of all of the issued and outstanding shares or other ownership interests of Sub. Every entity directly engaged in the conduct or operation of, and every person that owns any direct interest in, or every entity (other than a natural person) that owns a direct or indirect interest in, the Consulting Business is a party (other than a Noncompete Party) to this Agreement. Subject to the Territory obtaining the Local Partner Approval and International Partner Approval, each of the Territory and Sub has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party, to comply with the terms of such Transaction Agreements and to consummate the transactions contemplated thereby. As of the Escrow Closing Date, all acts and other proceedings required to be taken by each of the Territory and Sub to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and properly taken. The appropriate governing body of each of the Territory and Sub, by resolution duly adopted, has declared the Local Transaction and the Exchange to be expedient and for the best interests of the Territory or Sub, as the case may be, and deems it advisable and in the best interests of its Partners, stockholders or analogous persons, as the case may be, to consummate, and has approved, the Transaction Agreements and the transactions contemplated thereby on the terms and conditions set forth in the Transaction Agreements. This Agreement has been duly executed and delivered by the Territory and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law). As of the Escrow Closing Date, each of the Other Transaction Agreements to which each of the Territory and Sub is to be a party will have been duly executed and delivered by it (subject only to the execution of the Escrow Release) and, upon the Closing, will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law). On the Closing Date, other than Sub and any Subsidiaries of Sub, none of the Affiliates of the Territory will be engaged in the operation of the Consulting Business. Sub and its Subsidiaries are not engaged in any business other than the Consulting Business as of the Closing Date, and, as of the Closing Date, will have no liabilities that are Excluded Liabilities.

         SECTION 5.2. No Violation; Consents and Approvals. (a) The execution and delivery of this Agreement by the Territory does not, and the execution and delivery by each of the Territory, Sub and their respective Subsidiaries of the Other Transaction Agreements to which it is to be a party and the consummation of the transactions contemplated thereby and compliance with the terms thereof will not, (i) subject to obtaining the Local Partner Approval and International Partner Approval, conflict with or result in any violation of any provision of the constitutive or organizational documents of the Territory or Sub or the comparable organizational documents of any of their respective Subsidiaries,
(ii) conflict with, result in a violation or breach of, or constitute a default, or give rise to any right of a termination, revocation, cancelation or acceleration, under, any Contract to which the Territory, Sub or any of their respective Subsidiaries is a party, except for any such conflict, violation, breach, default, loss, right, entitlement or Lien which, individually or in the aggregate, could not reasonably be expected to have a Business Material Adverse Effect, or (iii) conflict with or result in a violation of any judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to the Territory, Sub or any of their respective Subsidiaries or to the property or assets of the Territory, Sub or any of their respective Subsidiaries, except for any such conflict, violation, loss or Lien (in the case of clauses (ii) or (iii)) which, individually or in the aggregate, could not reasonably be expected to have a Business Material Adverse Effect.

         (b) No consent, approval, license, Permit, order, authorization of, registration, declaration or filing with, or notice to, any domestic or foreign court, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether local, municipal, provincial, Federal, national, supra-national or otherwise) (each, a "Governmental Entity") is required to be obtained or made by or with respect to the Territory, Sub or any of their respective Subsidiaries in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated thereby or compliance with the terms thereof, other than consents, approvals, licenses, permits, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made could not reasonably be expected, individually or in the aggregate, to have a Business Material Adverse Effect.

         SECTION 5.3. Financial Statements. (a) Schedule 5.3(a) sets forth the balance sheets for the Consulting Business as of June 30, 2001 and December 31, 2001

(collectively, the "Balance Sheets"), and the monthly operating report relating to the Consulting Business for the fiscal year ended June 30, 2001 and the six months ended December 31, 2001, together with the supplementary schedules submitted to PwCIL (with the financial statements delivered pursuant to Section 7.14, collectively, the "Financial Statements"). The Financial Statements have been or will be prepared in accordance with U.S. GAAP (except as specifically described on Schedule 5.3(a)) consistently applied and on that basis fairly present for the purposes of consolidation the financial condition and results of operations of the Consulting Business as of the date thereof and for the period indicated, and are derived from the Books and Records.

         (b) The Consulting Business does not have any material liabilities, obligations or commitments of any nature (whether accrued, absolute, contingent, asserted or otherwise) except for liabilities, obligations and commitments (i) disclosed on the Balance Sheets or the supplementary schedules thereto or (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2001, and not in violation of this Agreement.

         SECTION 5.4. Absence of Changes or Events. Since December 31, 2001, there has been no change or event which, individually or in the aggregate, could reasonably be expected to have a Business Material Adverse Effect. Since December 31, 2001, the Territory and each of its Subsidiaries have carried on the Consulting Business in the ordinary course of business consistent with past practice (except in connection with the transactions contemplated by the Transaction Agreements).

         SECTION 5.5. Taxes. Except as set forth on Schedule 5.5, (a) the Territory, Sub and each of their respective Subsidiaries and any affiliated group of entities of which the Territory, Sub or any of their respective Subsidiaries is or has been a member, (i) has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax Returns and (ii) all Taxes due on such Tax Returns have been timely paid in full or will be timely paid in full by the due date thereof (except for those Taxes being contested in good faith); (b) no Liens (other than Permitted Liens) for material Taxes have been filed, and no material claims for Taxes have been asserted in writing, by any Taxing Authority with respect to the Territory, Sub or any of their respective Subsidiaries, that could create a liability for, or otherwise affect, Sub, the Consulting Business or the Acquired Assets; (c) no Taxing Authority is examining, or threatening to examine, any Tax return or report filed by Sub or any of its Subsidiaries; (d) neither the Territory nor Sub nor any of their respective Subsidiaries or Affiliates has entered into any material agreement or consent regarding the treatment for Tax purposes of the Sub, any of its Subsidiaries, the Consulting Business, or the Acquired Assets; (e) none of the Territory, Sub or any of their respective Subsidiaries has been a member of an affiliated group of entities that filed Tax Returns on a combined, consolidated or unitary basis (other than a group the common parent of which was the Territory); and (f) none of the Territory, Sub or any of their respective Subsidiaries has any liability for the Taxes of any person (other than any of the Territory, Sub or any of their respective Subsidiaries) under applicable law or pursuant to any tax allocation or sharing agreement.

         SECTION 5.6. Title to Assets. (a) Either the Territory, Sub or their respective Subsidiaries has and, after giving effect to the Local Transaction and the Exchange, Sub and its Subsidiaries will have, good and valid title to, or, with respect to material Leased Real Property and other material leased Acquired Assets, valid and binding leasehold interests in, all the Acquired Assets (except for assets not material to the Consulting Business which have been sold or otherwise disposed of in the ordinary course of the Consulting Business consistent with past practice), in each case free and clear of all mortgages, liens, options, charges, title defects, security interests, charges and similar encumbrances ("Liens") except (i) mechanics', carriers', workmen's, repairmen's or other similar liens arising or incurred in the ordinary course of business, (ii) condi tional sales contracts (covering personalty and equipment, but not real property) and equipment leases entered into in the ordinary course of business, (iii) Liens for Taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith in appropriate proceedings and for which adequate reserves have been provided, (iv) leases, subleases and license agreements described on Schedule 9.10 and Liens affecting the interest of the landlords, sublessors and licensors thereunder (or any underlying landlords, sublessors and licensors) and (v) other Liens which do not materially impair continued use and operation of any Acquired Asset in the conduct of the Consulting Business (the items described in clauses (i) through (v) above are hereinafter referred to collectively as "Permitted Liens"). The Permitted Liens, taken together, do not materially impair the value or continued use and operation of the Acquired Assets to which they relate in the conduct of the Consulting Business as presently conducted. The Acquired Assets, together with the rights of LuxCo under the Transaction Agreements, constitute all the assets necessary to conduct the Consulting Business in substantially the same manner as currently conducted. This Section 5.6(a) (other than the immediately preceding sentence) does not relate to matters with respect to Intellectual Property, which are the subject of Section 5.12.

         (b) Schedule 5.6(b) sets forth a complete list of all leases, subleases and occupancy agreements for Leased Real Property (collectively, as same may have been amended or supplemented, "Real Property Leases") and identifies each of the Real Property Leases by (i) the date thereof and the dates of any amendments, modifications and supplements thereto and (ii) the original parties thereto and, in the case of Real Property Leases that have been assigned, the current parties thereto. Schedule 5.6(b) also (i) sets forth the expiration date of each Real Property Lease and indicates whether any unexercised renewal option(s) exist thereunder, (ii) in the case of Real Property Leases which are subleases, identifies the underlying prime leases, (iii) indicates for each Real Property Lease if consents of the landlord, any applicable prime landlord or any other person known to the Territory, or any party to any agreement or instrument described in clause (iv), are required in order to execute and deliver the assignment, sublease or license agreement thereof or thereunder described on Schedule 9.10 and names the person or persons from whom consent is required and (iv) identifies any nondisturbance agreements and material reciprocal easement or operating agreements relating to each Real Property Lease. True, correct and complete descriptions and copies of the Real Property Leases and other agreements identified on Schedule 5.6(b) have been delivered to PwCIL and LuxCo or have been made available to PwCIL and LuxCo for their review. None of the Territory or any of its Subsidiaries has any interest in real property primarily used in the Consulting Business other than the Leased Real Property.

         SECTION 5.7. Contracts. (a) There is no Contract that constitutes or contains an Acquired Asset or an Assumed Liability or that after the Closing will be binding upon LuxCo or any of its Subsidiaries or their respective assets that is:

                  (i) a Contract which has aggregate future sums due from or to the Territory, Sub or any of their respective Subsidiaries in respect of the Consulting Business in excess of the product obtained by multiplying the Territory Percentage of the Territory by $25,000,000 (such product, the "Material Contract Threshold") (or the equivalent amount in any other applicable currency based on the Applicable Spot
         Rate) and, in the case of Contracts with sums due from the Territory, Sub or any of their respective Subsidiaries, is not terminable by the Territory, Sub or the relevant Subsidiary without cost upon 60 days or less notice;

                 (ii) a Contract which following the Closing would limit the ability of LuxCo or BermudaCo or any of their respective Subsidiaries to compete with any person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

                (iii) a Contract providing for "exclusivity" or under which the Consulting Business is in any material respect restricted, or which after the Closing would restrict LuxCo, BermudaCo or any of their respective Affiliates in any material respect, with respect to provision or purchase of any services, distribution, marketing, development or manufacture;

                 (iv) except as could not reasonably be expected to have a Business Material Adverse Effect, a Contract granting the other party or any third person "most favored nation" status;

                  (v) (A) an employee collective bargaining agreement, arrangement or other Contract with any labor union, staff association, works council or other body of employee representatives, (B) a plan, scheme, program or a Contract that provides for a guaranteed level of base salary or the payment of any bonus or incentive compensation, (C) a plan, scheme, program or Contract that provides for severance, termination or similar type of compensation or benefits upon the termination or resignation of any Covered Person, (D) a plan, scheme, program or

         Contract that provides for pension, retirement, deferred compensation, medical or life insurance benefits for former employees or for Covered Persons upon their retirement from, or termination of employment with any person that carries on any part of, the Consulting Business (other than health coverage continuation required by law), or (E) as of the Closing Date, a plan, scheme, program or Contract with any Consulting Partner that is inconsistent in any material respect with such Consulting Partner's "partner personalized statement", in each case (other than with respect to clause (E)) which has aggregate future sums due from or to the Territory, Sub or any of their respective Subsidiaries, in excess of the Material Contract Threshold (or the equivalent amount in any other applicable currency based on the Applicable Spot Rate);

                 (vi) a Contract under which the Sub or any of its Subsidiaries has (A) incurred any indebtedness for borrowed money that is currently owing or (B) given any guarantee of any such indebtedness;

                (vii) a Contract creating or granting a material Lien on any Acquired Asset other than a Permitted Lien (including, without limitation, material Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices, in each case which are not Permitted Liens);

               (viii) a Contract which has aggregate sums due from or to the Territory, Sub or any of their respective Subsidiaries in excess of the Material Contract Threshold (or the equivalent amount in any other applicable currency based on the Applicable Spot Rate) (A) that contains a prohibition or limitation on the assignment of all or any portion thereof by the Territory, Sub or any of their respective Subsidiaries to any other person (without regard to any exception permitting assignments to Subsidiaries or Affiliates) or (B) that the consummation of any of the transactions contemplated by the Transaction Agreements or the execution and delivery or effectiveness of the Transaction Agreements will conflict with, result in a violation or breach of, or constitute a default under (with or without notice or lapse of time or both), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancelation or acceleration, or loss of material benefit, or to increased, guaranteed, accelerated or additional rights or entitlements of any person;

                 (ix) a Contract which has aggregate sums due from or to the Territory, Sub or any of their respective Subsidiaries in excess of the Material Contract Threshold (or the equivalent amount in any other applicable currency based on the Applicable Spot Rate) that requires consent, waiver, approval or authorization of or notice to a third party in the event of or with respect to the consummation of any of the transactions contemplated by the Transaction Agreements or the execution and delivery or effectiveness of the Transaction Agreements;

                  (x) a Contract which has aggregate sums due from or to the Territory, Sub or any of their respective Subsidiaries in excess of the Material Contract Threshold (or the equivalent amount in any other applicable currency based on the Applicable Spot Rate) not containing a waiver of incidental, consequential, punitive and special damages in favor of the Territory, Sub or their respective Subsidiaries (and their respective assignees) in all circumstances; and

                 (xi) a Contract which has aggregate sums due from or to the Territory, Sub or any of their respective Subsidiaries in excess of the Material Contract Threshold (or the equivalent amount in any other applicable currency based on the Applicable Spot Rate) entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding.

         (b) As of the date hereof, neither the Territory nor Sub nor any of their respective Subsidiaries has received any written notice of the intention of any party to terminate any Assigned Contract meeting the criteria set forth in paragraph (a)(i) above, or that any party considers that the Territory, Sub or their respective Subsidiaries is in breach in any material respect or default thereunder or in potential breach in any material respect or default thereunder. Complete and correct copies of all the Assigned Contracts identified in Section 5.7(a), together with all modifications and amendments thereto to the date of this Agreement, have been made available to PwCIL and LuxCo (other than such Contracts the disclosure of which would constitute a breach of such Contract or would violate applicable law).

         (c) The effect of Section 9.1 in determining whether an asset or liability constitutes an Assigned Contract, Acquired Asset or Assumed Liability shall be excluded for all purposes of this Section 5.7.

         SECTION 5.8. Litigation. Schedule 5.8 sets forth a complete and correct list of all claims, actions, suits or judicial, administrative and regulatory proceedings or investigations pending or threatened in writing since January 1, 2000 by or against the Territory, Sub or any of their respective Subsidiaries affecting the Consulting Business or the Acquired Assets (i) which involves an amount in controversy in excess of the Material Contract Threshold (or the equivalent amount in any other applicable currency based on the Applicable Spot
Rate) or (ii) which could reasonably be expected to have a Business Material Adverse Effect. There is no injunction, order, judgment, writ or decree to which the Territory, Sub or any of their respective Subsidiaries is a party or subject to, or in default under which, individually or in the aggregate, could reasonably be expected to have a Business Material Adverse Effect. This Section
5.8 does not relate to matters with respect to Taxes, which are the subject of
Section 5.5, or Acquired Intellectual Property, which is the subject of Section 5.12, or Benefit Plans, which are the subject of Section 5.9(b)(ii).

         SECTION 5.9. Employee and Related Matters. (a) Schedule 5.9(a) contains a true and complete list of all material "employee welfare benefit plans", "employee pension benefit plans" and any other bonus, pension, profit-sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time-off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, scheme, program, policy, arrangement or understanding, and each employment, consulting, deferred compensation, severance, termination or indemnification agreement or arrangement but expressly excluding such benefits or payments required by applicable law any governmental plan or program that requires mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to wages of any employee that are maintained or contributed to, or required to be maintained or contributed to, by the Territory, Sub or any of their respective Subsidiaries or any person or entity that is Controlled by, in Control of, or under common Control with, the Territory, Sub or any of their respective Subsidiaries, in each case for the benefit of a Covered Person (collectively, "Benefit Plans"). The Territory and Sub have made available to PwCIL and LuxCo true, correct and complete copies of (1) each such Benefit Plan (or, in the case of any such unwritten Benefit Plan, a description thereof), (2) the two most recent annual reports filed with any governmental agency with respect to each such Benefit Plan (if any such report was required), (3) the most recent summary plan description or similar document for each such Benefit Plan for which such summary plan description is required or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance annuity contract relating to any such Benefit Plan. Each Benefit Plan has been administered in material compliance with its terms. The Territory, Sub and their respective Subsidiaries and all the Benefit Plans are in compliance in all material respects with all laws applicable or related to any Benefit Plan. No event has occurred, and no condition exists, with respect to any Benefit Plan that could reasonably be expected to result in any material (individually or in the aggregate) liability to the Territory, Sub, any of their respective Subsidiaries, LuxCo, BermudaCo, any Benefit Plan or any service provider to any Benefit Plan, other than liabilities for contributions to, or benefits payments from, such Benefit Plans in the ordinary course.

         (b) (i) Each Benefit Plan intended to qualify for favorable tax treatment under the law of any jurisdiction is so qualified and has received the appropriate approval of any appropriate governmental agency, and no such approval has been revoked, nor has revocation been threatened, nor has any event occurred with respect to such Benefit Plan that could adversely affect its qualification, and (ii) there is no pending, or to the knowledge of the Territory, threatened litigation that would materially affect the Benefit Plans.

         (c) All contributions and premiums required to be made by the Territory, Sub or any of their respective Subsidiaries with respect to the Benefit Plans related to the

Consulting Business under applicable law or the terms of any Benefit Plan related to the Consulting Business have been timely made.

         (d) No condition exists with respect to any Benefit Plan that presents a risk to Sub, LuxCo, BermudaCo of incurring any unfunded liability, and each Benefit Plan may be amended or terminated without any material unfunded liability to Sub, LuxCo, BermudaCo or any of their respective Subsidiaries. Neither the Territory nor Sub nor any of their respective Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan. Neither the Territory nor Sub nor any of their respective Subsidiaries has any obligations in respect of unfunded Benefit Plans for Staff Employees.

         (e) Neither the execution and delivery of this Agreement nor the obtaining of the Local Partner Approval or the International Partner Approval nor the consummation of the transactions contemplated by this Agreement will (x) entitle any Covered Person to any bonus, incentive compensation or severance pay or increase any benefits provided under any of the Benefit Plans, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the Benefit Plans in respect of any Covered Person or (z) result in any breach or violation of, or a default under, any of the Benefit Plans.

         (f) Each Consulting Partner and each Staff Employee is listed on
Schedule 7.12(a)(i). Sub has no employees other than employees primarily engaged in the Consulting Business.

         SECTION 5.10. Compliance with Laws. The Territory, Sub and their respective Subsidiaries have in effect all material certificates, permits, licenses, franchises approvals, qualifications, registrations, certifications, and other similar authorizations from any Governmental Entity ("Permits") applicable to the Consulting Business as currently conducted. The Territory, Sub and their respective Subsidiaries are in compliance in all material respects with any existing laws, rules, regulations, Permits, ordinances, orders, judgments, writs, injunctions, statutes or decrees applicable to the Consulting Business as presently conducted, and neither the Territory nor Sub nor any of their respective Subsidiaries has received any written communication during the past 12 months from a Governmental Entity that alleges to the contrary. Neither the Territory nor Sub nor any of their respective Subsidiaries has received any written notice that any material investigation or review by any Governmental Entity is pending with respect to any of the Acquired Assets or the Consulting Business or that any such investigation or review is contemplated. The Territory, Sub and their respective Subsidiaries have complied and are in compliance in all material respects with all existing Environmental Laws applicable to the existence, condition (financial or otherwise), operations, properties, assets or business of the Consulting Business and no condition or state of facts exists that could reasonably be expected to give rise to a violation of, or a material liability or default under, any such Environmental Law. This Section 5.10 does not relate to matters with respect to Taxes, which are the subject of Section 5.5, labor matters, which are the subject of Section 5.11, Intellectual Property, which is the subject of Section 5.12, or Benefit Plans, which are the subject of Section 5.9(a).

         SECTION 5.11. Labor Matters. (i) There is not any pending or, to the Territory's knowledge, threatened, and since January 1, 2001 there has not been any, labor dispute, industrial action or strike, work stoppage or lockout with respect to the Consulting Business; (ii) neither the Territory nor Sub nor any of their respective Subsidiaries is engaged in any unlawful labor practice in connection with the conduct of the Consulting Business; (iii) there are not any unfair labor practice charges against the Territory, Sub or any of their respective Subsidiaries pending before any sovereign, state or local agency in connection with the conduct of the Consulting Business; (iv) there are not any proceedings in connection with the conduct of the Consulting Business pending before any sovereign, state or local agency responsible for the prevention of unlawful employment practices that could reasonably be expected to result in any material liability to the Consulting Business; and (v) the Territory, Sub and their respective Subsidiaries are in material compliance with all laws and regulations, regulating labor, wages, employment, workplace, workplace safety or labor practices, in the case of each of clauses (i), (ii), (iii), (iv) and (v) above which is material to the Consulting Business.

         SECTION 5.12. Intellectual Property, etc. Either the Territory or its Subsidiaries has all rights and powers necessary to grant the licenses and make the assignments granted and made pursuant to and under the terms of this Agreement and the Other Transaction Agreements, subject to author's rights (other than the author's rights of the Territory or any of its Subsidiaries) provided by applicable law. Either the Territory or its Subsidiaries has and, following the Closing, Sub and its Subsidiaries will have, all right, title and interest in, to and under the registrations of all trademarks that are material to the Consulting Business (except as provided in Section 7.13, other than those relating to the PricewaterhouseCoopers name or any derivative thereof), and has all rights and powers necessary to make the assignment set forth in this Agreement and the Other Transaction Agreements of such trademarks that are material to such Consulting Business, subject to rights provided by inventors' rights laws of any jurisdiction and to all existing agreements between the Territory or its Subsidiaries and third parties with respect to such trademarks entered into prior to the date of this Agreement. The conduct of the Consulting Business as it is currently conducted does not violate or infringe the Intellectual Property rights or rights in trade secrets or confidential information of any person except for any such violations or infringements that, individually or in the aggregate, could not reasonably be expected to have a Business Material Adverse Effect. No proceedings are pending against the Territory or its Subsidiaries by any person with respect to the ownership, validity, enforceability, effectiveness or use in the Consulting Business of any Acquired Intellectual Property and, since January 1, 2000, none of the Territory or any of its Subsidiaries has received any written notice alleging that the conduct of the Consulting Business during such period violated or infringed any

Intellectual Property rights or rights in trade secrets or confidential information of any person, other than proceedings or allegations which, individually or in the aggregate, could not reasonably be expected to have a Business Material Adverse Effect.

         SECTION 5.13. Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co., the fees and expenses of which (other than with respect to underwriting discounts and commissions) will be treated as "global prior charges", and Lehman Brothers, Inc., the fees and expenses of which (other than with respect to underwriting discounts and commissions) will be treated as "global prior charges" (except as provided in
Section 7.6, and subject to Section 2.2(e)), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transaction Agreements or the transactions contemplated thereby based upon arrangements made by or on behalf of the Territory, Sub or their respective Subsidiaries.

         SECTION 5.14. Voting Requirements. Set forth on Schedule 5.14 are the required consents and approvals of this Agreement and the transactions contemplated hereby required by the constitutive or organizational documents of the Territory or otherwise in order to effect the Closing (collectively, the "Local Partner Approval"). Together with (i) the approval of this Agreement and the transactions contemplated hereby by the Board of PwCIL and (ii) the affirmative vote of 2/3 of the total votes capable of being cast of the members of PwCIL (the "International Partner Approval") in favor of this Agreement and the transactions contemplated hereby, the Local Partner Approval is the only vote or consent of the holders of any partnership interests or similar ownership interests of the Territory which may be necessary to approve the Transaction Agreements and the transactions contemplated thereby.

         SECTION 5.15. Validity of Sub Shares. The Sub Shares have been duly authorized, and, when the Sub Shares shall have been delivered (subject only to the execution of the Escrow Release) in accordance with this Agreement on the Escrow Closing Date, such Sub Shares will have been validly issued, fully paid and nonassessable.

         SECTION 5.16. Noncompete Parties. The Noncompete Parties comprise every business entity Controlling, Controlled by, or under common Control (including, without limitation, through common ownership by Partners in the Territory) with, the Territory (other than Sub and its Subsidiaries), other than such business entities which are Controlled by the Territory or a Noncompete Party.

         SECTION 5.17. Private Placement. The Territory is (a) an "accredited investor" within the meaning of Rule 501(a) under the Securities Act or (b) is not a "U.S. person" within the meaning of Rule 902(k) under the Securities Act and will receive the Share Consideration in an "offshore transaction" within the meaning of Rule 902(h) under the Securities Act. The Territory has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of the Rollup

Transaction, the IPO and the other transactions contemplated hereby, including an investment consisting of the Share Consideration. The Territory is able to fend for itself, is able to bear the economic risk of holding the Share Consideration for an indefinite period of time and to suffer a complete loss of the value of the Share Consideration. The Territory acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to participate in the Rollup Transaction, the IPO and the other transactions contemplated hereby.

                                   ARTICLE VI

                Representations and Warranties of LuxCo and PwCIL

         Each of LuxCo and PwCIL hereby represents and warrants to the Territory and Sub as follows (it being understood and agreed that under no circumstances shall any breach of the representations and warranties in this Article VI give rise to any liability of LuxCo or PwCIL to pay damages or to indemnify any person, the only remedy for such breach being the right to terminate this Agreement prior to the Closing Date in accordance with Article XII or elect not to consummate the Closing in accordance with Article IV):

         SECTION 6.1. Organization, Standing and Authority. LuxCo is a partnership limited by shares duly organized, validly existing and in good standing under the laws of Luxembourg. PwCIL is a private company limited by guarantee, not having a share capital, duly organized, validly existing and in good standing under the laws of England and Wales. Subject to the International Partner Approval being obtained, each of LuxCo and PwCIL has all requisite corporate or other power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. As of the Escrow Closing Date, all corporate acts and other proceedings required to be taken by each of LuxCo and PwCIL to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and properly taken. This Agreement has been duly executed and delivered by each of LuxCo and PwCIL and constitutes the legal, valid and binding obligation of each of LuxCo and PwCIL, enforceable against each of LuxCo and PwCIL in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law). As of the Escrow Closing Date, each of the Other Transaction Agreements to which LuxCo or PwCIL is to be a party has been duly executed and delivered (subject only to the execution of the Escrow Release) by LuxCo or PwCIL, as applicable and, upon the Closing, will constitute the legal, valid and binding obligation of each of LuxCo and PwCIL, enforceable against each of LuxCo and PwCIL in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law). As of the IPO Closing Date, LuxCo does not own any assets and has not incurred any liabilities, and has not had any business or operations (excluding, in each case, any assets, liabilities, business or operations in connection with the consummation of the Global Rollup).

         SECTION 6.2. No Violation; Consents and Approvals. (a) The execution and delivery of this Agreement by each of LuxCo and PwCIL does not, and the execution and delivery by each of LuxCo and PwCIL of the Other Transaction Agreements to which it is to be a party and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, (i) conflict with or result in any violation of any provision of the constitutive or organizational documents of LuxCo or PwCIL, as applicable, (ii) conflict with, result in a violation or breach of, or constitute a default, or give rise to any right of termination, revocation, cancelation or acceleration, under, any loan or credit agreement, note, bond, mortgage, indenture, benefit plan, deed of trust, license, lease, sublease, contract, purchase order, commitment or agreement, written or unwritten (collectively, "Contracts"), to which LuxCo or PwCIL is a party, except for any such conflict, violation, breach, default, loss or right, entitlement or Lien which, individually or in the aggregate, could not reasonably be expected to result in a LuxCo Material Adverse Effect or a PwCIL Material Adverse Effect, respectively or (iii) conflict with or result in a violation of any judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to LuxCo or PwCIL or to the property or assets of LuxCo or PwCIL, except for any such conflict, violation, loss or Lien which, individually or in the aggregate, could not reasonably be expected to have a LuxCo Material Adverse Effect or a PwCIL Material Adverse Effect, respectively.

         (b) No consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to LuxCo or PwCIL in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated thereby, other than such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made could not reasonably be expected to have, individually or in the aggregate, a LuxCo Material Adverse Effect or a PwCIL Material Adverse Effect, respectively.

         SECTION 6.3. Validity of LuxCo Shares. The LuxCo Shares have been duly authorized, and, when the LuxCo Shares shall have been delivered in accordance with this Agreement on the Escrow Closing Date, such LuxCo Shares will have been validly issued, fully paid and nonassessable.

         SECTION 6.4. Other Rollup Agreements. Except to the extent required to comply with applicable law, as of the date of this Agreement, the terms of this Agreement (including, without limitation, the exhibits hereto) are substantively equivalent in all material respects to, and in any event not materially more burdensome to the Territory than, the terms of each other rollup agreement (including, without limitation, the exhibits thereto) with each other Rollup Territory (in each case, excluding for purposes of this Section 6.4 any tax-related structural differences in such terms or other differences in such terms reasonably necessary to comply with local law or practice in an applicable jurisdiction or jurisdictions). In the event that any material amendment or modification is made after the date of this Agreement to any such other rollup agreement, the Territory (i) shall be provided with prompt written notice describing such amendment or modification and (ii) shall be afforded, to the extent permitted under applicable law, the opportunity to amend this Agreement in like manner.

         SECTION 6.5. U.S. Income Tax Status. Neither LuxCo nor any of its Affiliates has made any election or taken any other action to cause LuxCo not to be treated as a partnership for U.S. Income Tax purposes.


                                  ARTICLE VII

                       Covenants of the Territory and Sub

The Territory covenants and agrees as follows:

         SECTION 7.1. Access. (a) Prior to the Closing, the Territory shall, and shall cause its Subsidiaries to, give LuxCo, BermudaCo and their respective employees, counsel, accountants, investment bankers and other representatives and advisors (collectively, "Representatives") full access upon reasonable advance notice and during normal business hours to all offices and other facilities used in the Consulting Business and to all books, records, agreements, documents, information, personnel, data and files to the extent relating to the Consulting Business, and during such period shall furnish to the Representatives any information concerning the Consulting Business as they may reasonably request (including without limitation, to the extent practicable, by electronic means); provided that the Territory shall not be required to disclose such information if such disclosure would violate applicable law or contract; and, provided further, that the Territory shall use reasonable best efforts to obtain the required consents necessary to permit the timely disclosure of such information.

         (b) After the Closing and until the seven year anniversary of the Closing Date, the Territory will, and will cause its Subsidiaries to, give LuxCo, BermudaCo and their respective Subsidiaries and their Representatives reasonable access, during normal business hours and upon reasonable notice, to all books, documents, information, data, files and other records relating to (i) the operation of the Consulting Business prior to the

Closing, (ii) the Acquired Assets or (iii) the Assumed Liabilities, and to furnish copies thereof, which LuxCo, BermudaCo or their respective Subsidiaries or their Representatives reasonably request, at the Territory's cost and expense if such copies are reasonably required to operate the Consulting Business on a stand-alone basis, and otherwise at LuxCo's expense, including, without limitation, in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to (w) the IPO and rights or obligations of LuxCo or Sub under the Transaction Agreements, (x) the operation of the Consulting Business, (y) the Acquired Assets or (z) the Assumed Liabilities, and the Territory shall furnish reasonable assistance (at LuxCo's expense) (including, without limitation, access to personnel) to LuxCo, BermudaCo and their respective Subsidiaries and their Representatives in connection with such claims and other proceedings; provided that such access shall be granted until the later of the seventh anniversary of the Closing Date and the expiration date of the applicable statute of limitations with respect to tax matters. The Territory shall permit, promptly upon reasonable request, LuxCo, BermudaCo or any of their respective Subsidiaries to use original copies of any such records for purposes of litigation, provided such records are promptly returned to the Territory following such use. The Territory shall not, and shall not permit any of its Subsidiaries to, destroy any such records prior to the expiration of such access period without providing LuxCo with written notice detailing the contents of such records, and providing LuxCo with the opportunity to obtain such records, at least 120 days prior to the destruction thereof.

         SECTION 7.2. Ordinary Conduct. Except with the written consent of PwCIL fand, after the IPO Closing Date, LuxCo, or as expressly permitted or required by the terms of the Transaction Agreements, from the date of this Agreement to the Closing, the Territory shall conduct, and shall cause its Subsidiaries to conduct, the Consulting Business in the usual, regular and ordinary course consistent with past practice and use reasonable best efforts to keep intact the Consulting Business, keep available the services of the Covered Persons and preserve the relationships of the Consulting Business with customers, suppliers, licensors, licensees, distributors, resellers and others with whom the Consulting Business deals to the end that the Consulting Business and the goodwill of the Consulting Business shall be unimpaired at the Closing, provided, that in determining compliance with the foregoing covenant no consideration will be given to the loss of customers of the Consulting Business for whom the Territory provides audit services. From the date of this Agreement to the Closing, the Territory shall not and shall cause its Subsidiaries not to, accelerate the billing or collection or other realization of cash or Excluded Assets from the Acquired Assets or accelerate the provision of services of the Consulting Business or delay the payment of liabilities which would become Assumed Liabilities or grant any allowance or discount, in each case outside the ordinary course of business consistent with past practice. Prior to the Closing, the Territory shall not, and shall cause its Subsidiaries not to, take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in Article IV not being satisfied.

         SECTION 7.3. Confidentiality. The Territory shall keep confidential and shall cause its Subsidiaries and their respective Partners, officers, directors, employees and advisors to, and shall use reasonable best efforts to cause its Affiliates and their respective Partners, officers, directors, employees and advisors to, keep confidential (and not use, except as otherwise permitted in any Transaction Agreement) all non-public information relating to the Consulting Business, the Acquired Assets, the Assumed Liabilities and the transactions contemplated by the Transaction Agreements, except as required by compulsory legal process. If requested by LuxCo in relation to specific agreements, the Territory shall enforce any confidentiality agreement to which it is a party relating to the Consulting Business, the Acquired Assets or the Assumed Liabilities on LuxCo's behalf and, following the Closing, at LuxCo's request and cost.

         SECTION 7.4. Preparation of Local Partner Information Memorandum and Registration Statement; Partner Vote. (a) The Territory shall prepare and, no later than the fourth Business Day following the date hereof, distribute to the Partners of the Territory an information memorandum based on a prescribed form approved by PwCIL (the "Local Partner Information Memorandum", it being understood that such term shall not include the global partner information memorandum to be distributed in connection with the transactions contemplated hereby, or the Registration Statement). The Territory hereby acknowledges that time is of the essence with respect to performance of the foregoing covenant. Prior to distributing the Local Partner Information Memorandum (or any amendment or supplement thereto), the Territory shall (i) provide PwCIL, LuxCo and BermudaCo an opportunity to review and comment on such document, (ii) include in such document all comments reasonably proposed by PwCIL, LuxCo and BermudaCo and
(iii) not distribute such document prior to receiving the approval of PwCIL, LuxCo and BermudaCo, which approval shall not be unreasonably withheld, delayed or conditioned.

         (b) The Territory and its Subsidiaries shall assist LuxCo and BermudaCo in the preparation of the Registration Statement in any manner which LuxCo or BermudaCo shall reasonably request.

         (c) The Territory agrees that the information included or incorporated by reference in the Local Partner Information Memorandum will not (except to the extent revised or superseded by amendments or supplements thereto), at the date the Local Partner Information Memorandum is distributed to the Partners of the Territory, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Territory hereto with respect to statements made in the Local Partner Information Memorandum based on information supplied in writing by or on behalf of PwCIL or LuxCo for inclusion or incorporation by reference therein. Each of PwCIL and LuxCo agrees that such information will not (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Local Partner Information Memorandum is distributed to the Partners of the Territory, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Territory agrees that the Local Partner Information Memorandum shall be consistent in all material respects with the draft registration statement with respect to the IPO (as provided to the Territory for use in the preparation of the Local Partner Information Memorandum) and the global partner information memorandum to be prepared in connection with the Global Rollup (as provided to the Territory for use in the preparation of the Local Partner Information Memorandum).

         (d) The Territory agrees that the information provided by it in writing for inclusion or incorporation by reference in the Registration Statement to LuxCo will not (except to the extent revised or superseded by amendments or supplements thereto), at the date the Registration Statement is filed with the SEC, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to the Territory, Sub, their respective Subsidiaries or the Consulting Business, in light of the circumstances under which they are made, not misleading.

         (e) The Territory shall, as promptly as practicable after the date of this Agreement, establish a date (which will be as promptly as reasonably practicable following the date of this Agreement, and in no event later than 20 days after the date on which the Local Partner Information Memorandum is mailed) for, duly call, give notice of and conduct a vote of its Partners and take all other such steps necessary, for the purpose of obtaining the Local Partner Approval. The Local Partner Approval shall include an authorization to the governing body of the Territory to amend, modify or supplement the terms and conditions of this Agreement (including, without limitation, an authorization to comply with Section 2.3), subject to Section 13.3 hereof. Subject to Section 7.5(b)(i), the Territory shall, through its governing body, recommend to its Partners that they approve the Transaction Agreements and the transactions contemplated thereby and shall include such recommendation in the Local Partner Information Memorandum. Without limiting the generality of the foregoing, the Territory agrees that its obligations pursuant to this Section 7.4(e) shall not be affected by the commencement, public proposal, public disclosure or communication to the Territory or any other person of any Takeover Proposal. The Territory hereby acknowledges that time is of the essence with respect to performance of the foregoing covenant. The Territory shall promptly notify PwCIL and LuxCo of the outcome of the vote.

         SECTION 7.5. No Solicitation by the Territory. (a) Except as otherwise expressly authorized by PwCIL and, after the IPO Closing Date, LuxCo, the Territory shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of the Territory or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Territory or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal.

         The term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including, without limitation, any merger, consolidation, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of the assets or businesses of the Consulting Business, other than with respect to the transactions contemplated by the Transaction Agreements and asset dispositions in the ordinary course of business.

         (b) Except as otherwise expressly authorized by PwCIL and, after the IPO Closing Date, LuxCo, neither the governing body of the Territory nor any committee thereof shall (or shall agree or resolve to) (i) (A) withdraw or modify in a manner adverse to PwCIL or LuxCo or propose publicly to withdraw or modify in a manner adverse to PwCIL or LuxCo the recommendation or declaration of advisability by such governing body or any such committee of the Transaction Agreements or the transactions contemplated thereby, unless the governing body of the Territory shall determine in good faith that it is required, pursuant to its fiduciary duties, to withdraw or modify such recommendation or declaration (it being understood and agreed that any such withdrawal or modification shall not relieve the Territory of its obligation to comply with the first sentence of
Section 7.4(e)), or (B) recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal, (ii) adopt or approve, or propose publicly to adopt or approve, any Takeover Proposal, or withdraw its approval of the Transaction Agreements and the transactions contemplated thereby, or propose publicly to withdraw its approval of the Transaction Agreements and the transactions contemplated thereby or (iii) cause or permit the Territory to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a "Territory Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal.

         (c) In addition to the obligations of the Territory set forth in paragraphs (a) and (b) of this Section 7.5, unless otherwise approved by PwCIL and, after the IPO Closing Date, LuxCo, the Territory promptly and in any event within 24 hours shall advise PwCIL and LuxCo in writing of any Takeover Proposal, of any request for information that the Territory reasonably believes could reasonably be expected to lead to or contemplates a Takeover Proposal or any inquiry the Territory reasonably believes could reasonably be expected to lead to any Takeover Proposal, the terms and conditions of such Takeover Proposal, request or inquiry (including, without limitation, any subsequent material amendment or modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. The Territory shall keep PwCIL and LuxCo informed in all material respects on a current basis of the status and details (including, without limitation, amendments or proposed amendments) of any such Takeover Proposal, request or inquiry.

         SECTION 7.6. Expenses. (a) Subject to Sections 2.2 and 9.8, whether or not the transactions contemplated hereby are consummated, and except as provided in paragraph (b) of this Section 7.6 and as otherwise expressly provided in the Transaction Agreements, all costs and expenses not constituting Global Prior Charge Amounts incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the party incurring such costs or expenses.

         (b) Notwithstanding any other agreement to the contrary, the reasonable costs of any insurance premiums (including, without limitation, any additional premiums payable thereon from time to time pursuant to the terms of the policy) for policies obtained by LuxCo or any of its Affiliates covering Losses of the type referred to in Section 11.2(a)(ii) incurred by PwCIL, the Territory and each other member firm of the PricewaterhouseCoopers global network of firms selling BermudaCo Shares in connection with the Registration Statement (excluding, without limitation, any premiums or portions of any premiums attributable (as agreed between LuxCo and PwCIL) to customary "directors and officers" coverage (including, without limitation, a customary insured amount)) shall be allocated as follows: LuxCo shall pay 25% of the amount of such premiums, and the Territory shall pay the product obtained by multiplying 75% of such premiums by the Territory Percentage of the Territory. LuxCo and its applicable Affiliates shall have the right to reimbursement from the Territory to the extent that any of them makes payment of the full premium to the insurer, and the Territory agrees promptly to reimburse LuxCo and its applicable Affiliates for its aggregate share of any such premium. Any insurance policy referred to above shall name the Territory and its directors, officers and control persons as additional insureds, and shall contain a waiver of subrogation rights against any insured party (in the absence of fraud or wilful misconduct) in form and substance reasonably satisfactory to PwCIL and PwCUS. The Territory shall have no obligations under this paragraph (b) in the event that this Agreement is terminated solely due to the failure to obtain the local Partner Approval or the International Partner Approval, the failure of the condition set forth in Section 4.1(vii) to be satisfied or circumstances not reasonably attributable to the action or inaction of the Territory.

         (c) In the event that this Agreement shall be terminated or the Closing otherwise shall not occur on the IPO Closing Date (except to the extent that such termination or failure to consummate the Closing was due to the failure to obtain the Local Partner Approval or the International Partner Approval, the failure of the condition set forth in Section 4.1(vii) to be satisfied or circumstances not reasonably attributable to the action or inaction of the Territory), in addition to any remedy PwCIL or LuxCo may have at law or equity, the Territory shall pay to LuxCo, by wire transfer of same-day funds to an account designated by LuxCo within two business days after such termination or the IPO Closing Date, as the case may be, an amount equal to the product obtained by multiplying (x) the Territory Percentage of the Territory by (y) the Global Rollup Expense Amount. The "Global Rollup Expense Amount" shall mean, as at the date of any determination, the expenses and fees which are (i) primarily for the benefit of the PricewaterhouseCoopers global network and not for any individual Territory, in each case which are paid, payable or accrued by LuxCo, BermudaCo and the Rollup Territories as at such date, in connection with the preparation for, and consummation of, the Global Rollup and (ii) approved by PwCIL.

         SECTION 7.7. Implementation of Financial Controls. The Territory will comply with the requirements set forth on Schedule 7.7 with respect to separability, business operations and financial operations, at the times set forth therein. In the event of any inconsistencies between the provisions of this Section 7.7 and the terms of the Transition Services Agreement, on and after the Closing Date the terms of the Transition Services Agreement shall govern. The Territory hereby acknowledges that time is of the essence with respect to performance of the foregoing covenant.

         SECTION 7.8. Redemption of Paid-in-Capital and Memorandum Accounts. On the Closing Date, the Territory agrees that it shall, on the terms described in the Local Structure Term Sheet and at its expense, redeem or otherwise transfer (as described in the Local Structure Term Sheet) to the applicable Consulting Partner, free of any restrictions, in cash the entire amount of the paid-in capital and memorandum accounts and similar capital contributions of, and loans made to the Territory by, each Consulting Partner; provided, however, the Territory shall, if agreed by PwCIL in consultation with the Territory, partially redeem such accounts in LuxCo Shares, subject to adequate financial arrangements being made available to Consulting Partners for payment of taxes and outstanding loans, and subject to any other conditions described in the Local Structure Term Sheet.

         SECTION 7.9. Compliance with No-Action Letter. After the Closing, the Territory agrees that it shall strictly comply with the requirements set forth with respect to members of the PricewaterhouseCoopers global network of firms in the No-Action Letter, and take such other actions as PwCIL or LuxCo shall reasonably request with respect to compliance with such No-Action Letter.

         SECTION 7.10. Acquired Assets Schedules. On or prior to the Escrow Closing Date, the Territory shall deliver to PwCIL and LuxCo schedules (or updates to existing Schedules, as applicable (including updates expressly contemplated in any such Schedules)) setting forth in reasonable detail (i) the Assigned Contracts having aggregate future sums due from or to the Territory, Sub or any of their respective Subsidiaries in excess of the Material Contract Threshold (to the extent not already set forth on a

Schedule attached hereto in connection with Section 5.7, it being understood that no such additional disclosure shall have any effect for purposes of determining whether the condition set forth in Section 4.2(ii) shall have been satisfied), (ii) the Acquired Permits, (iii) the Leased Real Property, (iv) the Acquired Assets referred to in clause (x) of the definition of "Acquired Assets" and (v) the information which would have been required to have been delivered on the date hereof pursuant to Section 5.8 if clauses (i) and (ii) had been deleted therefrom. Such schedule shall be in form and substance reasonably acceptable to each of PwCIL, LuxCo and the Territory.

         SECTION 7.11. Special Provisions in the Event of Failure to Consummate the Closing. In the event that this Agreement shall be terminated or the Closing otherwise shall not occur on the IPO Closing Date (except to the extent that such termination or failure to consummate the Closing was due to the failure to obtain either the International Partner Approval or the Local Partner Approval, the failure of the condition set forth in Section 4.1(vii) to be satisfied or circumstances not reasonably attributable to the action or inaction of the Territory), in addition to the provisions of Section 7.6, the Territory and the Noncompete Parties hereby (i) acknowledge and agree that, notwithstanding any agreement or understanding to the contrary, PwCIL shall have the right to cause the Territory and the Noncompete Parties, within six months of the IPO Closing Date, to discontinue all use of the Name (as defined in the Regulations of PwCIL) or "PwC" or "PwCC" in connection with the Consulting Business, (ii) acknowledge and agree that, notwithstanding any agreement or understanding to the contrary, LuxCo and BermudaCo and their Subsidiaries and Affiliates shall be permitted to compete with the Consulting Business in any territory in which the Consulting Business operates and (iii) acknowledge and agree that, notwithstanding any agreement or understanding to the contrary, LuxCo and BermudaCo and their respective Subsidiaries shall be permitted to use the name "PricewaterhouseCoopers", "PricewaterhouseCoopers Consulting", "PwC", "PwCC" or any derivative thereof on the terms set forth in Section 7.13. It is understood and agreed that notwithstanding any exceptions to the immediately preceding sentence or any other provision in this Agreement, nothing herein shall modify any rights PwCIL or PwC Business Trust may have to modify name rights or take any other action with respect to a firm that fails to participate in the Global Rollup. The provisions of clause (i) of the second immediately preceding sentence may be waived once for a period to extend through no later than one year from the IPO Closing Date or at such earlier time as a Final Non-Participation Determination with respect to the Territory has been made in writing by PwCIL in the event that PwCIL determines in good faith that such a waiver would be in the best interests of the member firms of PwCIL in order to consummate a subsequent rollup transaction; provided, that if such subsequent rollup transaction does not occur on or before the one year anniversary of the IPO Closing Date, PwCIL shall enforce the provisions of such clause (i) to the fullest extent permitted under applicable law. The Territory and PwCIL acknowledge and agree that the provisions of clause (i) above shall be enforceable directly by LuxCo after the earlier of (i) the date of a final Non-Participation Determination with respect to the Territory and (ii) the one year anniversary of the Closing Date. PwCIL shall use reasonable best efforts to cause, within one year from the IPO Closing Date, the forfeiture by any firm which is a part of the PricewaterhouseCoopers global network of firms that is not a Rollup Territory of its rights to use the names "PwCC", "PricewaterhouseCoopers Consulting" or "PwC Consulting" in any manner.

         SECTION 7.12. Covered Persons. (a) The employment of the Staff Employees shall be either (i) transferred to LuxCo or transferred to or continued by Sub or (ii) transferred to, or continued by, an Affiliate of LuxCo or Sub, in each case in accordance with the applicable provisions of the Local Structure Term Sheet. LuxCo, Sub or any of their respective Affiliates shall make an offer of employment (substantially on the terms set forth on Exhibit K hereto) to each Consulting Partner listed on Schedule 4.1(vii). Except as otherwise agreed by the parties hereto, no party shall employ, or make an offer of employment or partnership to, any Partner or client-facing employee of the other (it being understood that any Partner, client-facing employee of the Consulting Business or any other Consulting Business subject to the Global Rollup shall be deemed to be an employee or Partner of LuxCo for purposes of this provision); and from and after the Closing Date the Territory and its Affiliates shall use reasonable best efforts to effect the withdrawal or termination, as applicable, of any Consulting Partner. For purposes of this Agreement, each Covered Person employed or engaged by LuxCo, Sub or any of their respective Affiliates after the Local Transaction and the Exchange shall be referred to herein as a "Transferred Employee".

         (b) Except as set forth in the Local Structure Term Sheet, LuxCo shall grant, or shall cause an Affiliate of LuxCo to grant, each Transferred Employee credit for eligibility and vesting purposes only under employee benefit plans, schemes, programs or arrangements of LuxCo (or its Affiliates) in which such Transferred Employee participates after the Closing (a "Successor Plan"). For the purposes of determining the severance, vacation and sick leave entitlements only of each such Transferred Employee following the Closing, LuxCo (or its Affiliate, as applicable) shall take into account all services taken into account under the severance, vacation and sick leave Benefit Plans, respectively, in which such Transferred Employee participated immediately prior to the Closing.

         (c) With respect to any Successor Plan that is a medical, dental, health or life insurance plan, LuxCo (or its Affiliate, as applicable) shall (i) waive any exclusions for pre-existing conditions to the extent such exclusions did not apply to a Transferred Employee under the applicable Benefit Plans in which such Transferred Employee participated immediately prior to the Closing and (ii) waive any waiting period under the corresponding Benefit Plan in which such Transferred Employee or his or her covered dependents was an active participant immediately prior to the Closing.

         (d) Except as expressly set forth herein (including, without limitation, Section 7.8) or in the Local Structure Term Sheet, and except for obligations and liabilities of the nature described in Section 7.8, LuxCo and its Affiliates (other than

Consulting Partners) shall be responsible for (i) any liabilities, obligations or Losses owed or related to Consulting Partners or Staff Employees arising while such persons were Consulting Partners or Staff Employees, whether occurring on or prior to the Closing, and (ii) any liabilities, obligations or Losses (whether payable in cash or other consideration) relating to any Staff Employee or Consulting Partner, arising since such persons became Consulting Partners or Staff Employees, whose employment does not transfer to LuxCo or an Affiliate of LuxCo (or who does not become an employee of LuxCo or such Affiliate) in connection with the Closing if the Territory uses reasonable best efforts to effect the termination of, or gives notice to terminate, any such Covered Person within 60 days after the Closing including without limitation, the amount of any severance or other similar payments paid by the Territory to such Staff Employee or Consulting Partner in connection with the termination of such Staff Employee or Consulting Partner, the amount of which (with reference to amounts and value) shall be no greater than is consistent with past practice, if any, of the Territory; provided, that the Territory shall use reasonable best efforts to mitigate the amount and value of any such payments; and, provided further, that the Local Structure Term Sheet shall specify the extent of the ability of the Territory to satisfy such severance or other similar payment obligations, or to obtain reimbursement therefor (or estimates thereof), from LuxCo Shares, and to the extent that all or any portion of such severance, reimbursements or other similar payments are made in LuxCo Shares, the provision of such shares shall be effected pursuant to Section 2.2(d) hereto and as further set forth in the Local Structure Term Sheet. Except as set forth herein or in the Local Structure Term Sheet, the Territory shall retain liability and responsibility for pension benefits accrued by Consulting Partners as of the Closing ("Partner Pension Benefits"). The applicable provisions of the Local Structure Term Sheet describe the Territory's obligations with respect to (i) the Partner Pension Benefits (ii) pension benefits owed to Staff Employees.

         (e) With the exception of benefits due under an Assumed Benefit Plan, the Benefit Plans of the Territory shall be responsible for any claims for medical, dental, life insurance, short-term and long-term disability benefits incurred by Covered Persons before the Closing. For this purpose, a claim for medical and dental benefit is incurred on the date the applicable services are rendered, a claim for life insurance benefit is incurred on the date of death and a claim for short-term and long-term disability benefits is incurred on the date payment is required to be made.

         (f) Except as otherwise provided herein, LuxCo or its applicable Affiliate shall be responsible for all liabilities or obligations (other than Partner Pension Benefits) related to any Benefit Plan established or maintained by any entity that, immediately prior to the Closing, employs only Covered Persons (an "Assumed Benefit Plan"), provided that all such liabilities or obligations are reflected on the Closing Date Balance Sheet.

         (g) The Territory and its Subsidiaries shall comply with all applicable labor laws in connection with the transactions contemplated hereby, including, without limitation, consultation requirements, except where the failure so to comply could not reasonably be expected to result in a Business Material Adverse Effect.

         (h) As may be further detailed in the Local Structure Term Sheet, each Consulting Partner shall continue to be credited under the Territory's qualified or non- qualified retirement plans, programs or arrangements sponsored or contributed to by the Territory in which Consulting Partners participate with service with BermudaCo and its Affiliates for the limited purposes of vesting and retirement eligibility (but not benefit accrual), subject to the terms and conditions of such plans, programs or arrangements. However, if a Consulting Partner takes a distribution while employed by LuxCo or its Affiliates, such imputed service crediting shall cease, certain forfeitures may occur, and certain retirement subsidies may no longer be available, all as more fully described in the Local Partner Information Memorandum, applicable withdrawal agreements, and the applicable plan documents. Compensation earned after the Closing shall not be taken into account under the plans, programs or arrangements referred to above.

         SECTION 7.13. Use of PricewaterhouseCoopers Name. (a) For a period of 4 years beginning on the Closing Date, in accordance with the grant of a license by PwC Business Trust, LuxCo, BermudaCo and their respective Subsidiaries shall have the exclusive right to use the names "PwC Consulting" and "PwCC"; provided, however, that:

                  (i) all publications, letterhead and stationery, name plates, office signage, business cards and other materials in public circulation clearly designate LuxCo, BermudaCo or such Subsidiary as not owned by PwCIL or any Affiliate thereof;

                 (ii) LuxCo, BermudaCo or such Subsidiary, as the case may be, does not represent in any publication, advertisement, press release, name plates, office signage, business cards or other similar material that it is the same firm, or controls, manages, governs or is affiliated with PwCIL or any Affiliate, Subsidiary or division thereof; and

                (iii) in the event that LuxCo or BermudaCo cease to use the "PwC" or "PricewaterhouseCoopers" name in connection with their businesses, such use will be restricted (following no longer than a one-year period of dual-branding) to references (including, for purposes of this paragraph (iii) only, references to the name "PwC" or "PricewaterhouseCoopers" or any derivative thereof) to the historic ownership of the Consulting Business by the PricewaterhouseCoopers global network of firms as follows: "Formerly the global management consulting services business of PricewaterhouseCoopers" or similar language to that effect.

         (b) So long as the provisions of Section 7.13(a) shall be in effect, the Territory and the Noncompete Parties shall not use the name "PwC" or

"PricewaterhouseCoopers" or any derivative thereof in connection with the provision of Restricted Consulting Services.

         (c) So long as the provisions of Section 7.13(a) shall be in effect, each of the Territory, the Noncompete Parties and PwCIL shall not use the name "PwCC", "PricewaterhouseCoopers Consulting" or "PwC Consulting" or any confusingly similar name in any manner, and shall not grant a license or other right to use such name or names to any other person, provided, that the Territory may continue to use (i) the names listed on Schedule 7.13(c) and (ii) other recently used names as are consistent with such recent past uses.

         (d) Throughout the license period set forth in this Section 7.13(a), LuxCo, BermudaCo and their respective Subsidiaries shall use all commercially reasonable effort and cause their respective officers, employees, agents and contractors to use their commercially reasonable efforts to promote and conduct the Consulting Business in a manner consistent with good business practices and the high standards and prestige represented by the licensed PricewaterhouseCoopers name. The materials and workmanship of all sales and promotional materials for the Consulting Business bearing the PricewaterhouseCoopers name at all times shall be of high quality.

         SECTION 7.14. Delivery of Financial Statements. Within 18 days after the end of the fiscal quarter, for the quarter ending March 31, 2002 and for each subsequent fiscal quarter ending prior to the Closing Date, the Territory shall deliver to PwCIL in the prescribed reporting format a balance sheet, and monthly operating report relating to the Consulting Business, including, without limitation, the supplementary schedules thereto, as of and for the year to date then ended (as well as comparable information for the period beginning at the start of the applicable fiscal year and ending at the end of such fiscal quarter), which financial statements may be unaudited and have been or will be prepared in accordance with U.S. GAAP (except as described on Schedule 5.3(a)) consistently applied.

         SECTION 7.15. Power of Attorney. Prior to the Escrow Closing Date the Territory shall deliver an executed power of attorney or similar grant of authority by the Territory to PwCIL (the "Power of Attorney") to (i) execute on the Territory's behalf the Underwriting Agreement on the Escrow Closing Date and
(ii) effect on the Territory's behalf the Escrow Release as described in Section 3.1(b), in each case as such power of attorney or similar grant of authority is described in the Local Structure Term Sheet.

         SECTION 7.16. Funding of Consulting Partner Benefit Plans. (a) The Territory shall fund or otherwise defease to the extent feasible, from net cash or other proceeds to the Territory from the IPO after all related tax payments and deductions, unfunded liabilities which are not Assumed Liabilities with respect to Benefit Plans for the benefit of Consulting Partners.

         (b) The funding contemplated in paragraph (a) above shall be effected in a manner consistent with PwCIL-approved retirement benefit funding principles, including without limitation ensuring that the future Benefit Plan expense burden on the Territory after the Closing Date is no greater than the future Benefit Plan expense burden prior to the Closing Date (after giving effect to any changes in Benefit Plans effected in anticipation of the Rollup Transactions). The level, offer and manner of funding of such Benefit Plans shall be, in amount, manner and degree, no less favorable to the Consulting Partners than any funding arrangements of the Territory for existing and retired Partners of the Territory who are not Consulting Partners. The Territory hereby agrees that if any portions of such Consulting Partner Benefit Plans remain unfunded following the Closing Date, the Territory shall, in the event that any benefit plans for the benefit of existing or retired Partners of the Territory (other than Consulting Partners) are funded after the Closing Date, fund such Consulting Partner Benefit Plans on no less favorable terms; provided, that the foregoing shall not apply in the case of payments to or in respect of benefit plans, or amounts therein, in the context of purchases from or sales to third parties of businesses constituting less than all or substantially all of the Territory's business where no payment with respect to the benefit plans of existing or retired Partners of the Territory and its Affiliates not subject to such purchase or sale receives payments of any kind.

         (c) The Territory's written plan for compliance with this Section 7.16 shall be submitted to the Global Board of PwCIL no later than June 1, 2002, and may be rejected by the Global Board only to the extent such plan violates any of the funding principles described in paragraph (a) and (b) above; it being understood that acceptance thereof shall constitute compliance with the terms of
Section 7.16(a).

         (d) The foregoing shall not require the Territory to fund the benefit plans of any of the existing, retired or Consulting Partners disproportionately.

         SECTION 7.17. Right of First Offer. If, during the period from the Closing Date until the third anniversary of the Closing Date, the Territory determines that it is interested in entering into an arrangement with an unaffiliated person (a "Third Party") for the purpose of selling all or a significant part of the business conducted as of the Closing Date known as Global Risk Management Services (the "GRMS Practice"), the Territory shall give LuxCo a right of first offer to acquire such practice as follows:

         (a) The Territory shall give written notice to LuxCo of its interest in selling all or a significant part of the GRMS Practice. LuxCo shall have 10 days after receipt of such notice to notify the Territory of whether or not LuxCo wishes to pursue negotiations for such an arrangement with respect to the GRMS Practice and to submit a proposal to the Territory. In the event that LuxCo declines to pursue negotiations or does not provide such notice and proposal to the Territory within the 10-day period, the Territory shall be free to enter into an arrangement for the purposes of selling the GRMS Practice to a Third Party.

         (b) In the event that LuxCo expresses interest in negotiations and submits a preliminary proposal, then for an additional 30-day period, the Territory shall conduct negotiations on an exclusive basis with LuxCo diligently and in good faith to reach an agreement with LuxCo. At the end of such 30-day period, if the parties have not reached an agreement at such time, LuxCo shall give the Territory a written notice setting forth the final offer by LuxCo for such an arrangement (the "Final Offer"). If the Territory rejects the Final Offer, it shall thereafter be free to negotiate and enter into an arrangement for the purposes of selling the GRMS Practice to a Third Party. No such arrangement shall be entered into without the Territory again complying with clause (a) hereof, unless entered into within 180 days after the date of the Final Offer.

                                  ARTICLE VIII

                          Covenants of LuxCo and PwCIL

         LuxCo and, in the case of Section 8.9, PwCIL, covenants and agrees as follows:

         SECTION 8.1. Performance of Obligations by LuxCo After Closing Date. From and after the Closing Date, LuxCo shall duly and faithfully pay, or cause to be paid, and perform, or cause to be performed, all the Assumed Liabilities.

         SECTION 8.2. Amendment of LuxCo and BermudaCo Constitutive Documents. Prior to the Closing, LuxCo shall amend its constitutive documents to effect the provisions described in the LuxCo Structure Term Sheet attached hereto as Exhibit G- 2, and PwCIL shall cause BermudaCo to amend its constitutive documents to effect the provisions described in the BermudaCo Structure Term Sheet attached hereto as Exhibit G-1.

         SECTION 8.3. Access. After the Closing and until the seven year anniversary of the Closing Date, LuxCo will, and will cause its Subsidiaries to, give the Territory, its Subsidiaries and their Representatives reasonable access, during normal business hours and upon reasonable notice, to all books, documents, information, data, files and other records relating to (i) the operation of the Consulting Business before the Closing, (ii) the Acquired Assets or (iii) the Assumed Liabilities, and to furnish copies thereof, which the Territory, its Subsidiaries or their Representatives reasonably request, including, without limitation, in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving (x) the operation of the Consulting Business, (y) the Acquired Assets or (z) the Assumed Liabilities, and LuxCo shall furnish reasonable assistance (at the Territory's expense) (including, without limitation, access to personnel) to the Territory and its Subsidiaries and their Representatives in connection with such claims and other proceedings; provided that LuxCo shall not be required to disclose such information if such disclosure would violate applicable law or contract; and, provided further, that LuxCo shall use reasonable best efforts to obtain the required consents necessary to permit the timely disclosure of such information. LuxCo shall not, and shall not permit any of its Subsidiaries to, destroy any such records prior to the seventh anniversary of the Closing Date without providing the Territory with notice detailing the contents of such records, and providing the Territory with the opportunity to obtain such records, at least 120 days prior to the destruction thereof. LuxCo shall permit, promptly upon reasonable request, the Territory or any of its Subsidiaries to use original copies of any such records for purposes of litigation, provided such records are promptly returned to LuxCo following such use.

         SECTION 8.4. U.S. Income Tax Status. Neither LuxCo nor any of its Affiliates shall make any election to cause LuxCo not to be treated as a partnership for U.S. Income Tax purposes for at least three years after the Closing Date, and during that period LuxCo shall use its reasonable best efforts to maintain its status as a partnership for U.S. Income Tax purposes (provided that (i) nothing in this Section 8.4 shall modify the terms contemplated by Exhibits G-1 and G-2 hereto, (ii) transfers of LuxCo Shares pursuant to the redemption right and any other transfer rights relating to LuxCo Shares described therein do not violate this Section 8.4 and (iii) any transactions specifically required to be taken by the terms of this Agreement or the Local Transaction Agreement do not violate this Section 8.4).

         SECTION 8.5. Compliance with No-Action Letter. After the Closing, LuxCo agrees that it shall strictly comply with the requirements set forth with respect to LuxCo or "Newco" in the No-Action Letter, and take such other actions as PwCIL shall reasonably request with respect to compliance with such No-Action Letter. LuxCo agrees that it shall not enter into any alliance arrangement prohibited by the No-Action Letter with any member or network firm (other than a Rollup Territory) of the PricewaterhouseCoopers global network of firms.

         SECTION 8.6. Replacement of Guarantees. LuxCo shall, at the reasonable request of the Territory, enter into arrangements to replace the guarantees and indemnities granted by the Territory in respect of the Consulting Business to the extent such guarantees or indemnities are Assumed Liabilities and shall, until such time as all material replacement arrangements are in place, indemnify the Territory against all claims and liabilities arising under such guarantees and indemnities.

         SECTION 8.7. Confidentiality. LuxCo shall keep confidential and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its Affiliates and their respective officers, directors, employees and advisors to, keep confidential all non- public information relating to the Territory, the Excluded Assets, the Excluded Liabilities and the transactions contemplated by the Transaction Agreements, except as required by compulsory legal process. If requested by PwCIL or the Territory in relation to specific agreements, LuxCo shall enforce any confidentiality agreement to which it is a party relating to the Territory, the Excluded Assets or the Excluded Liabilities on the Territory's behalf and, following the Closing, at the Territory's request and cost.

         SECTION 8.8. Compensation Matters. LuxCo agrees that it and its Affiliates' policies with respect to aggregate cash compensation and grants of stock and options under incentive plans in fiscal years 2003 and 2004 for former Consulting Partners shall be substantially equivalent to those described in the Registration Statement, unless otherwise approved by a majority of the independent directors of BermudaCo (which majority shall include at least two such independent directors).

         SECTION 8.9. International Partner Approval. PwCIL shall, as promptly as practicable after the date of this Agreement, establish a date (which will be as promptly as reasonably practicable following the date of this Agreement, and in no event later than 20 days after the date hereof) for, duly call, give notice of and conduct a vote of the member firms of the PricewaterhouseCoopers global network of firms and take all other such steps necessary, for the purpose of obtaining the International Partner Approval.

                                   ARTICLE IX

                                Mutual Covenants

         Each of the Territory, PwCIL and LuxCo covenants and agrees as follows:

         SECTION 9.1. Consents. Notwithstanding anything in any of the Transaction Agreements to the contrary, none of the Transaction Agreements shall constitute an agreement to assign or transfer any interest in any asset, claim, right or benefit the transfer of which is otherwise contemplated hereby if such an assignment or transfer or attempt to make such an assignment or transfer without the consent or approval of a third party would constitute a breach or other contravention of the rights of such third party, or affect adversely the rights of any party hereto or any of their Affiliates, as the case may be, thereunder (such assets being collectively referred to herein as "Restricted Assets"); and any transfer or assignment to LuxCo by the Territory, Sub or any of their respective Subsidiaries of any interest under any such Restricted Asset shall be made subject to such consent or approval being obtained. The Territory, PwCIL and LuxCo shall use reasonable best efforts, and shall cause their respective Subsidiaries to use reasonable best efforts, to obtain such consents or approvals prior to the Closing Date. In the event any such consent or approval is not obtained by five Business Days prior to the Closing Date, (i) the Territory shall promptly inform PwCIL and LuxCo of such fact and continue at PwCIL's or LuxCo's request to use reasonable best efforts to cooperate with PwCIL or LuxCo, as applicable, in attempting to obtain any such consent or approval and (ii) to the extent practicable, the Territory and LuxCo shall, and shall cause their respective Subsidiaries to, effect alternative arrangements in the form of a license, sublease, or operating agreement in form and substance satisfactory to PwCIL and LuxCo until such time as such consent or approval has been obtained which results in LuxCo receiving all the benefits and bearing all the ordinary course costs, liabilities and other obligations with respect to any such Restricted Asset, and
(iii) notwithstanding anything in the Transaction Agreements to the contrary, unless and until any such consent or approval with respect to any Restricted Asset is obtained, such Restricted Asset shall not constitute an Acquired Asset and any associated liability shall not constitute an Assumed Liability for any purpose under the Transaction Agreements (except as otherwise expressly provided herein). PwCIL and the Territory shall consider and discuss whether it is necessary or advisable to seek the consent of any counterparty to any Intellectual Property not proprietary to a party hereto or its Subsidiaries or any Contract meeting the criteria set forth in Section 5.7(a)(i) or, in the alternative, to effect alternative arrangements in the form of a license, sublease or operating agreement with respect to any such Intellectual Property or Contract. The provisions of this Section 9.1 shall apply to Client Contracts, Cross LOS Contracts or International Client Contracts, except to the extent inconsistent with Section 9.13.

         SECTION 9.2. Publicity. The Territory, PwCIL and LuxCo each agree that no public release or announcement (which, for the avoidance of doubt, shall not include internal communications to Partners marked "confidential" or interoffice communications among employees or Partners) concerning the transactions contemplated by the Transaction Agreements shall be issued by such party or any of its Subsidiaries or any of their Representatives without the prior written consent of the other such party, except as required by applicable law or the rules or regulations of any securities exchange on which securities of such party are listed, in which case the party that is required (or whose Subsidiaries or Representatives are required) to make the release or announcement shall allow the other such party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the Territory, PwCIL and LuxCo may, following reasonable prior consultation with each other party, make internal announcements to their respective employees in compliance with applicable law and, provided further, BermudaCo may file the Registration Statement and issue any related press releases permitted under the Securities Act.

         SECTION 9.3. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, including, without limitation, Section 9.1, each of the Territory, PwCIL and LuxCo shall use reasonable best efforts to cause the Closing to occur on the IPO Closing Date and to consummate each of the transactions contemplated by the Transaction Agreements (including, without limitation, the IPO), including using reasonable best efforts to obtain all material consents, permits, authorizations and approvals of, and to make all necessary filings, notifications or registrations with, all Governmental Entities and other persons which are necessary for the consummation of the transactions contemplated by the Transaction Agreements and the operation by LuxCo of the Consulting Business after the Closing Date.

         SECTION 9.4. Regulatory Matters. Without limiting the generality of
Section 9.3, each of the Territory, PwCIL and LuxCo shall (a) promptly after the date of this Agreement, make or cause its Subsidiaries to make any filing or notice required under any antitrust, competition, merger or other law or regulation applicable to the Transaction Agreements or the transactions contemplated thereby and (b) provide any supplemental information requested in connection with such laws or regulations promptly after such request is made. Each of the Territory, PwCIL and LuxCo shall, and shall cause its Subsidiaries to, furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under such laws or regulations or which is otherwise requested by a Governmental Entity in the course of any review of the transactions contemplated by the Transaction Agreements. The Territory, PwCIL and LuxCo shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from any such Governmental Entity. Notwithstanding any other provision of this Agreement, the Territory shall not be required (except as necessary to comply with the terms of the No-Action Letter) to make, divest, hold separate or otherwise commit to take any action that limits its freedom of action with respect to any businesses or assets material to its business (taken as a whole) in connection with its efforts to obtain any regulatory consents or approvals.

         SECTION 9.5. Intercompany Arrangements. The Territory and LuxCo acknowledge and agree that, immediately prior to the Closing, all Contracts (other than those described on Schedule 9.5 (which such Schedule may be updated after the date hereof, subject to the reasonable approval of PwCIL and, after the IPO Closing Date, LuxCo), and those constituting the Transaction Agreements) between Sub or any of its Subsidiaries, on the one hand, and the Territory or any of its Subsidiaries (exclusive of Sub and its Subsidiaries), on the other hand, shall be terminated or settled, as the case may be, and be of no further force or effect, notwithstanding any terms thereof to the contrary.

         SECTION 9.6. Further Assurances. From time to time after the Closing Date, and for no further consideration, each of the Territory and LuxCo shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be deemed necessary or desirable by the other party to consummate the transactions contemplated hereby (including, without limitation, (i) transferring back to the Territory any Excluded Asset or Excluded Liability, which Excluded Asset or Excluded Liability was inadvertently transferred to, or held by (and not transferred by), Sub or LuxCo at the Closing and (ii) transferring to LuxCo any Acquired Asset or Assumed Liability contemplated by this Agreement to be transferred to Sub or LuxCo at the Closing which was not so transferred at the Closing).

         SECTION 9.7. Other Transaction Agreements. Subject to the terms and conditions hereof, each of the Territory, PwCIL and LuxCo shall, on the Escrow Closing

Date, execute (and cause their respective Subsidiaries to execute, as applicable), subject only to the execution of the Escrow Release (it being understood that the execution of the Underwriting Agreement by the Territory shall occur on the Escrow Closing Date, and shall not be subject to the execution of the Escrow Release), each of the Other Transaction Agreements to be executed by such party, in each case substantially in the form attached as an Exhibit to this Agreement (unless the form of such Other Transaction Agreement is not so attached hereto), and shall cause its Subsidiaries who are parties to Other Transaction Agreements to perform, pay and satisfy all of their respective obligations and liabilities thereunder as and when due.

         SECTION 9.8. Tax Matters. (a) Any Transfer Taxes incurred by the Territory, LuxCo or any of their respective Affiliates in connection with the transactions contemplated by the Transaction Agreements (including, without limitation, any Luxembourg or Gibraltar capital duties or any similar taxes incurred by LuxCo or any of its Affiliates in connection with such transactions) shall be borne equally by the Territory and LuxCo, except to the extent that any such Transfer Taxes are promptly recoverable by either the Territory or LuxCo or their respective Affiliates, in which case it shall be paid by the person legally liable therefor. To the extent that such Transfer Taxes are promptly recoverable by a party other than the payor or its Affiliate, such party shall promptly deliver the full amount of such recovery to the payor. Promptly after the date hereof, the parties agree to negotiate in good faith to develop a specific plan to minimize any Transfer Taxes referred to in the first sentence of this Section 9.8(a) to the extent practicable in light of the commercial objectives of the parties, and the parties shall amend the Local Structure Term Sheet as necessary to give effect to such plan.

         (b) PwCIL, LuxCo and the Territory shall, and shall cause their respective Subsidiaries and Affiliates to, cooperate with respect to Tax matters, including, without limitation, sharing any information required for Tax Return preparation purposes. Without limiting the foregoing, the Territory and its Affiliates will promptly provide, and will cause their attorneys, accountants and other representatives and agents to promptly provide, all information reasonably requested by LuxCo, its Affiliates or the Consulting Partners or their attorneys, accountants or other representatives or agents relating to Assumed Taxes and relating to Taxes to be incurred by LuxCo, its Affiliates or the Consulting Partners in connection with the transactions contemplated by the Transaction Agreements, and the Territory and its Affiliates will make available their employees, attorneys, accountants and other representatives and agents for discussions regarding Assumed Taxes and such other Taxes to the extent reasonably requested by LuxCo or its Affiliates or their attorneys, accountants or other representatives or agents. Without limiting the foregoing, LuxCo and its Affiliates will promptly provide, and will cause their attorneys, accountants and other representatives and agents to promptly provide, all information reasonably requested by the Territory, its Affiliates or their attorneys, accounts or other representatives or agents relating to Excluded Taxes and relating to Taxes to be incurred by the Territory and its Affiliates in connection with the transactions contemplated by the Transaction Agreements, and LuxCo and its Affiliates will make available their employees, attorneys, accountants and other representatives and agents for discussions regarding Excluded Taxes and such other Taxes to the extent reasonably requested by the Territory or its Affiliates or their attorneys, accountants or other representatives or agents.

         (c) The Territory shall prepare, or cause to be prepared, on a basis consistent with past practice (except as required by law), all Tax Returns of Sub and each of its Subsidiaries for any taxable period that ends on or before the Closing Date. The Territory shall prepare, or cause to be prepared, on a basis consistent with past practice (except as required by law), any Tax Returns of the Territory or its Subsidiaries with respect to Assumed Taxes for any Pre-Closing Tax Period. LuxCo shall prepare, or cause to be prepared, on a basis consistent with past practice (except as required by law), all Tax Returns of Sub and each of its Subsidiaries for any Straddle Period.

         (d) In the case of any Tax Return described in Section 9.8(c) with respect to (i) Excluded Taxes, if such Tax Return is prepared by LuxCo or its Affiliate, or (ii) Assumed Taxes, if such Tax Return is prepared by the Territory or its Affiliate, the party preparing such Tax Return shall present such Tax Return to the Territory, in the case of (i), or LuxCo, in the case of
(ii), for review and comment at least 30 days before the date on which such Tax Return is required to be filed. The party preparing such Tax Return shall consider in good faith any suggestions or comments made by the other party after such review and shall timely file, or cause to be filed, such Tax Return with the appropriate Taxing Authority.

         (e) In the case of any Tax Return described in Section 9.8(c), (i) if such Tax Return is prepared by LuxCo or its Affiliate, the Territory shall pay LuxCo the amount of any Excluded Tax that is payable with respect to such Tax Return and, (ii) if such Tax Return is prepared by the Territory or its Affiliate, LuxCo shall pay the Territory the amount of any Assumed Taxes that are payable with respect to such Tax Return, in each case at least five Business Days prior to the date such payment is due or, if earlier, at the time such payment is customarily made (the "Due Date"); provided that the party to which such amount shall be paid has delivered to the other party (i) a copy of such Tax Return in accordance with Section 9.8(d) and (ii) a copy of its calculations with respect to such Excluded Taxes or Assumed Taxes, as the case may be, within a reasonable period of time (but no less than 10 days) prior to the relevant Due Date.

         (f) In the event that any Taxing Authority initiates any audit of the Territory or any of its Affiliates for any Pre-Closing Period that relates to any Tax for which LuxCo is responsible under this Agreement, the Territory shall notify LuxCo in writing of the initiation of such audit, shall keep LuxCo informed regarding the progress of such audit and permit LuxCo to control the defense of such audit relating to such Tax to the extent practicable (at LuxCo's expense). In the event that such audit leads to the assertion of any actual Tax liability for which LuxCo is responsible, the principles of Article XI shall apply. In the event that any Taxing Authority initiates any audit of Sub or any other Affiliate of LuxCo for any Pre-Closing Period that relates to any Tax for which the Territory is responsible under this Agreement, LuxCo shall notify the Territory in writing of the initiation of such audit, shall keep the Territory informed regarding the progress of such audit and permit the Territory to control the defense of such audit relating to such Tax to the extent practicable (at the Territory's expense). In the event that such audit leads to the assertion of any actual Tax liability for which the Territory is responsible, the principles of Article XI shall apply.

         SECTION 9.9. Accounts. (a) The Territory, to the extent that it directly or indirectly owned any Acquired Assets or Restricted Assets (other than through its ownership of Sub) prior to the Closing, hereby irrevocably constitutes and appoints, effective as of the Closing, each of Sub and LuxCo and assigns it as true and lawful attorney of the Territory and its Subsidiaries with full power of substitution (i) to collect in a reasonable manner consistent with reasonable past practice for the account of Sub or LuxCo any Acquired Assets and Restricted Assets and (ii) to institute and prosecute all proceedings which Sub, LuxCo and their respective Subsidiaries may in their sole discretion deem proper in order to enforce any right, title or interest in, to or under the Acquired Assets and Restricted Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Acquired Assets and Restricted Assets.

         (b) All payments and reimbursements received by the Territory or its Subsidiaries or any Affiliate thereof in connection with or arising out of the Acquired Assets or Assumed Liabilities (without regard to the effect of, or any reference to, Section 9.1) after the Closing shall be held by such person in trust for the benefit of LuxCo and, promptly upon receipt by such person of any such payment or reimbursement such person shall pay over to LuxCo the amount of such payment or reimbursement without right of setoff.

         (c) All payments and reimbursements received by LuxCo or its Affiliates in connection with or arising out of the Excluded Assets or Excluded Liabilities after the Closing Date shall be held by such person in trust for the benefit of the Territory, and, promptly upon receipt by such person of any such payment or reimbursement, such person shall pay over to the Territory the amount of such payment or reimbursement without right of setoff.

         (d) The Territory covenants and agrees that it shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries to, promptly forward to LuxCo any mail (physical, electronic or otherwise), facsimile or telephone inquiries of actual or potential clients, customers, suppliers and vendors of or relating to the Consulting Business, including, without limitation, customer orders.

         SECTION 9.10. Real Estate Matters. (a) The Territory and LuxCo shall enter into, or cause their respective Subsidiaries to enter into, the agreements referred to on Schedule 9.10 hereof covering the assignment or making of Real Property Leases to

LuxCo, Sub or any of their respective Subsidiaries, the subleasing of Leased Real Property to LuxCo, Sub or any of their respective Subsidiaries and/or the granting of licenses to occupy Leased Real Property to LuxCo, Sub or any of their respective Subsidiaries, in each case at the time of the Closing. Such agreements shall be substantially in the form of Exhibits F-1, F-2 and F-3, as applicable (or such other agreement (as described in the Local Structure Term Sheet) as is substantively equivalent under applicable law), with such deviations therefrom, or additions thereto, as are set forth or contemplated in such Schedule 9.10 or as are otherwise reasonably agreed upon by PwCIL, LuxCo and the Territory. Subject to the preceding sentence, such agreements shall be
(i) an assignment and assumption agreement (Exhibit F-1) in cases where the Leased Real Property is either (A) a stand-alone location or (B) the predominant part of the space demised by the underlying lease and the parties intend that such location will become a stand-alone location, unless it is reasonably agreed by PwCIL, LuxCo, and the Territory to enter into a sublease or license agreement to facilitate the transaction without the necessity to obtain a landlord consent or to facilitate obtaining any required landlord consent; (ii) a sublease (Exhibit F-2) in cases where the Leased Real Property is (x) less than 75% of the space covered by the underlying lease, and a block or blocks of space occupied by LuxCo, Sub and/or their respective Subsidiaries, and (y) is segregated from blocks of space occupied by the Territory and/or its Subsidiaries, or unless it is reasonably agreed by PwCIL, LuxCo, and the Territory to enter into a license agreement to facilitate the transaction without the necessity to obtain a landlord consent or to facilitate obtaining any required landlord consent; (iii) a license agreement (Exhibit F-3) in cases where the Leased Real Property covers space occupied by LuxCo, Sub and/or their respective Subsidiaries that is not segregated from the space occupied by the Territory and/or its Subsidiaries; and (iv) in cases of an assignment under clause (i) where space covered by the underlying lease continues to be occupied by the Territory and/or its Subsidiaries, the assignee and the assignor (i.e., the Territory or its Subsidiary, as applicable) of the lease shall enter into a sublease-back (Exhibit F-2) or license-back agreement (Exhibit F-3), as applicable under clause (ii) or clause (iii) whereby the Territory or its Subsidiary (as applicable) shall be the subtenant or licensee (as applicable), said Exhibits F-2 and F-3 being modified to the extent necessary to reflect, as applicable, a subletting-back or a license-back. Each assignment agreement shall be made for nominal consideration. Each sublease shall provide for rent, additional rent and other charges equal to the sublessee's proportionate share of the rent, additional rent and other charges payable under the applicable underlying lease. Each license agreement shall be for a license fee to be agreed upon by the parties, such license fee not to be less than the licensee's pro rata share of rent, additional rent and other charges payable under the applicable lease.

         (b) In any instance where the Territory or the applicable Subsidiary of the Territory is not able to provide to LuxCo, Sub or the applicable Subsidiary of LuxCo or Sub a lease, sublease or occupancy license in respect of a Real Property Lease for at least six (6) months after the Closing Date, and such Real Property Lease shall expire pursuant to its terms on any date during such period, the Territory or its Subsidiaries shall use reasonable best efforts to obtain an extension of such Real Property Lease for at least such six-month period (but not longer than one year without, in instances where a lease or sublease is to be assigned (or a sublease or a license agreement is to be made) to LuxCo, Sub or a Subsidiary of LuxCo or Sub, first obtaining LuxCo's written consent thereto). If any such extension shall be on changed terms and conditions that will increase LuxCo's, Sub's or their respective Subsidiaries' obligations or decrease their rights, such changes shall be subject to LuxCo's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. In instances where a Real Property Lease is assigned, and the assignor thereof is not released by the landlord from liability under the assigned lease accruing on and after the effective date of the assignment, the request for the required landlord's consent to such assignment shall request that, in the event of a tenant default under the lease after the effective date of the assignment, the landlord, simultaneously with the giving to the then tenant of notice of such default, shall simultaneously give notice of such default to such assignor, and (i) afford assignor the right to cure such default and (ii) in the event of the termination of the lease by reason of an uncured tenant default, afford assignor the right to enter into a new lease with landlord covering the leased premises, for a term commensurate with the terminated term of the terminated Real Property Lease, including any extant renewal options (the foregoing rights enumerated in clauses (i) and (ii) being collectively referred to as the "Rights"), and otherwise upon the same then-executory terms and conditions of the terminated Real Property Lease (as would have been applicable during the terminated term of such Real Property Lease). If a particular lease landlord shall refuse to afford such Rights to assignor, then provisions shall be inserted in the Assignment and Assumption Agreement in the form of Exhibit F-1 providing, in effect, that the assignee (i) shall notify assignor, within two business days of assignee's receipt, of any tenant default notice given by landlord under the lease (enclosing a copy of such landlord default notice therewith), and (ii) unless assignee in such notice shall notify assignor that it is proceeding promptly (and actually does so proceed) to effectuate a cure of such default, that assignor shall have the right (but not the obligation) to enter into the leased premises to effectuate any necessary cure of such default.

         In the event the landlord will not consent to a particular assignment, but will consent to a sublease, then the parties shall enter into a sublease, and, in the event such sublease is of a stand-alone facility or a facility that is intended to be a stand-alone facility, then the sublease shall be modified so that the mutual recapture rights contained therein shall be deleted, but sublessor's reasonable approval rights of any assignment of the sublease or sub-subletting of all or any portion of the subleased premises, if contained therein, shall continue.

         (c) The Territory will not, and will cause its Subsidiaries not to, amend, supplement, extend or otherwise modify any Real Property Lease so as to increase LuxCo's, Sub's or a Subsidiary's obligations or decrease its rights, without first obtaining LuxCo's written consent thereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that the Territory or the applicable Subsidiary may, without LuxCo's consent, extend a Real Estate Lease pursuant to paragraph (b) of this Section for a period of up to one year without any other change in the terms and conditions thereof.

         SECTION 9.11. Intellectual Property Matters. Effective as of the Closing Date and except as otherwise provided herein (including, without limitation, Section 9.1, Article X and the Transition Services Agreement),

         (a) LuxCo, Sub and each of their respective Subsidiaries grant to the Territory a perpetual, irrevocable, royalty-free, fully-paid, world-wide, transferable, with rights to sublicense, license to make, have made, use, sell, offer for sale, import, provide and distribute any product or practice any process, and to use, copy, distribute, modify and otherwise fully exploit the Intellectual Property listed on the Global IP Schedule which is noted as "Primary Use" and any and all Intellectual Property not listed on the Global IP Schedule but used in the Consulting Business on or prior to the Closing Date which, if such Intellectual Property had been listed on such schedule, would have been noted thereon as "Primary Use" based on an application of the principles that governed the preparation of the Global IP Schedule, consistent with the manner in which such Intellectual Property was so made, used, sold, offered for sale, imported, provided and distributed, copied, distributed, modified or otherwise exploited by the Territory in connection with the conduct or operation of any business other than the Consulting Business immediately prior to the Closing Date, and to modify, improve or develop such Intellectual Property (and retain ownership of such modification, improvement or development); and

         (b) The Territory (and the Territory shall cause its applicable Affiliates to) grant to BermudaCo, LuxCo, Sub and each of their respective Subsidiaries a perpetual, irrevocable, royalty-free, fully-paid, world-wide, transferable, with rights to sublicense, license to make, have made, use, sell, offer for sale, import, provide and distribute any product or practice any process, and to use, copy, distribute, modify and otherwise fully exploit the Intellectual Property listed on the Global IP Schedule which is noted as "Shared Use"and any and all Intellectual Property not listed on the Global IP Schedule but used in the Consulting Business on or prior to the Closing Date which, if such Intellectual Property had been listed on such schedule, would have been noted thereon as "Shared Use" based on an application of the principles that governed the preparation of the Global IP Schedule, consistent with the manner in which such Intellectual Property was so made, used, sold, offered for sale, imported, provided and distributed, copied, distributed, modified or otherwise exploited in connection with the conduct of the Consulting Business immediately prior to the Closing Date, and to modify, improve or develop such Intellectual Property (and retain ownership of such modification, improvement or development).

         (c) (i) To the extent that any Acquired Intellectual Property is proprietary to the Territory, and as of the date hereof not owned by Sub or its Subsidiaries, the documentation required to perfect the transfer and assignment of such Acquired

Intellectual Property to Sub or its Subsidiaries shall be in form and substance reasonably agreed between the parties after good faith negotiation thereof, considering what documentation is appropriate to the jurisdiction and form of Intellectual Property being so transferred and assigned, and shall be on terms not inconsistent with the terms hereof. To the extent that any Acquired Intellectual Property is not proprietary to the Territory, such Acquired Intellectual Property shall be transferred and assigned in accordance with
Section 9.1 hereof and on terms not inconsistent with the terms hereof.

                  (ii) To the extent that any Intellectual Property to be licensed pursuant to Sections 9.11(a) or (b) is proprietary to LuxCo, Sub and their Subsidiaries or the Territory or its Affiliates, respectively, such Acquired Intellectual Property shall be licensed pursuant to documents, in form and substance as reasonably agreed to by the parties after good faith negotiation thereof, that are appropriate to the jurisdiction and form of Intellectual Property being so licensed and are on terms not inconsistent with the terms hereof. To the extent that any Intellectual Property to be licensed pursuant to Sections 9.11(a) or (b) is not proprietary to LuxCo, Sub and their Subsidiaries or the Territory, respectively, such Intellectual Property shall be licensed in accordance with the Transition Services Agreement and
         Section 9.1 hereof, and on terms not inconsistent with the terms hereof.

         SECTION 9.12. Insurance Policies and Claims Administration. (a) The Territory or one or more of its Subsidiaries shall continue to own all property, casualty and liability insurance programs (other than those currently owned in the name of Sub and its Subsidiaries), including, without limitation, primary and excess general and professional liability, automobile, workers' compensation, property and crime insurance policies with respect to the Consulting Business in effect on or before the Closing Date (collectively, the "Territory Policies" and individually, a "Territory Policy"), provided that claims made under such policies on or prior to the Closing Date shall constitute Acquired Assets under clause (xii) of the definition thereof to the extent such claims relate to the Consulting Business, an Acquired Asset or an Assumed Liability. The Territory shall use reasonable best efforts to maintain the Territory Policies in full force and effect up to and including the Closing Date, and, subject to the provisions of this Agreement, the Territory and its Subsidiaries shall retain all of their respective rights, benefits and privileges, if any, under the Territory Policies. Nothing contained herein shall be construed to change the ownership of the Territory Policies.

         (b) To the extent not already provided for by the terms of a Territory Policy, the Territory shall use reasonable best efforts to cause LuxCo, Sub and the Consulting Partners to be named as additional insureds under Territory Policies whose coverage is on an occurrence basis whose effective policy periods include the Closing Date, in respect of claims occurring prior to the Closing Date; provided, however, that nothing contained herein shall be construed to require the Territory or any of its Subsidiaries to pay, unless reimbursed therefor by LuxCo, any additional premium or other charges in respect to, or waive or otherwise limit any of its rights, benefits or privileges under, any Territory Policy in order to effect the naming of LuxCo and Sub as such additional insureds.

         (c) Commencing on and as of the Closing Date, LuxCo shall be responsible for establishing and maintaining such separate property, casualty and liability insurance policies and programs as LuxCo may elect for activities and claims involving the Consulting Business.

         (d) The Territory and its Subsidiaries shall have the primary right, responsibility and authority for claims and financial administration for claims that relate to or affect the Territory Policies; provided that LuxCo shall have the sole right to assert and pursue, and collect in the name of the Territory, and the Territory shall cooperate with LuxCo in asserting and pursuing, coverage and payment for claims under Territory Policies whose effective policy periods include the Closing Date and that relate to the Consulting Business, an Acquired Asset or an Assumed Liability by the appropriate insurance carrier(s). In asserting and pursuing such coverage and payment, LuxCo shall have sole power and authority to make binding decisions, determinations, commitments and stipulations on its own behalf and on behalf of the Territory and its Subsidiaries and Affiliates, which decisions, determinations, commitments and stipulations shall be final and conclusive if made to maximize the overall economic benefit of the Territory Policies; provided, that (i) LuxCo shall consult with the Territory prior to making any such decision, determination, commitment or stipulation with respect to any material matter and (ii) LuxCo and the Territory shall use reasonable best efforts to agree on the terms of any settlement of any claim arising in connection with any Assumed Liability prior to LuxCo settling such claim.

         (e) LuxCo, and its Subsidiaries and Affiliates, shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges, as appropriate (collectively, "Insurance Charges"), whenever arising, which shall become due and payable under the terms and conditions of any applicable Territory Policy in respect of any coverages, liabilities, losses, claims, actions or occurrences before the Closing Date and related to the Consulting Business. To the extent that the terms of any applicable Territory Policy provide that the Territory or any of its Subsidiaries shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to the Consulting Business before the Closing Date, the Territory shall be entitled to demand that LuxCo make such payment directly to the person or entity entitled thereto. In connection with any such demand, the Territory shall submit to LuxCo a copy of any invoice received by the Territory pertaining to such Insurance Charges together with appropriate supporting documentation, to the extent available. In the event that LuxCo fails to pay any such Insurance Charges when due and payable, whether at the request of the party entitled to payment or upon demand by the Territory, the Territory and its Subsidiaries may (but shall not be required to) pay such insurance charges for and on behalf of LuxCo and, thereafter, LuxCo shall forthwith reimburse the

Territory for such payment. Subject to the other provisions of this Section 9.12, the retention by the Territory of the Territory Policies and the responsibility for claims administration and financial administration of the Territory Policies are in no way intended to limit, inhibit or preclude any right of LuxCo, the Territory or any other insured to insurance coverage for any insured claims under the Territory Policies.

         (f) LuxCo and its Subsidiaries and Affiliates acknowledge that the Territory has previously experienced losses and received claims which arose from the Consulting Business and which were, or might have been, covered by one or more Territory Policies, and prior to the Closing Date the Territory will have made decisions and commitments regarding the administration of such claims, including, without limitation, reaching agreements and stipulations regarding such claims (collectively "Pre- Separation Claims Administration"). LuxCo and its Subsidiaries and Affiliates covenant not to contest or challenge in any manner any action taken by the Territory prior to the Closing Date in connection with or relating to Pre-Separation Claims Administration, or to interfere with the performance of any agreement, commitment or stipulation so made by the Territory in connection with or relating to Pre-Separation Claims Administration.

         (g) An insurance carrier which would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Section 9.12, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any third party shall be entitled to a windfall (i.e., a benefit they would not be entitled to receive in the absence of the provisions of this Section 9.12) by virtue of the provisions hereof.

         (h) The provisions of this Section 9.12 relate solely to matters involving the Territory Policies, and shall not be construed to affect any obligation of or impose any obligation on the parties hereto with respect to any life, health and accident, dental or medical insurance policies applicable to any of the officers, directors, employees or other representatives of the parties hereto or their Affiliates.

         (i) In this Section 9.12(i), "L&F" means any of L&F Indemnity Limited, Catamount Indemnity Limited, or Lifeguard Insurance (Dublin) Limited; "L&F Policy" means any insurance policy issued by L&F whose limits of liability have not been exhausted by the Closing Date; "L&F Consulting Claims" means any Assumed Liabilities for which coverage was or is provided by any L&F Policy or would be provided but for the application after the Closing Date of the limits of liability in any such policy; "L&F Non-Consulting Claims" means any Excluded Liabilities for which coverage was or is provided by any L&F Policy or would be provided but for the application after the Closing Date of the limits of liability in any such policy. Notwithstanding any other provision of this
Section 9.12, the following provisions shall apply to all L&F Consulting Claims and L&F Non-Consulting Claims.

            (A) As between the Territory and LuxCo, but subject to subsections
(C), (D) and (E) below, LuxCo shall have the primary right, responsibility, and authority for the defense, settlement, and other administration of L&F Consulting Claims and may exercise the rights of the insured (including collection of insurance proceeds) under policies issued by L&F with respect to such claims. The Territory shall retain the primary right, responsibility, and authority for the defense, settlement, and other administration of L&F Non-Consulting Claims.

            (B) Whenever it becomes reasonably apparent to LuxCo that the ultimate cost (including all defense costs and payment of any settlement or judgment) of any L&F Consulting Claim is likely to exceed one-half of the deductible or self-insured retention for that claim under the applicable L&F policy, LuxCo will notify the Territory of the claim and describe it in reasonable detail. From then until the conclusion of the claim, LuxCo will keep the Territory informed of the progress of the claim, will provide the Territory information about the claim that the Territory reasonably requires to monitor the claim and LuxCo's handling of it, and will consult with the Territory in advance of making any material decision about the handling of the claim or the conduct of the litigation (including the making of any settlement proposals). The Territory will reimburse LuxCo for the reasonable out-of-pocket costs of providing information about L&F Consulting Claims (such as for photocopying documents or consulting LuxCo's outside counsel, but not for the time of employees of LuxCo). LuxCo will also send the Territory copies of any reports about the claim that it gives L&F.

            (C) Whenever a proposal or offer to settle an L&F Consulting Claim is made in writing, and whenever such a proposal or offer is made orally under circumstances that would suggest to a reasonable observer that the proposal or offer is serious, LuxCo will promptly advise the Territory of the terms of the proposed settlement and whether LuxCo wishes or not to settle the claim on those terms. LuxCo will promptly provide further information about the claim and the proposed settlement that the Territory may reasonably request to enable it to evaluate the proposed settlement.

            (D) If LuxCo and the Territory disagree about any material issue relating to LuxCo's handling of an L&F Consulting Claim or the conduct of related litigation (including with respect to settlement proposals), they will hold a meeting promptly, attended by the Chief Executive Officer, or persons with similar decision-making authority, of each party, to attempt in good faith to negotiate a resolution of the dispute. If the parties do not resolve their dispute at such a meeting, they will then submit their dispute (including any dispute as to whether an issue is material or not) to binding arbitration as expeditiously as possible in New York, New York, before a single arbitrator who is expert in the litigation and resolution of claims such as L&F Consulting Claims and who is reasonably acceptable to both LuxCo and the Territory. LuxCo and the Territory will each bear one-half of the fees and expenses of the arbitrator, but will otherwise bear their own expenses of the arbitration. The arbitrator will determine the procedure of the arbitration, but will adopt procedures that will enable the arbitration to be completed quickly and in a timeframe so as to ensure no unreasonable delay in the conduct of the litigation or the handling of a settlement proposal. The decision of the arbitrator will be final and binding on both LuxCo and the Territory, which will then immediately cooperate in implementing the arbitrator's decision. For the avoidance of doubt, the parties acknowledge that the Territory's obligation to cooperate in implementing the arbitrator's decision shall not extend to any obligation to request or cause L&F to act in accordance therewith.

            (E) If L&F pays the full limit of its liability under any L&F Policy, and if coverage of any L&F Consulting Claim or L&F Non-Consulting Claim would have been available under that policy but for the exhaustion of its limit of liability, and if the party (LuxCo or the Territory) to which that coverage would have been available has not received any Excess Policy Benefit (as defined below) under the exhausted L&F Policy, and if the other party has received any Excess Policy Benefit under that policy, then on June 30 and December 31 of each year thereafter, the party that received the Excess Policy Benefit shall pay the other party the amount for which the L&F Policy would have provided coverage but for its exhaustion, provided that, the cumulative total of payments under this
Section 9.2(i)(E) shall not exceed the Excess Policy Benefit. "Excess Policy Benefit" means, with respect to each L&F Policy, for LuxCo, the total amount that L&F paid under that policy on account of L&F Consulting Claims minus the product of the limits of liability of the policy multiplied by 0.082, and in the case of the Territory, the total amount that L&F paid under that policy on account of L&F Non-Consulting Claims minus the product of the limits of liability of the policy multiplied by one minus 0.082.

            SECTION 9.13. Client Contracts. (a) The Territory, PwCIL and LuxCo shall as soon as practicable following the date hereof establish procedures (including, without limitation, the form of disclosures to be made to third parties in connection with the transactions contemplated hereby and the form of documentation (if any) to be provided to such third parties in connection with obtaining their consents) in connection with soliciting clients' consents in respect of Client Contracts where such consents are required for the assignment of such contracts or otherwise to implement the transactions contemplated hereby.

            (b) If any consents referred in paragraph (a) above shall not have been obtained by the Territory by the Closing Date, the Territory and LuxCo shall continue to follow the procedures referred to in paragraph (a) above for obtaining such consents as soon as practicable thereafter with such modifications to those procedures as LuxCo and the Territory may from time to time agree.

            (c) The Territory and LuxCo shall cooperate to review the terms of all Cross LOS Contracts to which the Territory or any of its Subsidiaries is a party, in order to determine prior to Closing whether any such Cross LOS Contracts, subject to such consents from clients or other parties as may be necessary having been obtained, should be terminated and replaced by separate contracts relating to the Consulting Business with

LuxCo and its Subsidiaries on the one hand, and with the Territory and its Subsidiaries relating to the provision of other services on the other hand, or whether the Territory should subcontract to LuxCo and its Subsidiaries the provision of consulting services to the client pursuant to such Cross LOS Contract with the contract not being treated as an Assigned Contract, or whether any such contract should be treated as an Assigned Contract and the provision of services and/or goods other than consulting services under such contract should be subcontracted to the Territory and its Subsidiaries. Procedures as referred to in paragraph (a) above shall apply to the solicitation of any client consents necessary to implement these arrangements in respect of any Cross LOS Contract.

            (d) The Territory and LuxCo shall cooperate to review the terms of all International Client Contracts to which the Territory or any of its Subsidiaries is a party, in order to determine prior to Closing whether, subject to such consents from clients and other parties as may be necessary having been obtained, any revised subcontracting or other arrangements should to be implemented following the Closing Date or whether certain rights and obligations should be assigned and transferred to other persons. The procedures referred to in paragraph (a) above shall apply to the solicitation of any client consents in relation to an International Client Contract.

            (e) The provisions of this Section 9.13 shall only apply to Client Contracts, Cross LOS Contracts and International Contracts.

                                    ARTICLE X

                                 Noncompetition

            SECTION 10.1. Non-Competition. (a) From and after the Closing Date, LuxCo and its Affiliates shall not, directly or through any Affiliate of LuxCo, engage in, make any investment in the equity of (other than as permitted by Section 10.2), or enter into a strategic alliance in any form with any person for the purpose in whole or in part of engaging in the provision of any Restricted Partnership Services; provided, that the foregoing shall not preclude co-bidding or working side by side with any such person on one or more joint assignments that do not arise from, constitute or that are promoted or marketed as, an actual or de facto alliance or involve the payment of referral fees, commissions, co- or joint marketing funds or other compensation in connection with such arrangement.

            (b) From and after the Closing Date, the Territory, the Noncompete Parties and their respective Affiliates shall not, directly or through any Affiliate, engage in, make any investment in the equity of (other than as permitted by Section 10.2), or enter into a strategic alliance in any form with any person (other than BermudaCo and LuxCo) for the purpose in whole or in part of engaging in the provision of any Restricted Consulting Services, subject to the proviso of Section 10.1(a) above.

            (c) From and after the Closing Date, PwCIL and its Affiliates shall not, directly or through any Affiliate of PwCIL, engage in, make any investment in the equity of (other than as permitted by Section 10.2), or enter into a strategic alliance in any form with any person for the purpose in whole or in part of engaging in the provision of any Restricted Consulting Services, subject to the proviso of Section 10.1(a) above.

            (d) From and after the Closing Date, LuxCo and its Affiliates shall not (i) solicit, recruit or hire any person who immediately after the Closing Date is a Partner or client facing employee of the Territory, the Noncompete Parties, PwCIL or their respective Affiliates or (ii) solicit or encourage any such Partner or client facing employee of the Territory, the Noncompete Parties, PwCIL or their respective Affiliates to leave the employment of such entity or resign as a Partner; provided, that (x) the foregoing shall not prohibit LuxCo or its Affiliates from soliciting, recruiting or hiring any such Partner or client facing employee who has ceased to be a Partner of or be employed by the Territory, the Noncompete Parties, PwCIL or their respective Affiliates for at least 12 months; and (y) general solicitations or advertisements shall not be deemed to be solicitations for purposes of this paragraph (d).

            (e) From and after the Closing Date, the Territory, the Noncompete Parties, PwCIL and their respective Affiliates shall not (i) solicit, recruit or hire any person who immediately after the Closing Date is a "partner" (or similar designation) or client facing employee of LuxCo or its Affiliates or
(ii) solicit or encourage any such "partner" (or similar designation) or client facing employee of LuxCo or its Affiliates to leave the employment of such entity or resign as a "partner" (or similar designation); provided, (x) that the foregoing shall not prohibit the Territory, the Noncompete Parties, PwCIL or their respective Affiliates from soliciting, recruiting or hiring any such "partner" (or similar designation) or client facing employee who has ceased to be a "partner" or (similar designations) of or employed by LuxCo or its Affiliates for at least 12 months; and (y) general solicitations or advertisements shall not be deemed to be solicitations for purposes of this paragraph (e).

            SECTION 10.2. Additional Considerations and Agreements. (a) LuxCo, the Territory, the Noncompete Parties and PwCIL each agree that the Territory, the Noncompete Parties, PwCIL and their respective Affiliates may not invest in, acquire, purchase or otherwise combine with any person that is actively engaged in the provision of any Restricted Consulting Services; provided, that, such parties may engage in such an acquisition, purchase or combination with any such person that derives less than 50% of its total revenues from the provision of Restricted Consulting Services so long as the Territory, the Noncompete Parties, PwCIL or such Affiliate, as the case may be, uses reasonable best efforts within six months of the date of such acquisition, purchase or combination to divest, but in any event within one year thereafter, divests itself or causes the divestiture of such portion of the business engaged in the provision of Restricted Consulting Services (whether through a subsidiary, division, group, franchise or any other type of segment or business unit). LuxCo, the Territory, the Noncompete Parties and

PwCIL each agree that, notwithstanding Section 10.1 or this Section 10.2, nothing herein shall prohibit the investment or the retention of investments by the Territory, the Noncompete Parties, PwCIL or their respective Affiliates in no more than 5% of the issued and outstanding ownership interests of businesses which engage in Restricted Consulting Services.

            (b) LuxCo, the Territory, the Noncompete Parties and PwCIL each agree that LuxCo and its Affiliates may not invest in, acquire, purchase or otherwise combine with any person that is actively engaged in the provision of any Restricted Partnership Services; provided, that, such parties may engage in such an acquisition, purchase or combination with any such person that derives less than 50% of its total revenues from the provision of Restricted Partnership Services so long as LuxCo or its Affiliate, as the case may be, uses reasonable best efforts within six months of the date of such acquisition, purchase or combination to divest, but in any event within one year thereafter, divests itself or causes the divestiture of such portion of the business engaged in the provision of Restricted Partnership Services (whether through a subsidiary, division, group, franchise or any other type of segment or business unit). LuxCo, the Territory, the Noncompete Parties and PwCIL each agree that, notwithstanding Section 10.1 or this Section 10.2, nothing herein shall prohibit the investment or the retention of investments by LuxCo or its Affiliates in no more than 5% of the issued and outstanding ownership interests of businesses which engage in Restricted Partnership Services.

            (c) Each of LuxCo and its Affiliates agrees that it shall not rely on the credentials of, or on citations with respect to, the Territory, the Noncompete Parties or PwCIL or any of their Affiliates other than with respect to services provided prior to the Closing Date by the Consulting Business in the conduct or operation of its business, except with the prior written consent of the Territory, the Noncompete Parties, PwCIL, or such Affiliate as applicable. Each of the Territory, the Noncompete Parties and PwCIL and their respective Affiliates agrees that it shall not rely on the credentials of, or on citations with respect to, BermudaCo or LuxCo or any of their Affiliates or the Consulting Business prior to the Closing Date in the conduct or operation of its business, except with the prior written consent of LuxCo.

            SECTION 10.3. Termination of Article X. The provisions of this
Article X and the rights and obligations of LuxCo, the Territory, the Noncompete Parties and PwCIL hereunder shall, except as otherwise set forth on the Local Structure Term Sheet, terminate on the fifth anniversary of the Closing Date; provided, that the provisions of Section 10.1(d) and (e) shall, except as otherwise set forth on the Local Structure Term Sheet, terminate on the third anniversary of the Closing Date.

            SECTION 10.4. Miscellaneous. (a) Each of LuxCo, the Territory, the Noncompete Parties and PwCIL confirm that they have received independent legal advice relating to all of the matters provided for in this Agreement, including the provisions of this Article X. Each of LuxCo, the Territory, the Noncompete Parties and PwCIL agree that they consider that the provisions contained in this Article X are no greater than are reasonable and necessary to ensure the full value of the goodwill and know how relating to the Consulting Business being transferred to LuxCo and its Affiliates and to ensure the full value of the goodwill relating to the other businesses of the Territory and its Affiliates. If any provision contained in this Article X shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Article X, but this Article X shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, such provision shall be construed and interpreted or reformed so as to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

            (b) Notwithstanding the provisions of Section 13.1 herein, the provisions of this Article X shall be assignable to any purchaser of all or a portion of the businesses of the parties covered hereby in any manner of business combination or other transaction; provided, that any such purchaser also assumes in writing the obligations of this Article X, in form and substance reasonably satisfactory to the nonassigning party or parties, and the assignor remains bound by the restrictions contained herein.

            (c) Notwithstanding anything in this Article X, (i) any Person that acquires LuxCo (or a successor of LuxCo) or substantially all of the assets of LuxCo (or a successor of LuxCo) in any manner of business combination, and that provides Restricted Partnership Services may continue to provide, and such Person's Affiliates may continue to provide, Restricted Partnership Services provided that such services are provided by a separate Subsidiary or Affiliate of such Person not controlled by or controlling LuxCo (or a successor of LuxCo); and (ii) any Person that acquires substantially all of the assets of the Territory, the Noncompete Parties and their respective Affiliates, and that provides Restricted Consulting Services may continue to provide, and such Person's Affiliates may continue to provide, Restricted Consulting Services provided that such services are provided by a separate Subsidiary or Affiliate of such Person not controlled by or controlling the Territory, the Noncompete Parties and their respective Affiliates.

            SECTION 10.5. Amendments and Waivers. This Article X, and the definitions of "Restricted Consulting Services" and "Restricted Partnership Services" may be amended or waived pursuant to an instrument in writing executed by PwCIL (following the affirmative vote of at least 75% of its Global Board) and LuxCo; provided that no amendment or waiver that expands the definition of "Restricted Consulting

Services" or restricts the definition of "Restricted Partnership Services" with respect to the relevant territory may be entered into without the consent of the Territory.

            SECTION 10.6. Dispute. In the event of any dispute, controversy or claim (including a breach thereof) arising out of or related solely to the non-competition clause set forth in Sections 10.1(a), (b) and (c) hereof (the "Dispute"), the party claiming such Dispute shall give written notice, with reasonable specificity, to the other party as soon as practicable but in no event later than 15 days after such Dispute is first noticed in accordance with the notice provision in Section 13.7 (the "Dispute Notice"), and thereafter, the parties to the Dispute shall attempt in good faith to resolve such Dispute. If the parties to the Dispute fail to reach a resolution of the Dispute within 10 business days of receipt of the Dispute Notice, and unless otherwise agreed to in writing by such parties, such Dispute shall be referred to and decided by final and binding arbitration. Any arbitration arising under this Section shall proceed in accordance with the procedures and requirements set forth in this
Section 10.6, Section 10.7 and Section 10.8 (the "Arbitration Proceeding"). The Arbitration Proceeding shall be deemed to have commenced, without any further action on the part of the parties to the Dispute, on the 21st day following receipt of the Dispute Notice, unless the parties to the Dispute have reached a written resolution of the Dispute prior to that time.

            SECTION 10.7. The Arbitrator. (a) PwCIL and LuxCo shall as soon as practicable after the Closing agree upon compensation for the retention of the services of and appoint a sole arbitrator (the "Arbitrator") to arbitrate all Disputes for all Rollup Transactions as may arise during the first eighteen months following the Closing; provided, however, that if an Arbitrator has not been so appointed within ten days following commencement of any Arbitration Proceeding, an Arbitrator shall be appointed by the International Chamber of Commerce and all parties to this Agreement hereby agree that, subject to Section 10.7(d), such appointment shall be final and binding on the parties to this Agreement. The Arbitrator (or his or her successor), subject to the terms hereof, shall continue to serve hereunder until the eighteenth month after Closing and thereafter, but only during the pendency of any Dispute or ensuing Arbitration Proceeding that was initiated by a Dispute Notice received prior to the end of the eighteenth month after Closing.

            (b) Any Arbitrator appointed other than by agreement of PwCIL and LuxCo shall be a fluent speaker of English with at least 15 years of experience in the fields described in the definitions of "Restricted Consulting Services" and "Restricted Partnership Services" or fields closely related thereto and shall not, unless otherwise agreed to by the parties of the Arbitration Proceeding, have spent significant time working for members of the PricewaterhouseCoopers global network or any predecessor organizations. The decision of the International Chamber of Commerce, as Appointing Authority, as to the suitability of any Arbitrator in relation to this Section 10.7(b) shall be final.

            (c) The Arbitrator, once appointed, shall remain available as and shall continue to be the Arbitrator during the term set forth in Section 10.7(a) until resignation, death, disability or removal hereunder. The provisions governing the Arbitration Proceedings set out in Sections 10.6 - 10.8 herein are being put in place to allow for fast and balanced decisions by an experienced industry expert with respect to questions of exclusive fields of competition in sometimes closely related fields and the Arbitrator shall be tasked with arbitrating all Disputes with efficiency and speed in all respects, and to require a minimum of hearings, briefs, evidence, experts and the other typical requirements of litigation and standard arbitration proceedings.

            (d) PwCIL or LuxCo shall have the right to challenge the appointment of the Arbitrator at any time and without limitation if circumstances exist that give rise to doubts as to the arbitrator's (i) impartiality or independence,
(ii) mental or physical fitness to serve or (iii) ability to decide Disputes in accordance with the provisions of Sections 10.6, 10.7 or 10.8. If PwCIL or LuxCo seeks to challenge the appointment or continued service of an Arbitrator, that party shall immediately send notice of the challenge within fifteen days after receiving notice of the appointment of the challenged arbitrator or within fifteen days after the grounds in (i), (ii) or (iii) above become known to the party in accordance with the notice provision in Section 13.7 (the "Challenge Notice").

            (i) Once a challenge has been made, the Arbitrator may voluntarily resign. Alternatively, the nonchallenging party may agree to the challenge such that the Arbitrator will be removed and replaced. If the nonchallenging party agrees to the challenge, a substitute Arbitrator shall be appointed in accordance with the procedures outlined in Sections
      10.6 and 10.7. The decision of the Arbitrator regarding voluntarily resignation and the decision of the nonchallenging party regarding agreeing to the challenge must be communicated to the challenging party within three business days of receipt of the Challenge Notice in accordance with the notice provision in Section 13.7.

            (ii) In the event that the Arbitrator does not voluntarily resign and the nonchallenging party does not agree to the challenge, the decision as to whether to uphold the challenge shall be submitted to the International Chamber of Commerce. PwCIL and LuxCo shall be permitted to submit written statements to the International Chamber of Commerce in support of their position within seven business days of receipt of the Challenge Notice. Both parties shall request an expedited decision on the challenge from the International Chamber of Commerce.

            (e) This Section 10.7 shall also apply to appoint a substitute Arbitrator in the event of the death or resignation of an Arbitrator during an Arbitration Proceeding.

            SECTION 10.8. The Arbitration Proceeding. (a) The parties to this Agreement agree that the Arbitration Proceeding shall take place in New York, London or Geneva, the seat of the Arbitration shall be England, the relationship between the parties to this Agreement is commercial in nature, and that any Disputes shall be deemed commercial. The provisions governing the procedure of the Arbitration Proceedings are as set out in Sections 10.6, 10.7 and 10.8 herein may be varied only with the written agreement of each of the parties to the Arbitration Proceedings.

            (b) The parties to this Agreement agree that the following procedures shall apply to the Arbitration Proceeding:

            (i) The party that sent the Dispute Notice shall make the necessary arrangements for the taking of a stenographic record of the hearing.

            (ii) All papers, documents or evidence, whether written or oral, filed with or presented to the Arbitrator shall be deemed by the parties to this Agreement and by the Arbitrator to be confidential information. No party to this Agreement or Arbitrator shall disclose in whole or in part to any other person or entity any confidential information submitted in connection with the Arbitration Proceeding, except to the extent reasonably necessary to assist in the arbitration, or to prepare for the arbitration of the Dispute, or to the extent necessary to enforce an award made by the Arbitrator.

            (iii) The Arbitration Proceeding shall be conducted in the English language and all documents, exhibits and other evidence shall be translated into English.

            (iv) There shall be no prehearing discovery of any kind.

            (v) The parties to the Arbitration Proceeding shall each be permitted to submit a written statement in support of their position no later than five days after the Arbitration Proceeding has commenced. Parties to the Arbitration Proceeding may submit answering statements within three days of the submission of the parties' initial written statements. No further written statements shall be submitted, unless required by the Arbitrator.

            (vi) The hearing, if necessary, shall occur within fifteen days of the commencement of the Arbitration Proceeding. The parties to the Arbitration Proceeding will encourage the Arbitrator to dispense with holding a hearing.

            (vii) PwCIL and LuxCo, and any other parties to the Arbitration Proceeding, shall each pay an equal share of the fees and expenses of the Arbitrator and the costs of the Arbitration Proceeding. Each party to the Arbitration Proceeding shall otherwise pay its own costs and attorneys' fees. The

      Arbitrator's fees shall be an amount that is usual and customary for Arbitrators in arbitrations of this type.

            (viii) The Arbitrator shall be empowered to decide if he has jurisdiction over the Dispute.

            (c) The sole substantive issue to be decided by the Arbitrator shall be whether a breach of Section 10.1(a), (b) or (c) has occurred. In the event such a breach is found, the Arbitrator is empowered to enjoin a party from performing any act prohibited or to compel a party to perform any act which will give effect to the obligations set out in Sections 10.1(a), (b) or (c). The Arbitrator shall issue a written explanation of the reasons for the award and a full statement of facts found in reaching the decision. This determination of the Arbitrator shall be rendered no later than the fifth day after the conclusion of the arbitration hearing.

            (i) In the event that a party to the Arbitration Proceeding seeks an amendment of the award to correct a typographical or transcription error, the party shall do so by sending a notice of the amendment sought in accordance with the notice provision in Section 13.7 within three days after receipt of the award. The Arbitrator shall issue any amendment to the award within three days of receipt of the notice seeking an amendment.

            (d) In the event the Arbitrator finds a breach of Section 10.1(a),
(b) or (c) by a party to this Agreement, the prevailing party may request an award of damages for the breach of Section 10.1(a), (b) or (c) pursuant to the arbitration provisions set forth in Section 13.12. The parties to this Agreement agree that the Arbitrator's decision under Sections 10.6, 10.7 and 10.8 shall be final, binding and conclusive upon the parties to this Agreement, an arbitrator appointed under Section 13.12, and any court or tribunal. An arbitrator appointed under Section 13.12 shall not be empowered to award, whether based in contract, tort or otherwise, any special, indirect, incidental, consequential, punitive, exemplary or other similar types of damages whatsoever, including loss of profits, business interruptions and claims of customers on account of any breach of Section 10.1(a), (b) or (c) found by the Arbitrator.

            (e) In making his or her determination hereunder, the Arbitrator shall review the terms of the Agreement and Sections 10.1(a), (b) and (c), the usages and customs of the trade in the Territory, what is just and equitable under the circumstances and, any evidence submitted by the parties to the Arbitration Proceedings in accordance with the provisions of this Section 10.8 and the substantive law of this Agreement.

            (f) The parties to this Agreement agree that the award of the Arbitrator rendered in connection with the Arbitration Proceeding shall be final and binding upon the parties and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

                                   ARTICLE XI

                                 Indemnification

            SECTION 11.1. Indemnification by the Territory. From and after the Closing Date, the Territory shall, and shall cause its Subsidiaries (other than Sub and its Subsidiaries and any Consulting Partner) to, jointly and severally, indemnify PwCIL, LuxCo, Sub and its Subsidiaries and their respective Affiliates and each of their respective officers, directors, employees, agents and representatives, and any Consulting Partner (including, without limitation, retired or former Consulting Partners), against and hold them harmless from (whether in connection with a Third Party Claim or a Direct Claim) any loss, claim, damage, liability (whether asserted or unasserted, absolute or contingent), cost, expense, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, dues, assessments, Taxes, fines, penalties, fees and amounts paid in settlement (including, without limitation, reasonable fees and expenses of counsel consistent with Section 11.5(a)(ii)) (each a "Loss" and, collectively, "Losses") as incurred (payable promptly upon written request) by any such indemnified party arising from, in connection with or otherwise with respect to (i) any breach of any obligation (other than those contained in Section 7.4) of the Territory or any of its Subsidiaries contained in the Transaction Agreements (other than with respect to such obligations contained in Article VII, to the extent that any such breach is primarily attributable to the action or inaction of the Covered Persons, or with respect to such obligations the compliance with which by the Territory would violate applicable law); (ii) any of the Excluded Liabilities; and (iii) any of the Excluded Assets. For the avoidance of doubt, the parties hereto understand and agree that neither the Territory nor any of its Subsidiaries shall be required to indemnify any person pursuant to this Section 11.1 for any Loss arising from a breach by the Territory of any of the provisions in Article V of this Agreement. Notwithstanding the foregoing, neither the Territory nor any of its Subsidiaries shall be required pursuant to this Agreement to indemnify any Consulting Partner (including, without limitation, a retired or former Consulting Partner) for any Losses incurred with respect to Excluded Taxes.

            SECTION 11.2. Indemnification and Contribution by LuxCo. (a) (i) From and after the Closing, LuxCo shall indemnify the Territory, its Affiliates and each of their respective officers, directors, employees, Partners (including, without limitation, retired or former Partners other than retired or former Consulting Partners), agents and representatives against and hold them harmless from (whether in connection with a Third Party Claim or a Direct Claim) any Loss as incurred (payable promptly upon written request) by any such indemnified party arising from, in connection with or otherwise with respect to
(i) any breach of any obligation (other than those contained in Section 7.4) of LuxCo or any of its Affiliates contained in the Transaction Agreements (other than with respect to such obligations the compliance with which by LuxCo would violate applicable law); (ii) any of the Assumed Liabilities; (iii) any of the Acquired

Assets; and (iv) the operation of the Consulting Business after the Closing. For the avoidance of doubt, the parties hereto understand and agree that LuxCo shall not be required to indemnify any person pursuant to this Section 11.2 for any loss arising from a breach by LuxCo of any of the provisions in Article VI of this Agreement.

            (ii) (A) LuxCo hereby agrees to indemnify and hold harmless PwCIL, the Territory, their respective officers, directors, employees, Partners (including, without limitation, retired or former Partners other than retired or former Consulting Partners) and agents, and each person, if any, who controls PwCIL or the Territory within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act from and against any and all Losses (including, without limitation, Losses in connection with any obligation to indemnify any party to the Underwriting Agreement pursuant to the indemnification and contribution provisions contained therein), other than costs and expenses incurred in respect of litigation, as incurred (payable promptly upon written request) by any such indemnified party arising from, in connection with or otherwise with respect to any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus relating thereto, or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (B) Without limiting the scope or applicability of Section 11.2(b), and except as may otherwise be paid under Section 11.2(a)(ii)(A), LuxCo hereby agrees to indemnify and hold harmless PwCIL, the Territory, their respective officers, directors, employees, Partners (including, without limitation, retired or former Partners other than retired or former Consulting Partners) and agents, and each person, if any, who controls PwCIL or the Territory within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all costs and expenses (including attorneys' fees) incurred (payable promptly upon written request) by any such indemnified party arising from, in connection with or otherwise with respect to any litigation involving or concerning any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus relating thereto, or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) To the extent that the indemnification provided for in paragraph
(a) of this Section 11.2 is unavailable to any indemnified party or insufficient in respect of any Losses, then LuxCo, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by LuxCo on the one hand (determined with reference to the total number of BermudaCo Shares, LuxCo Shares, Exchangeable Shares and cash IPO proceeds, if any, distributed to Consulting Partners in all Rollup Territories in the transactions contemplated hereby) and such indemnified party on the other hand (determined with reference to the Territory Percentage of the indemnified party). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. LuxCo acknowledges that the remedies provided for in this Section 11.2(b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

            (c) Except as otherwise set forth herein, each of the Territory, LuxCo and PwCIL acknowledges and agrees that the indemnification provided in
Section 11.1 or 11.2, as applicable, shall be the exclusive remedy against an indemnifying party with respect to the matters covered by such indemnification.

            SECTION 11.3. Losses Net of Insurance and on an After-Tax Basis. The amount of any Loss for which indemnification is provided under this Article XI shall be (a) net of any amounts recoverable by the indemnified party under insurance policies with respect to such Loss and any such amounts actually recovered by any indemnified party to the extent relating to any Loss previously paid by any indemnifying party hereunder shall be paid over promptly to such indemnifying party and (b) adjusted as appropriate so that the indemnified party receives on a net basis the amount required to be paid hereunder, taking into account of any net Tax benefit to the indemnified party arising from the incurrence or payment of any such Loss and any net Tax cost incurred by the indemnified party in respect of such indemnification. If an indemnified party shall have used reasonable best efforts to recover any amounts recoverable (first, in respect of claims under Section 11.2(a)(ii), from the policy referred to in Section 7.6(b), and second, from any other available insurance policies) under insurance policies and shall not have recovered the applicable Loss in full within 120 days, the indemnifying party shall promptly pay upon written request the amount, with interest accrued thereon, by which such Loss exceeds the amounts actually recovered.

            SECTION 11.4. Termination of Indemnification. The obligations to indemnify and hold harmless any party pursuant to Sections 11.1 and 11.2 shall not terminate.

            SECTION 11.5. Procedures Relating to Third Party and Direct Indemnification Claims. (a) Third Party Claims. (i) In order for a person (the "indemnified party") to be entitled to any indemnification pursuant to this
Article XI in respect of, arising out of or involving a claim or demand made by any person other than a party hereto against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim promptly, and in any event within 20 Business Days, after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party promptly, and in any event within ten Business Days, after the indemnified party's receipt thereof, copies of all notices and documents (including, without limitation, court papers) received by the indemnified party relating to the Third Party Claim; provided, however, that failure to make such delivery shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure.

            (ii) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to fully indemnify the indemnified party therefor in accordance with this Agreement, to assume and control the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party (which acceptance shall not be unreasonably withheld, delayed or conditioned). Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ at its own expense counsel separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense, subject to the remaining terms of this Section 11.5(a)(ii). The indemnifying party shall be liable for the reasonable fees and expenses of one primary counsel, and to the extent reasonably required in connection with such Third Party Claim, one or more local counsel, and such other counsel as may be reasonably required due to a conflict among indemnified parties, in each case employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate and shall cause their Affiliates to cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of such Third Party Claim that the indemnifying party may recommend and that by its terms (or pursuant to a binding commitment of the indemnifying party) obligates the indemnifying party to pay the full amount (subject to any limitation on payment contained in this Article XI) of such liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of one primary counsel, and to the extent reasonably required in connection with such Third Party Claim, one or more local counsel, and such other counsel as may be reasonably required due to a conflict among indemnified parties, incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

            Notwithstanding the foregoing in this Section 11.5(a)(ii), if a Third Party Claim includes or could include both a claim for Taxes that are Excluded Taxes and a claim for Assumed Taxes, and such claim for Taxes that are Excluded Taxes is not separable from such claim for Assumed Taxes, the Territory (if the claim for Taxes that are Excluded Taxes exceeds or could reasonably be expected to exceed in amount the claim for Assumed Taxes), or otherwise LuxCo (the Territory or LuxCo, as the case may be, the "Controlling Party"), shall be entitled to control the defense of such Third Party Claim (such Third Party Claim, a "Tax Claim"). In such case, the other party (the "Non- Controlling Party") shall be entitled to participate fully (at the Non-Controlling Party's sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, delayed or conditioned). The costs and expenses of conducting the defense of such Tax Claim (excluding any costs and expenses incurred by the Non- Controlling Party) shall be reasonably apportioned based on the relative amounts of the claim for Taxes that are Excluded Taxes and the claim for Taxes that are Assumed Taxes.

            (b) Direct Claims. In the event any indemnified party should have an indemnification claim against any indemnifying party under the Transaction Agreements that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party (a "Direct Claim"), the indemnified party shall deliver notice of such Direct Claim to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 15 Business Days following its receipt of such notice that the indemnified party disputes such Direct Claim, such Direct Claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this Article XI and the indemnifying party shall pay the amount of such liability to the indemnified party on demand, or in the case of any notice in which the amount of the Direct Claim is estimated, on such later date when the amount of such Direct Claim is finally determined. If the indemnifying party disputes its liability with respect to such Direct Claim in a timely manner, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute.

            SECTION 11.6. Contribution Among Rollup Territories. The Territory hereby agrees that, in the event that any Rollup Territory or such Rollup Territory's Affiliates, officers, directors, employees, Partners (including, without limitation, retired or former Partners other than retired or former Consulting Partners) or agents, and each person, if any, who controls such other Rollup Territory within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act, (i) incurs any Losses arising from, in connection with or otherwise with respect to any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus relating thereto, or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) is obligated to indemnify any party to the Underwriting Agreement pursuant to the indemnification and contribution provisions contained therein in respect of any losses, claims, damages or liabilities referred to therein, it shall contribute to the amount paid or payable by such indemnifying Rollup Territory (an "Indemnifying Territory") as a result of such indemnification in such proportion as is appropriate to reflect the relative benefits received by the Territory on the one hand and such Indemnifying Territory on the other hand from the Closing (determined with reference to the Territory's and the applicable Indemnifying Territory's Territory Percentages). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) or manifest error shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation or manifest error. The Territory acknowledges that the remedies provided for in this Section 11.6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnifying Territory at law or in equity. PwCIL shall assign its rights pursuant to this
Section 11.6 to any Rollup Territory which becomes an Indemnifying Territory, and the Territory hereby consents to any such assignment.

                                   ARTICLE XII

                                   Termination

            SECTION 12.1. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Escrow Closing Date whether before or after the Local Partner Approval and the International Partner Approval have been obtained, upon written notice (other than in the case of Section 12.1(i) below) from the terminating party to the non-terminating party specifying the subsection of this Section 12.1 pursuant to which such termination is effected:

            (i) by mutual written consent of the Territory, PwCIL and LuxCo;

            (ii) by PwCIL or LuxCo upon written notice to the Territory if any of the conditions to the Escrow Closing set forth in Section 4.1 shall have become incapable of fulfillment and shall not have been waived in writing by PwCIL and LuxCo (including, without limitation, the failure of the condition set forth in Section 4.1(vii) by the date prescribed therein); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(ii) shall not be available if the failure to consummate the Closing by such date was caused by the breach of this Agreement by the party so requesting to terminate this Agreement;

            (iii) by the Territory upon 30 days' prior written notice to PwCIL and LuxCo if any of the conditions to the Escrow Closing set forth in
      Section 4.2 shall have become incapable of fulfillment and shall not have been waived in writing by the Territory; provided, that the right to terminate this Agreement pursuant to this Section 12.1(iii) shall not be available if the failure to consummate the Closing by such date was caused by the breach of this Agreement by the Territory);

            (iv) (A) by either the Territory or PwCIL, upon written notice to each party hereto if the Escrow Closing does not occur on or prior to December 31, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(iv)(A) shall not be available if the failure to consummate the Closing by such date was caused by the breach of this Agreement by the party so requesting to terminate this Agreement;

                  (B) by LuxCo, upon written notice to each party hereto if the Closing does not occur on or prior to the one year anniversary of the IPO Closing Date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(iv)(B) shall not be available if the failure to consummate the Closing by such date was caused by the breach of this Agreement by LuxCo;

            (v) by PwCIL or LuxCo in the event that the Territory's governing body (x) withdraws or modifies its recommendation of the Transaction Agreements and the transactions contemplated thereby pursuant to Section 7.5(b)(i)(A) or (y) fails to publicly reaffirm its recommendation of the Transaction Agreements and the transactions contemplated thereby within ten Business Days of a written request by PwCIL or LuxCo to provide such reaffirmation;

            (vi) by PwCIL or LuxCo in the event that the Territory fails to perform the covenants contained in Section 7.4(a), Section 7.4(e) and
      Section 7.7 by the dates
      for performance set forth therein, it being understood and agreed by the Territory that there shall be no opportunity to cure any violation of the foregoing covenants;

            (vii) prior to the IPO Closing Date, by PwCIL in connection with the termination of the Global Rollup in the event that PwCIL shall determine that such termination would be in the interests of the member firms of the PricewaterhouseCoopers global network of firms;

            (viii) (a) by the Territory, if PwCIL or LuxCo breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 4.2(ii) or Section 4.2(iii) and (y) cannot be or has not been cured within 30 days following delivery by the Territory of written notice of such breach or failure to perform or (b) by PwCIL or LuxCo, if the Territory or Sub breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 4.1(ii) or Section 4.1(iii) and (2) cannot be or has not been cured within 30 days following delivery by PwCIL or LuxCo (as applicable) of written notice of such breach or failure to perform; or

            (b) by either the Territory, PwCIL or LuxCo if any Injunction granting any of the relief set forth in Section 4.1(iv) shall be in effect and shall have become a final non-appealable order, decree or ruling; provided that the party seeking to terminate this Agreement pursuant to this clause shall have used reasonable best efforts to prevent the entry of and to remove such Injunction.

            SECTION 12.2. Other Transaction Agreements; Material to Be Returned.
(a) In the event that this Agreement is terminated by the Territory, PwCIL or LuxCo pursuant to Section 12.1, the transactions contemplated by the Transaction Agreements shall be terminated, without further action by any party hereto, and each of the Territory, PwCIL and LuxCo shall immediately enter into, or cause its relevant Affiliates to enter into, written consents to terminate each of the Other Transaction Agreements as to the Territory.

            (b) Furthermore, in the event that this Agreement is terminated as provided herein:

            (i) PwCIL and LuxCo shall return all documents and other material received from the Territory, Sub or their respective Subsidiaries or any of their respective Representatives relating to the Consulting Business or the transactions contemplated by the Transaction Agreements, whether obtained before or after the execution of this Agreement, to the Territory or, at its option, destroy such documents and material; and

            (ii) the Territory and Sub shall return all documents and other material received from PwCIL or LuxCo or their respective Subsidiaries or any of their Representatives relating to PwCIL, LuxCo or the transactions contemplated by the Transaction Agreements, whether obtained before or after the execution of this Agreement, to PwCIL or LuxCo, as applicable, or at their respective options, destroy such documents and material.

            SECTION 12.3. Effect of Termination. Upon the termination hereof, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.11 relating to special provisions in the event of a failure to consummate the Closing, (ii) Section 7.3 relating to confidentiality, (iii) Section 9.2 relating to publicity, (iv) Section 7.6 relating to certain expenses, (v) this Article XII and (vi) Article XIII. Nothing in this Article XII shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement. It is understood and agreed that nothing in this Section 12.3 shall be deemed to constitute a waiver by PwCIL of any rights or powers it possesses under the Regulations of PwCIL or otherwise to cause any member or network firm in the PricewaterhouseCoopers global network of firms to comply with the SEC Independence Rules and the rules and regulations thereunder.

                                  ARTICLE XIII

                                  Miscellaneous

            SECTION 13.1. Assignment. Subject to Section 10.4(b), neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by any party (including, without limitation, by operation of law) without the prior written consent of the other parties hereto (other than as contemplated by Section 2.3), and any assignment or transfer without such consent shall be null and void and of no effect; provided, however, that no assignment shall limit the assignor's obligations hereunder.

            SECTION 13.2. No Third Party Beneficiaries. Except as provided in
Article XI, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder, whether as third party beneficiaries or otherwise.

            SECTION 13.3. Amendments. This Agreement may be amended by the parties hereto at any time, whether before or after the Local Partner Approval and International Partner Approval have been obtained; provided, however, that after the Local Partner Approval has been obtained, there shall be made no amendment that by law requires further approval by the Partners of the Territory without the further approval of such Partners. No amendment to this Agreement or to any Other Transaction Agreement shall be effective unless it shall be in writing and signed by the Territory, PwCIL and LuxCo; provided, that PwCIL may amend, modify or supplement Exhibits E, G-1, G-2, H and I and Schedule 2.2(c)(i) at any time prior to the IPO Closing Date in its sole discretion; and, provided further, that any such amendment, modification or supplement to this Agreement effected by PwCIL pursuant to the immediately preceding proviso shall be effective only if (i) in the event such amendment, modification or supplement materially and adversely affects the Territory, such amendment, modification or supplement shall have been approved by at least 75% of the members of the Global Board of PwCIL, and (ii) except for any changes with respect to the Global Prior Charge Amounts or Pension Hole Amounts, such amendment, modification or supplement shall burden each Rollup Territory substantially equivalently. The Territory, LuxCo and PwCIL each acknowledge and agree that PwCIL will have the exclusive right to set, and subsequently modify, the pricing per share set forth in the Underwriting Agreement upon the approval of at least 75% of the members of the PwCIL Global Board.

            SECTION 13.4. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

            SECTION 13.5. Waivers. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. None of the Transaction Agreements (or any provision thereof) may be waived except pursuant to a writing executed by the waiving party. In the event that the Closing shall not have occurred on the IPO Closing Date, the waiver of any covenant, condition or other obligation of the Territory after the IPO Closing Date shall require the consent of each of LuxCo and PwCIL; provided, however, that the foregoing shall not apply to the provisions of Section 7.11.

            SECTION 13.6. No Survival of Representations. The representations and warranties in the Transaction Agreements shall terminate on the Closing Date, and no party hereto shall have liability therefor at any time on or after the Closing Date.

            SECTION 13.7. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 13.7):

            (i) if to LuxCo:

                     PwC Consulting SCA
                     c/o PricewaterhouseCoopers LLP
                     1301 Avenue of the Americas
                     New York, NY 10019
                     Attention:  Ronald Hauben
                     Facsimile:  (646) 394-6772

            with copies to:

                     Cravath, Swaine & Moore
                     825 Eighth Avenue
                     New York, NY 10019
                     Attention:  James C. Woolery
                     Fax:  (212) 474-3700

            (ii) if to PwCIL:

                     PricewaterhouseCoopers International Limited
                     1301 Avenue of the Americas
                     New York, NY 10019
                     Attention:  Lawrence W. Keeshan
                     Facsimile:  (646) 471-6971

            with copies to:

                     Cravath, Swaine & Moore
                     825 Eighth Avenue
                     New York, NY 10019
                     Attention:  James C. Woolery
                     Fax:  (212) 474-3700

            (iii) if to the Territory:

                     [                     ]
                     [                     ]
                     [                     ]
                     Attention:  [                     ]
                     Facsimile:  [                     ]
            with copies to:

                     [                     ]
                     [                     ]
                     [                     ]
                     Attention: [                     ]
                     Fax: [                     ]

            SECTION 13.8. Exhibits and Schedules; Interpretation. The headings contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. In the event of any conflict or inconsistency between this Agreement and the Local Structure Term Sheet, this Agreement shall govern unless the conflicting provision in the Local Structure Term Sheet expressly refers to such conflict or inconsistency and expressly states that such provision shall govern.

            SECTION 13.9. Counterparts. This Agreement may be executed in one or more counterparts (including, without limitation, by facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

            SECTION 13.10. Entire Agreement. The Transaction Agreements, including, without limitation, the schedules, exhibits, annexes and attachments thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.

            SECTION 13.11. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

            SECTION 13.12. Consent to Jurisdiction; Reference to Arbitration.
(a) Each of PwCIL and LuxCo irrevocably submits, and each of the Territory and the Noncompete Parties irrevocably submits, and agrees to cause each of their respective Subsidiaries to irrevocably submit to the exclusive jurisdiction of
(i) the state courts of New York, and (ii) the Federal courts located in the State of New York, for the purposes of any suit, action or other proceeding to compel arbitration pursuant to paragraph (b) below or to enforce any award determined in accordance with paragraph (b) below (and each agrees that no such action, suit or proceeding relating to the foregoing shall be brought by it or any of its Subsidiaries except in such courts). Each of PwCIL and LuxCo further agrees, and each of the Territory and the Noncompete Parties further agrees, and agrees to cause their respective Subsidiaries to agree, that service of any process, summons, notice or document by U.S. registered mail to such person's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of PwCIL and LuxCo irrevocably and unconditionally waives (and agrees not to plead or claim), and each of the Territory and the Noncompete Parties irrevocably and unconditionally waives (and agrees not to plead or claim), and agrees to cause their respective Subsidiaries to irrevocably waive, any objection to the laying of venue of any action, suit or proceeding arising out of the Transaction Agreements or the transactions contemplated thereby in (i) the state courts of New York located in the Borough of Manhattan or (ii) the Federal courts located in the State of New York in the Borough of Manhattan or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            (b) Except as provided for in Section 3.2, Section 9.12 and Article X hereof, if a dispute among the parties hereto arises out of or arises in connection with the Transaction Agreements or the transactions contemplated thereby, the parties hereto agree that they will first attempt to settle any such dispute through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve such dispute. Prior to taking action as provided elsewhere in this Section 13.12(b), and on the terms and procedures described on the Local Structure Term Sheet, the parties hereto shall first submit such dispute to an appropriate corporate officer or partner of each party to the dispute for resolution, and if such corporate officers and partners are unable to resolve such dispute, either party to the dispute may request that their respective chief executive officers, or their respective delegees, attempt to resolve such dispute. The officers or delegees to whom any such claim or controversy is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed 30 days in the aggregate unless otherwise agreed. Such 30 day period shall be deemed to commence on the date of a notice from any party describing the particular dispute. Where the Local Structure Term Sheet provides for "fast track" arbitration or mediation procedures, any disputes among the parties relating to
Section 9.6 of this Agreement shall also be subject to the "fast track" arbitration or mediation provisions described in the Local Structure Term Sheet. Except as otherwise expressly provided in any Transaction Agreement, any and all disputes among the parties hereto arising out of or in connection with the Transaction Agreements or the transactions contemplated thereby (including, without limitation, the validity, scope and enforceability of this

Section 13.12(b)), which cannot be settled amicably pursuant to foregoing, shall be finally settled by arbitration pursuant to the then-existing Rules of Arbitration of the International Chamber of Commerce before a single arbitrator, subject to the following:

            (i) The seat of the arbitration shall be England. However, hearings may be held in New York, London or Geneva, as the party or parties against whom the arbitration is sought shall specify or agree (as the case may be) or, in the absence of such specification or agreement within 15 days of the request for arbitration, the arbitrator shall decide.

            (ii) The parties to the dispute may select an arbitrator who is a national of the same country as one of the parties. If the parties to the dispute fail to agree on the selection of an arbitrator within 15 days from the date on which the request for arbitration was notified to the other parties to the dispute, any party to the dispute may apply to the International Chamber of Commerce to make the appointment.

            (iii) The parties shall use reasonable best efforts to ensure that such arbitration proceedings are conducted expeditiously and acknowledge that the arbitrator appointed shall have the power to issue procedural directions for such purposes.

            (iv) In the event that the International Chamber of Commerce appoints an arbitrator pursuant to paragraph (ii) above, any party to the arbitration shall have the right to challenge the individual appointed on the grounds that such individual is a competitor of any of the parties, provided that such challenge is made within 15 days of the International Chamber of Commerce notifying such appointment. The challenging party shall give reasons for its challenge to the proposed arbitrator. The International Chamber of Commerce Court shall have the final decision as to whether the individual concerned is in fact a competitor.

            (v) The arbitrator shall conduct the proceedings in the English language. The arbitrator shall decide in accordance with the terms of the relevant Transaction Agreement, after taking into account the customs and usage of the profession applicable to the transaction.

            (vi) The arbitrator shall have the power, if requested by any party to any arbitral proceedings under this Section 13.12(b), to order those proceedings to be consolidated with any other arbitral proceedings arising out of or in connection with the Transaction Agreements. The arbitrator may also order that concurrent hearings of such proceedings be held. The parties shall comply with any such order for consolidation or joinder and the arbitrator shall have the power to make a single award in respect of any number of arbitral proceedings which have been so consolidated or joined. The parties shall not seek to challenge any award so rendered on the grounds that they were not a party to the arbitration or arbitrations under which the award was made.

            (vii) Other than with respect to compelling arbitration pursuant to this Section 13.12(b) or with respect to enforcing any award determined in accordance with this Section 13.12(b), the parties hereto renounce all recourse to litigation to the extent not inconsistent with applicable law and acknowledge that the award of the arbitrator shall be final and that neither the procedures followed by the arbitrator nor the award shall be subject to review by any court (including, without limitation, on any question of law arising out of the award), except as may otherwise be required by applicable law. Judgment with respect to any award may be entered in any court having jurisdiction over the parties hereto, any such other parties or their assets.

            (viii) Performance by the parties hereto under the Transaction Agreements shall continue if reasonably possible during any disagreement or arbitration proceedings and no amounts payable to any party thereunder shall be withheld on account of such disagreement or proceedings, provided that if the payment of such amounts is the subject of disagreement or arbitration, any of such parties may discharge their obligations hereunder or thereunder by making payment into an interest-bearing escrow account to be established for such purpose. Upon the resolution of the dispute, such escrowed amounts, plus the applicable proportionate amount of accrued interest, shall be disbursed in accordance with the decision of the arbitrator.

            (c) Each party hereto waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Agreement for any special, exemplary, lost profits, punitive or consequential damages.

            (d) If this Section 13.12 is found to be a separate agreement, then
Section 13.13 shall be deemed to be incorporated herein.

            SECTION 13.13. Governing Law. This Agreement, and any disputes arising hereunder or controversies related hereto, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the laws that might otherwise govern under applicable principles of conflict of laws thereof.

            IN WITNESS WHEREOF, the parties have caused this Rollup Agreement to be executed by their duly authorized officers or have executed this Rollup Agreement, as applicable, as of the date first above written.

                                        [LOCAL FIRM],

                                            by
                                               ---------------------------------
                                               Name:
                                               Title:



                                        PRICEWATERHOUSECOOPERS
                                        INTERNATIONAL LIMITED,

                                            by
                                               ---------------------------------
                                               Name:
                                               Title:



                                        PwC CONSULTING SCA,

                                            by
                                               ---------------------------------
                                               Name:
                                               Title:



                                        [NONCOMPETE PARTY], as a
                                        Noncompete Party,

                                            by
                                               ---------------------------------
                                               Name:
                                               Title:

                                                             Schedule 2.2(b)(ii)

The following sets forth the operations of Section 2.2(b) and Section 2.2(d) in a hypothetical situation. Assume the following:

                                     NET BOOK                          TERRITORY        CONSULTING
                                       VALUE                             SHARE         PARTNER SHARE
                 GLOBAL PRIOR      (PER BALANCE     PENSION HOLE     CONSIDERATION     CONSIDERATION
                CHARGES AMOUNT        SHEETS)          AMOUNT         PERCENTAGE        PERCENTAGE
Territory A          $100              $250             $100              50                60
Territory B          $ 50              $100             $ 50              35                30
Territory C          $ 25              $ 50             $ 25              15                10

Further assume that the number of BermudaCo, LuxCo and Exchangeable Shares to be issued to the three territories is 1,000, and that the per-BermudaCo Share price in the Underwriting Agreement is $5. "Share Consideration" is defined as Territory Share Consideration plus Consulting Partner Share Consideration. By operation of the definition of "Territory Share Consideration", the territories would first receive the following number of shares in respect of their respective Global Prior Charges:

Territory A                                          20
Territory B                                          10
Territory C                                           5

965 shares remain to be distributed. Next, the territories would receive the following number of shares in respect of their respective net book value (calculated consistent with the preparation of the Balance Sheets, whether or not doing so is in accordance with U.S. GAAP):

Territory A                                          50
Territory B                                          20
Territory C                                          10

885 shares remain to be distributed. Next, the Territories would receive the following number of shares in respect of their respective Pension Hole Amounts:

Territory A                                          20
Territory B                                          10
Territory C                                           5

850 shares remain to be distributed. The Territory Adjusted Global Rollup Share Amount would be calculated as follows:

Global Rollup Share Amount:                             1000 shares
                                                    *     75%
                                                       -----
                                                         750 shares
Total Global Prior Charge adjustment                -     35
                                                       -----
                                                         715 shares
Total Net Book Value adjustment                     -     80
                                                       -----
                                                         635 shares

The Territory Share Consideration would therefore be as follows:

Territory A:                    20 shares (Global Prior Charges)
                         +      50 shares (Net Book Value)
                         ----------------
                                70 shares
                         +     635 * 50%  =317.5 shares
                             387.5 shares

Territory B:                    10 shares (Global Prior Charges)
                         +      20 shares (Net Book Value)
                         ----------------
                                30 shares
                         +     635 * 35%  =222.25 shares
                            252.25 shares

Territory C:                     5 shares (Global Prior Charges)
                         +      10 shares (Net Book Value)
                         ----------------
                                15 shares
                         +     635 * 15%  =95.25 shares
                            110.25 shares

The Consulting Partner Adjusted Global Rollup Share Amount would be calculated as follows:

Global Rollup Share Amount:                             1000 shares
                                                    *     25%
                                                       -----
                                                         250 shares

Total Pension Hole Amount adjustment                -     35
                                                       -----
                                                         215 shares

The Consulting Partner Share Consideration would be calculated as follows:

Territory A:                   20 shares  (Pension Hole Amount)
                         +    215 * 60%   = 129 shares
                         -----------------------------
                              149 shares

Territory B:                   10 shares  (Pension Hole Amount)
                         +    215 * 30%   = 64.5 shares
                         ----------------------------
                             74.5 shares

Territory C:                    5 shares  (Pension Hole Amount)
                         +    215 * 10%   = 21.5 shares
                         ----------------------------
                             26.5 shares

                                                             Schedule 2.2(c)(ii)

The following sets forth the operation of Section 2.2(c) in a hypothetical situation. Assume the following:

                                  TERRITORY SHARE             CONSULTING PARTNER
                                   CONSIDERATION             SHARE CONSIDERATION
                                    PERCENTAGE                    PERCENTAGE
Territory A:                            50                             40
Territory B:                            20                             30
Territory C:                            10                             10
Territory D:                            10                             10
Territory E.                            10                             10

Further assume that, prior to the IPO Closing Date, Territory E fails to comply with Section 7.7 by the time prescribed therein. The Board of PwCIL then terminates the rollup agreement with respect to Territory E, and makes a Final Non-Participation Determination with respect to such territory. Pursuant to the calculation set forth in the first paragraph of Section 2.2(c), the number of shares issuable (after adjustments) to each remaining Rollup Territory on the Closing Date would be equal to the Territory Adjusted Global Rollup Share Amount and the Consulting Partner Adjusted Global Rollup Share Amount (as applicable) multiplied by the following fractions:

                              TERRITORY SHARE             CONSULTING PARTNER
                               CONSIDERATION             SHARE CONSIDERATION
Territory A:                       50/90                        40/90
Territory B:                       20/90                        30/90
Territory C:                       10/90                        10/90
Territory D:                       10/90                        10/90

Further assume that Territories B, C and D fail to consummate their respective rollup transactions on the IPO Closing Date. The Board of PwCIL makes a Final Non-Participation Determination with respect to Territory D, but not Territories B or C. The number of shares issuable (after adjustments) to Territory A on the Closing Date would therefore be equal to the Territory Adjusted Global Rollup Share Amount and the

Consulting Partner Adjusted Global Rollup Share Amount (as applicable), multiplied by the following fraction:

                                  TERRITORY SHARE             CONSULTING PARTNER
                                   CONSIDERATION             SHARE CONSIDERATION
Territory A                             50/80                         40/80

Territory B's shares after adjustments, equal to the Territory Adjusted Global Rollup Share Amount multiplied by 20/80 and the Consulting Partner Adjusted Global Rollup Share Amount multiplied by 30/80, and Territory C's shares after adjustments, equal to the Global Rollup Share Amount multiplied by 10/80 and the Consulting Partner Adjusted Global Rollup Share Amount multiplied by 10/80, would be reserved for issuance on the consummation of a subsequent rollup transaction. On the one-year anniversary of the IPO Closing Date, Territory B consummates a rollup transaction, but Territory C does not. A Final Non-Participation Determination with respect to Territory C is thereby deemed made. The shares issuable after adjustments to Territory B on the consummation of the rollup transaction for Territory B would be equal to the Territory Adjusted Global Rollup Share Amount multiplied by 20/80 and the Consulting Partner Adjusted Global Rollup Share Amount multiplied by 30/80.